    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 2000


                                                      REGISTRATION NO. 333-43192
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2


                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              PDF SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7379                                25-1701361
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                     333 WEST SAN CARLOS STREET, SUITE 700
                               SAN JOSE, CA 95110
                                 (408) 280-7900
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                                JOHN K. KIBARIAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           333 WEST SAN CARLOS STREET
                                   SUITE 700
                               SAN JOSE, CA 95110
                                 (408) 280-7900
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                  PETER COHN                                 MARK A. BERTELSEN
                LOWELL D. NESS                                 JOSE F. MACIAS
              M. ELISE ALEXANDER                              BURKE F. NORTON
      ORRICK, HERRINGTON & SUTCLIFFE LLP                      ELISE M. BRINCK
               1020 MARSH ROAD                        WILSON SONSINI GOODRICH & ROSATI
             MENLO PARK, CA 94025                         PROFESSIONAL CORPORATION
                (650) 614-7400                               650 PAGE MILL ROAD
                                                            PALO ALTO, CA 94304
                                                               (650) 493-9300

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 11, 2000


                                5,000,000 Shares

                           [PDF Solutions, Inc. Logo]

                                  Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $10.00 and $12.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "PDFS."

     The underwriters have an option to purchase a maximum of 750,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                                     UNDERWRITING
                                                        PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                         PUBLIC       COMMISSIONS    PDF SOLUTIONS
                                                       -----------   -------------   -------------
Per Share............................................       $                   $               $
Total................................................  $              $               $

     Delivery of the shares of common stock will be made on or about           ,
2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                                      LEHMAN BROTHERS

                                                           DAIN RAUSCHER WESSELS

           The date of this prospectus is                     , 2000.

                              [INSIDE FRONT COVER]

                                [COLOR ARTWORK]


         [The artwork depicts a bridge between IC design and manufacturing.]

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    3
RISK FACTORS..........................    6
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................   15
USE OF PROCEEDS.......................   16
DIVIDEND POLICY.......................   16
CAPITALIZATION........................   17
DILUTION..............................   18
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   19
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   21
BUSINESS..............................   29



                                        PAGE
                                        ----
MANAGEMENT............................   39
RELATED-PARTY TRANSACTIONS............   49
PRINCIPAL STOCKHOLDERS................   51
DESCRIPTION OF CAPITAL STOCK..........   54
SHARES ELIGIBLE FOR FUTURE SALE.......   56
UNDERWRITING..........................   58
NOTICE TO CANADIAN RESIDENTS..........   61
LEGAL MATTERS.........................   62
EXPERTS...............................   62
WHERE TO FIND ADDITIONAL
  INFORMATION.........................   62
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................  F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. Unless otherwise stated, information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                              PDF SOLUTIONS, INC.

     Our comprehensive technologies and services enable semiconductor companies to improve yield and performance of manufactured integrated circuits by providing infrastructure to integrate the design and manufacturing processes. We believe that our solutions can significantly improve a semiconductor company's time to market, the rate at which yield improves and product profitability. To date, we have sold our technologies and services to, and established ongoing relationships with, key integrated device manufacturers such as Toshiba Corporation, Sony Corporation, Conexant Systems, Inc., Philips Semiconductor and Texas Instruments Incorporated.

     Customers for electronic products continue to demand new applications with more power, reduced cost and smaller size. This leads semiconductor companies to adopt diverse new technologies for integrated circuits, or ICs. At the same time, they face dramatically compressed product life cycles. This has reduced the time for semiconductor companies to successfully bring a product to market in high volumes to achieve dominant market share and high-margin revenues. In the current environment, semiconductor companies have encountered significant challenges in their attempt to achieve competitive yields and optimize performance, which are critical drivers of IC companies' financial results. Disaggregation of the semiconductor industry into several separate specialized organizations and entities has further complicated IC companies' ability to maximize yield and optimize performance by fragmenting design and manufacturing process knowledge. The combination of these factors has left a gap between the design of an IC and its manufacture. We call this gap the design-to-silicon yield gap.

     We provide comprehensive silicon infrastructure technologies and services to address and bridge the design-to-silicon yield gap. Our offerings combine proprietary manufacturing process simulation, IC yield and performance modeling software, comprehensive test chips, proven yield and performance enhancement methodologies, and professional services. Our technologies and services drive design and manufacturing changes that enable our customers to improve IC yield and performance earlier in product life cycles, thereby enabling our customers to simultaneously generate additional revenue and reduce costs. The result of implementing our solutions is the creation of value that can be measured based on improvements to our customers' actual IC yield and performance. We seek to align our financial interests with our customers' business results. Through an innovative approach that we call gain share, we receive revenue that varies based on the value we create for our customers. To date, we have determined this value based on the demonstrated yield and performance improvements our customers realize on specific products or processes. As a result, our recurring revenues scale to the extent our customers continue to realize these improvements.

     Our objective is to provide the industry standard in design-to-silicon yield solutions. To achieve this objective, we intend to leverage our results-based gain share model to deepen our relationships with our customers and rapidly generate market-driven improvements to our solutions. In addition, we intend to focus our solutions on key high-volume, high-growth IC product segments. We will also seek to extend and enhance our relationships with leading companies at key stages of the design-to-silicon process, thereby increasing our insight into future industry needs, and increasing industry awareness of our solutions. We intend to continue expanding our research and development efforts, and to selectively acquire complementary businesses and technologies to increase the scope of our solutions. Further, we plan to expand geographically to gain access to international engineering talent and to maintain proximity to our expanding customer base.

     We have a limited operating history. As of June 30, 2000, our accumulated deficit was $2.6 million. For the years ended December 31, 1997, 1998 and 1999, our net losses were approximately $268,000, $404,000 and $145,000, respectively. For the six months ended June 30, 1999 and 2000, our net losses were approximately $183,000 and $1.8 million, respectively. We expect our spending to continue to exceed our revenue as we expand our business.


     We were incorporated in Pennsylvania in November 1992. We reincorporated in California in November 1995 and will reincorporate in Delaware in October 2000. Our principal executive office is located at 333 West San Carlos Street, Suite 700, San Jose, CA 95110. Our telephone number at that location is (408) 280-7900. Our Internet address on the world wide web is http://www.pdf.com. Information on our web site does not constitute part of this prospectus.


                                  THE OFFERING


Common stock offered................     5,000,000 shares
Common stock to be outstanding after
this offering.......................     29,348,194 shares
Use of proceeds.....................     For general corporate purposes,
                                         including working capital, and
                                         repayment of indebtedness. See "Use of
                                         Proceeds."

Proposed Nasdaq National Market
symbol..............................     PDFS

     The number of shares to be outstanding after this offering is based on:

     - 15,071,879 shares of our common stock outstanding on June 30, 2000;

     - automatic conversion of all Series A preferred stock outstanding on June 30, 2000 into 8,750,000 shares of our common stock upon completion of this offering; and

     - automatic conversion of all Series B preferred stock issued on August 4, 2000 into 526,315 shares of our common stock upon completion of this offering.

     The number of shares to be outstanding after this offering excludes:

     - 1,236,744 shares issuable upon exercise of stock options and stock purchase rights outstanding on June 30, 2000 at a weighted average exercise price of $1.53 per share;

     - 2,740,572 shares reserved under our 1997 stock plan as of June 30, 2000 and available for grant prior to completion of this offering; and

     - 3,300,000 shares reserved under our 2000 stock plans and available for grant following completion of this offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     SIX MONTHS
                                                       YEAR ENDED DECEMBER 31,     ENDED JUNE 30,
                                                      -------------------------   ----------------
                                                       1997     1998     1999      1999     2000
                                                      ------   ------   -------   ------   -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenue.......................................  $2,621   $6,227   $11,824   $5,334   $ 8,276
Total costs and expenses............................   3,019    6,417    11,541    5,268     9,865
Income (loss) from operations.......................    (398)    (190)      283       66    (1,589)
Net loss............................................    (268)    (404)     (145)    (183)   (1,821)
Net loss per share -- basic and diluted.............  $(0.04)  $(0.05)  $ (0.02)  $(0.02)  $ (0.17)
Shares used in computing basic and diluted net loss
  per share.........................................   6,152    7,416     9,128    8,576    10,474
Pro forma net loss per share -- basic and diluted...                    $ (0.01)           $ (0.09)
Shares used in computing pro forma basic and diluted
  net loss per share................................                     17,878             19,224

                                                                         JUNE 30, 2000
                                                           -----------------------------------------
                                                                                          PRO FORMA
                                                             ACTUAL        PRO FORMA     AS ADJUSTED
                                                           -----------    -----------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................    $1,443         $ 6,403        $55,148
Working capital..........................................       434           5,394         54,139
Total assets.............................................     9,093          14,053         62,798
Long-term obligations, less current portion..............        54              54             54
Convertible preferred stock..............................     3,497              --             --
Total shareholders' equity (deficiency)..................      (419)          8,038         57,778

---------------
     See Notes 1 and 8 of Notes to Consolidated Financial Statements for an explanation of the determination of the amounts used in computing net loss per share and pro forma net loss per share amounts. See also Note 12 of Notes to Consolidated Financial Statements for the pro forma effects resulting from the sale, issuance and assumed conversion of the Series B preferred stock.

     The pro forma balance sheet data above gives effect to receipt of the net proceeds from our sale of 526,315 shares of Series B preferred stock on August 4, 2000 and reflects the conversion of all shares of our preferred stock into 9,276,315 shares of common stock automatically upon completion of this offering.

     The pro forma as adjusted balance sheet data gives effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock in this offering.

                         RISKS RELATING TO OUR BUSINESS

IF SEMICONDUCTOR DESIGNERS AND MANUFACTURERS DO NOT ADOPT OUR DESIGN-TO-SILICON YIELD SOLUTIONS, WE MAY BE UNABLE TO INCREASE OR MAINTAIN OUR REVENUE.

     If semiconductor designers and manufacturers do not adopt our design-to-silicon yield solutions, our revenue could decline. To date, we have worked with a limited number of semiconductor companies on a limited number of integrated circuit, or IC, products and processes. To be successful, we will need to enter into agreements covering a larger number of IC products and processes with existing customers and new customers. Our existing customers are large integrated device manufacturers, or IDMs. We will need to target as new customers additional IDMs, as well as semiconductor companies in different segments of the semiconductor market, such as fabless semiconductor companies, foundries and system manufacturers. Factors that may limit adoption of our design-to-silicon yield solutions by semiconductor companies include:

     - our customers may fail to achieve satisfactory yield improvements using our design-to-silicon yield solutions;

     - the industry may develop alternative methods to enhance the integration between the semiconductor design and manufacturing processes due to a rapidly evolving market and the likely emergence of new technologies;

     - our existing and potential customers may be reluctant to understand and accept our innovative gain share fee component, which is a variable fee based on improvements in our customers' yields;

     - semiconductor companies may not use our design-to-silicon yield solutions if there is a decrease in demand for semiconductors generally or if the demand for deep submicron semiconductors fails to grow as rapidly as expected; and

     - customers may be concerned about our ability to keep highly competitive information confidential.

OUR EARNINGS PER SHARE AND OTHER KEY OPERATING RESULTS MAY BE UNUSUALLY HIGH IN A GIVEN QUARTER, THEREBY RAISING INVESTORS' EXPECTATIONS, AND THEN UNUSUALLY LOW IN THE NEXT QUARTER, THEREBY DISAPPOINTING INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO DROP.

     Historically, our quarterly operating results have fluctuated. Our future quarterly operating results will likely fluctuate from time to time and may not meet the expectations of securities analysts and investors in some future period. The price of our common stock could decline due to such fluctuations. The following factors may cause significant fluctuations in our future quarterly operating results:

     - the size and timing of sales volumes achieved by our customers' products;

     - the loss of any of our large customers;

     - the size of improvements in our customers' yield and the timing of agreement as to those improvements;

     - our long and variable sales cycle;

     - changes in the mix of our revenue;

     - changes in the level of our operating expenses needed to support our projected growth; and

     - delays in completing solution implementations for our customers.

OUR RECENT ADOPTION OF A NOVEL AND UNPROVEN BUSINESS MODEL MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

     Since we recently adopted our current business model, we do not have a long history of operating results on which you can base your evaluation of our business. In 1998, we began selling software, services and other technologies together as a design-to-silicon yield solution for the first time. Because we have not demonstrated our ability to generate significant revenue, our business model is unproven, especially with respect to gain share fees, which we expect will constitute a significant portion of our revenue for the foreseeable future. In the past, we generally earned fixed fees for the separate sale of our software, services and other technologies. Under our new business model, we are selling these items together as a package and charging both a fixed fee and a variable fee based on demonstrated improvements in our customers' yields, which we call gain share. Our existing and potential customers may resist this approach and may seek to limit or restrict our gain share fees. As a result, it will be difficult for financial markets analysts and investors to evaluate our future prospects.

OUR GAIN SHARE REVENUE IS LARGELY DEPENDENT ON THE VOLUME OF ICS OUR CUSTOMERS ARE ABLE TO SELL TO THEIR CUSTOMERS, WHICH IS OUTSIDE OUR CONTROL.

     Our gain share revenue for a particular product is largely determined by the volume of that product our customer is able to sell to its customers, which is outside of our control. We have limited ability to predict the success or failure of our customer's IC products. We may commit a significant amount of time and resources to a customer who is ultimately unable to sell as many units as we had anticipated when contracting with them. Since we currently work on a small number of large projects, any product that does not achieve commercial viability could significantly reduce our revenue and results of operations below expectations. In addition, if we work with two directly competitive products, volume in one may offset volume, and any of our related gain share, in the other product.

GAIN SHARE MEASUREMENT REQUIRES DATA COLLECTION AND IS SUBJECT TO CUSTOMER AGREEMENT, WHICH CAN RESULT IN UNCERTAINTY AND CAUSE QUARTERLY RESULTS TO FLUCTUATE.

     We can only recognize gain share revenue once we have reached agreement with our customers on their level of yield performance improvements. Because measuring the amount of yield improvement is inherently complicated and dependent on our customers' internal information systems, there may be uncertainty as to some components of measurement. This could result in our recognition of less revenue than expected. In addition, any delay in measuring gain share could cause all of the associated revenue to be delayed until the next quarter. Since we currently have only a few large customers and we are relying on gain share as a significant component of our total revenue, any delay could significantly harm our quarterly results.

CHANGES IN THE STRUCTURE OF OUR CUSTOMER CONTRACTS, PARTICULARLY THE MIX BETWEEN FIXED AND VARIABLE REVENUE, CAN ADVERSELY AFFECT THE SIZE AND TIMING OF OUR TOTAL REVENUE.

     Our success is largely dependent upon our ability to structure our future customer contracts to include a larger gain share component relative to the fixed fee component. If we are successful in increasing the gain share component of our customer contracts, we will experience an adverse impact on our operating results in the short term as we reduce the fixed fee component, which we typically recognize earlier than gain share fees. In addition, by increasing the gain share component, we increase the variability of our revenue, and therefore increase the risk that our total future revenue will be lower than expected and fluctuate significantly from period to period.

WE GENERATE VIRTUALLY ALL OF OUR TOTAL REVENUE FROM A LIMITED NUMBER OF CUSTOMERS, SO THE LOSS OF ANY ONE OF THESE CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUE AND RESULTS OF OPERATIONS BELOW EXPECTATIONS.

     Historically, we have had a small number of large customers and we expect this to continue in the near term. In the six months ended June 30, 2000, four customers accounted for 94% of our total revenue, with Toshiba representing 34%, Sony representing 34%, Conexant representing 15% and Philips representing 11%. The loss of any one customer could significantly reduce our total revenue below expectations. In particular, such a loss could cause significant fluctuations in results of operations due to our expenses being fixed in the short term, the fact that it takes us a long time to replace customers and because any offsetting gain share revenue from new customers would not begin to be recognized until much later.

IT TYPICALLY TAKES US A LONG TIME TO SELL OUR NOVEL SOLUTIONS TO NEW CUSTOMERS, WHICH CAN RESULT IN UNCERTAINTY AND DELAYS IN GENERATING ADDITIONAL REVENUE.

     Because our gain share business model is novel and our design-to-silicon yield solutions are unfamiliar, our sales cycle is lengthy and requires a significant amount of our senior management's time and effort. Furthermore, we need to target those individuals within a customer's organization who have overall responsibility for the profitability of an IC. These individuals tend to be senior management or executive officers. We may face difficulty identifying and establishing contact with such individuals. We typically send one or more of our senior executives and several engineers to meet with a prospective customer. Even after initial acceptance, due to the complexity of structuring the gain share component, the negotiation and documentation processes can be lengthy. It can take six months or more to reach a signed contract with a customer. Unexpected delays in our sales cycle could cause our revenue to fall short of expectations.

WE HAVE A HISTORY OF LOSSES, WE EXPECT TO INCUR LOSSES IN THE FUTURE AND WE MAY BE UNABLE TO ACHIEVE OR SUBSEQUENTLY MAINTAIN PROFITABILITY.

     We may not achieve or subsequently maintain profitability if our revenue increases more slowly than we expect or not at all. In addition, virtually all of our operating expenses are fixed in the short term, so any shortfall in anticipated revenue in a given period could significantly reduce our operating results below expectations. Our accumulated deficit was $2.6 million as of June 30, 2000. We expect to continue to incur significant expenses in connection with:

     - increased funding for research and development;

     - expansion of our solution implementation teams;

     - expansion of our sales and marketing efforts; and

     - additional non-cash charges relating to amortization of intangibles and deferred stock compensation.

     As a result, we will need to significantly increase revenue to achieve and maintain profitability. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of these factors could cause our stock price to decline.

WE MUST CONTINUALLY ATTRACT AND RETAIN HIGHLY TALENTED EXECUTIVES, ENGINEERS AND RESEARCH AND DEVELOPMENT PERSONNEL OR WE WILL BE UNABLE TO EXPAND OUR BUSINESS AS PLANNED.

     We will need to continue to hire highly talented executives, engineers and research and development personnel to support our planned growth. We have experienced, and we expect to continue to experience, delays and limitations in hiring and retaining highly skilled individuals with appropriate qualifications. We intend to continue to hire foreign nationals, particularly as we expand our operations internationally. We have had, and expect to continue to have, difficulty in obtaining visas permitting entry into the United States, for several of our key personnel, which disrupts our ability to strategically locate our personnel. In addition, we have a number of openings for key executive positions, including a Vice President of Marketing and additional Vice Presidents of Client Services, that we will need to fill in order to successfully execute our business strategy. We may have difficulty recruiting these executives or integrating them into our existing management team. If we lose the services of any of our key executives or a significant number of our engineers, it could disrupt our ability to implement our business strategy.

Competition for executives and qualified engineers is intense, especially in Silicon Valley where we are principally based.

IF OUR DESIGN-TO-SILICON YIELD SOLUTIONS FAIL TO KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGES IN THE SEMICONDUCTOR INDUSTRY, WE COULD LOSE CUSTOMERS AND REVENUE.

     We must continually devote significant engineering resources to enable us to keep up with the rapidly evolving technologies and equipment used in the semiconductor design and manufacturing processes. These innovations are inherently complex and require long development cycles. Not only do we need the technical expertise to implement the changes necessary to keep our technologies current, we also rely heavily on the judgment of our advisors and management to anticipate future market trends. Our customers expect us to stay ahead of the technology curve and expect that our design-to-silicon yield solutions will support any new design or manufacturing processes or materials as soon as they are deployed. If we are not able to timely predict industry changes, or if we are unable to modify our design-to-silicon yield solutions on a timely basis, our existing solutions will be rendered obsolete and we may lose customers. If we do not keep pace with technology, our existing and potential customers may choose to develop their own solutions internally as an alternative to ours, and we could lose market share to competitors, which could adversely affect our operating results.

WE INTEND TO PURSUE ADDITIONAL STRATEGIC RELATIONSHIPS, WHICH ARE NECESSARY TO MAXIMIZE OUR GROWTH AND WHICH COULD SUBSTANTIALLY DIVERT MANAGEMENT ATTENTION AND RESOURCES.

     In order to establish strategic relationships with industry leaders at each stage of the IC design and manufacturing processes, we may need to expend significant resources and will need to commit a significant amount of management's time and attention, with no guarantee of success. If we are unable to enter into strategic relationships with these companies, we will not be as effective at modeling existing technologies or at keeping ahead of the curve as new technologies are introduced. In the past, the absence of an established working relationship with key companies in the industry has meant that we have had to exclude the effect of their component parts from our modeling analysis, which reduces the overall effectiveness of our analysis and limits our ability to improve yield. We may be unable to establish key industry strategic relationships if any of the following occur:

     - potential industry partners become concerned about our ability to protect their intellectual property;

     - potential industry partners develop their own solutions to address the need for yield improvement;

     - our potential competitors establish relationships with industry partners with which we seek to establish a relationship; or

     - potential industry partners attempt to restrict our ability to enter into relationships with their competitors.

WE FACE OPERATIONAL AND FINANCIAL RISKS ASSOCIATED WITH INTERNATIONAL
OPERATIONS.

     We derive a majority of our revenue from international sales, principally from customers based in Japan. Revenue generated from customers in Japan accounted for 70% of our total revenue in the year ended December 31, 1997, 82% in the year ended December 31, 1998, 90% in the year ended December 31, 1999, and 68% in the six months ended June 30, 2000. We expect that a significant portion of our total future revenue will continue to be derived from companies based in Japan. We are subject to risks inherent in doing business in international markets. These risks include:

     - some of our key engineers and other personnel who are foreign nationals may have difficulty gaining access to the United States and other countries in which our customers or our offices may be located;

     - greater difficulty in collecting account receivables resulting in longer collection periods;

     - language and other cultural differences may inhibit our sales and marketing efforts and create internal communication problems among our U.S. and foreign research and development teams;

     - compliance with and unexpected changes in a wide variety of foreign laws and regulatory environments with which we are not familiar;

     - currency risk due to the fact that expenses for our international offices are denominated in the local currency, while virtually all of our revenue is denominated in U.S. dollars; and

     - economic or political instability.

     In Japan, in particular, we face the following additional risks:

     - Any recurrence of the recent overall downturn in Asian economies could limit our ability to retain existing customers and attract new ones in Asia.

     - If the U.S. dollar increases in value relative to the Japanese Yen, the cost of our solutions will be more expensive to existing and potential Japanese customers and therefore less competitive.

If any of these risks materialize, we may be unable to continue to market our design-to-silicon yield solutions successfully in international markets.

COMPETITION IN THE MARKET FOR SOLUTIONS THAT ADDRESS YIELD IMPROVEMENT AND INTEGRATION BETWEEN IC DESIGN AND MANUFACTURING MAY INTENSIFY IN THE FUTURE, WHICH COULD SLOW OUR ABILITY TO GROW OR EXECUTE OUR STRATEGY.


     Competition in our market may intensify in the future, which could slow our ability to grow or execute our strategy. Our current and potential customers may choose to develop their own solutions internally, particularly if we are slow in deploying our solutions. Many of these companies have the financial and technical capability to develop their own solutions. Currently, we are not aware of any other provider of comprehensive commercial solutions for systematic IC yield and performance enhancement. We face indirect competition from the internal groups at IC companies that work on process integration, including groups at current customers, such as Toshiba or Conexant, and at prospective customers. Some vendors to IC companies may also compete with us indirectly. For example, Cadence Design Systems, Inc., a prominent electronic design automation vendor, has offerings that help enhance IC layout in ways that could result in improved yield. Providers of yield management software aimed at maintaining and improving yield in mass production, such as KLA-Tencor Corporation, help us maintain yield gains achieved in integration and ramp, and could be perceived as indirect competition. In addition to such indirect competition, we believe that the demand for solutions that address the need for better integration between the silicon design and manufacturing processes may encourage direct competitors to enter into our market. For example, large integrated organizations, such as IDMs, electronic design automation software providers, IC design service companies or semiconductor equipment vendors, may decide to spin-off a business unit that competes with us. Other potential competitors include fabrication facilities that may decide to offer solutions competitive with ours as part of their value proposition to their customers. If these potential competitors are able to attract industry partners or customers faster than we can, we may not be able to grow and execute our strategy as quickly or at all. In addition, customer preferences may shift away from our design-to-silicon yield solutions as a result of the increase in competition.


WE MUST EFFECTIVELY MANAGE AND SUPPORT OUR RECENT AND PLANNED GROWTH IN ORDER FOR OUR BUSINESS STRATEGY TO SUCCEED.

     We will need to continue to grow in all areas of operation and successfully integrate and support our existing and new employees into our operations, or we may be unable to implement our business strategy in the time frame we anticipate, if at all. We expect to outgrow our principal office facilities by the end of 2000 and will need to secure additional space or relocate to a larger facility, which could be difficult in the very competitive Silicon Valley office leasing market. We will also need to switch to a new accounting system in the near future, which could result in reporting errors and other difficulties that may disrupt our business operations and distract management. In addition, we will need to expand our intranet to support new data centers to enhance our research and development efforts. Our intranet is expensive to expand and must be highly secure due to the sensitive nature of our customer's information that we transmit. Building and managing the support necessary for our growth places significant demands on our management and resources. These demands may divert these resources from the continued growth of our business and implementation of our business strategy. Further, we must adequately train our new personnel, especially our technical support personnel, to adequately, and accurately, respond to and support our customers. If we fail to do this, it could lead to dissatisfaction among our customers, which could slow our growth.

OUR SOLUTION IMPLEMENTATIONS MAY TAKE LONGER THAN WE ANTICIPATE WHICH COULD CAUSE US TO LOSE CUSTOMERS AND MAY RESULT IN ADJUSTMENTS TO OUR OPERATING RESULTS.

     Our solution implementations require a team of engineers to collaborate with our customers to address complex yield loss issues by using our software and other technologies. We must estimate the amount of time needed to complete an existing solution implementation in order to estimate when the engineers will be able to commence a new solution implementation. Given the time pressures involved in bringing IC products to market, targeted customers may proceed without us if we are not able to commence their solution implementation on time. Due to our lengthy sales cycle, we may be unable to replace these targeted implementations in a timely manner, which could cause fluctuations in our operating results.

     In addition, our accounting for solution implementation contracts, which generate fixed fees, sometimes require adjustments to profit and loss based on revised estimates during the performance of the contract. These adjustments may have a material effect on our results of operations in the period in which they are made. The estimates giving rise to these risks, which are inherent in fixed-price contracts, include the forecasting of costs and schedules, and contract revenues related to contract performance.

OUR CHIEF EXECUTIVE OFFICER AND OUR HEAD OF PRODUCTS AND METHODS ARE CRITICAL TO OUR BUSINESS AND WE CANNOT GUARANTEE THAT THEY WILL REMAIN WITH US INDEFINITELY.

     Our future success will depend to a significant extent on the continued services of John Kibarian, our President and Chief Executive Officer, and David Joseph, our Vice President, Products and Methods. If we lose the services of either of these key executives, it could slow execution of our business plan, hinder our product development processes and impair our sales efforts. Searching for their replacements could divert our other senior management's time and increase our operating expenses. In addition, our industry partners and customers could become concerned about our future operations, which could injure our reputation. We do not have long-term employment agreements with these executives and we do not maintain any key person life insurance policies on their lives.

INADVERTENT DISCLOSURE OF OUR CUSTOMERS' CONFIDENTIAL INFORMATION COULD RESULT IN COSTLY LITIGATION AND CAUSE US TO LOSE EXISTING AND POTENTIAL CUSTOMERS.

     Our customers consider their product yield information and other confidential information, which we must gather in the course of our engagement with the customer, to be extremely competitively sensitive. If we inadvertently disclosed or were required to disclose this information, we would likely lose existing and potential customers, and could be subject to costly litigation. In addition, to avoid potential disclosure of confidential information to competitors, some of our customers may, in the future, ask us not to work with key competitive products.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, CUSTOMERS OR POTENTIAL COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGIES TO DEVELOP THEIR OWN SOLUTIONS WHICH COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE OR INCREASE OUR COSTS.

     Our success depends largely on the proprietary nature of our technologies. We currently rely primarily on copyright, trademark and trade secret protection. Whether or not patents are granted to us, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights and incur substantial unexpected operating costs. Litigation could also divert our resources, including our managerial and engineering resources. In the future, we intend to rely primarily on a combination of patents, copyrights, trademarks and trade secrets to protect our proprietary rights and prevent competitors from using our proprietary technologies in their products. These laws and procedures provide only limited protection. Our pending patent applications may not result in issued patents, and even if issued, they may not be sufficiently broad to protect our proprietary technologies. Also, patent protection in foreign countries may be limited or unavailable where we need such protection.

OUR TECHNOLOGIES COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS CAUSING COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.

     Significant litigation regarding intellectual property rights exists in the semiconductor industry. It is possible that a third party may claim that our technologies infringe their intellectual property rights or misappropriate their trade secrets. Any claim, even if without merit, could be time consuming to defend, result in costly litigation and require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us in connection with the use of our technologies could adversely affect our business.

DEFECTS IN OUR PROPRIETARY TECHNOLOGIES AND SOFTWARE TOOLS COULD DECREASE OUR REVENUE AND OUR COMPETITIVE MARKET SHARE.

     If the software or proprietary technologies we provide to a customer contain defects that increase our customer's cost of goods sold and time to market, these defects could significantly decrease the market acceptance of our design-to-silicon yield solutions. Any actual or perceived defects with our software or proprietary technologies may also hinder our ability to attract or retain industry partners or customers, leading to a decrease in our revenue. These defects are frequently found during the period following introduction of new software or proprietary technologies or enhancements to existing software or proprietary technologies. Our software or proprietary technologies may contain errors not discovered until after customer implementation of the silicon design and manufacturing process recommended by us. If our software or proprietary technologies contain errors or defects, it could require us to expend significant resources to alleviate these problems, which could result in the diversion of technical and other resources from our other development efforts.

WE MAY NOT BE ABLE TO RAISE NECESSARY FUNDS TO SUPPORT OUR GROWTH OR EXECUTE OUR STRATEGY.

     We currently anticipate that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, we may need to raise additional funds in order to:

     - support more rapid expansion;

     - develop or enhance design-to-silicon yield solutions;

     - respond to competitive pressures; or

     - acquire complementary businesses or technologies.

     These factors will impact our future capital requirements and the adequacy of our available funds. We may need to raise additional funds through public or private financings, strategic relationships or other arrangements. We cannot guarantee that we will be able to raise any necessary funds on terms favorable to us, or at all.

WE MAY NOT BE ABLE TO EXPAND OUR PROPRIETARY TECHNOLOGIES IF WE DO NOT CONSUMMATE POTENTIAL ACQUISITIONS OR INVESTMENTS OR SUCCESSFULLY INTEGRATE THEM WITH OUR BUSINESS.

     To expand our proprietary technologies, we may acquire or make investments in complementary businesses, technologies or products if appropriate opportunities arise. We may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms, or consummate future acquisitions or investments, each of which could slow our growth strategy. We may have difficulty integrating the acquired products, personnel or technologies of our recently acquired German company or of any additional acquisitions we might make. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

                         RISKS RELATING TO OUR INDUSTRY

THE SEMICONDUCTOR INDUSTRY IS CYCLICAL IN NATURE.

     Our revenue is highly dependent upon the overall condition of the semiconductor industry, especially in light of our gain share revenue component. The semiconductor industry is highly cyclical and subject to rapid technological change and has been subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. The semiconductor industry also periodically experiences increased demand and production capacity constraints. As a result, we may experience significant fluctuations in operating results due to general semiconductor industry conditions, and overall economic conditions.

SEMICONDUCTOR COMPANIES ARE SUBJECT TO RISK OF NATURAL DISASTERS.

     Semiconductor companies have in the past experienced major reductions in foundry capacity due to earthquakes in Taiwan, Japan and California. In light of our gain share revenue component, our results of operations can be significantly decreased if one of our customers must shut down IC production due to a natural disaster such as earthquake, fire, tornado or flood. Moreover, since semiconductor product life cycles have become relatively short, a significant delay in the production of a product could result in lost revenue, not merely delayed revenue.

                        RISKS RELATING TO THIS OFFERING

MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING AND, AS A RESULT, WE MAY NOT USE THE PROCEEDS TO THE SATISFACTION OF OUR STOCKHOLDERS.

     Our board of directors and management will have broad discretion in allocating the net proceeds of this offering. They may choose to allocate such proceeds in ways that do not yield a favorable return or are not supported by our stockholders. We have designated only limited specific uses for the net proceeds from this offering. Please see "Use of Proceeds."

THE CONCENTRATION OF OUR CAPITAL STOCK OWNERSHIP WITH INSIDERS UPON THE COMPLETION OF THIS OFFERING WILL LIKELY LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS.

     The concentration of ownership of our outstanding capital stock with our directors and executive officers after this offering may limit your ability to influence corporate matters. Upon completion of this offering, our directors and executive officers, and their affiliates, will beneficially own 49.0% of our outstanding capital stock. As a result, these stockholders, if acting together, will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any corporate transactions.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

     Provisions of our certificate of incorporation and bylaws in effect after completion of this offering and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Please see "Description of Capital Stock."

NEGOTIATIONS BETWEEN THE UNDERWRITERS AND US DETERMINED THE INITIAL PUBLIC OFFERING PRICE, BUT THE MARKET PRICE MAY BE LESS OR MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     The initial public offering price for the shares has been determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. An active public market for our common stock may not develop or be sustained after this offering. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including:

     - actual or anticipated fluctuations in our operating results;

     - changes in market valuations of other technology companies;

     - conditions or trends in the semiconductor industry;

     - announcements by us or our potential competitors of significant technical innovations, contracts, acquisitions or partnerships;

     - additions or departures of key personnel;

     - any deviations in revenue or in losses from levels expected by securities analysts;

     - volume fluctuations, which are particularly common among highly volatile securities of technology related companies; and

     - sales of substantial amounts of our common stock or other securities in the open market.

     General political or economic conditions, such as a recession, or interest rate or currency rate fluctuations could also cause the market price of our common stock to decline. Please see "Underwriting."

OUR STOCK PRICE IS LIKELY TO BE EXTREMELY VOLATILE AS THE MARKET FOR TECHNOLOGY COMPANIES' STOCK HAS RECENTLY EXPERIENCED EXTREME PRICE AND VOLUME FLUCTUATIONS.

     Volatility in the market price of our common stock could result in securities class action litigation. Any litigation would likely result in substantial costs and a diversion of management's attention and resources. Despite the strong pattern of operating losses of technology companies, the market demand, valuation and trading prices of these companies have been high. At the same time, the share prices of these companies' stocks have been highly volatile and have recorded lows well below their historical highs. As a result, investors in these companies often buy the stock at very high prices only to see the price drop substantially a short time later, resulting in an extreme drop in value in the stock holdings of these investors. Our stock may not trade at the same levels as other technology stocks. In addition, technology stocks in general may not sustain current market prices.

A LARGE NUMBER OF SHARES BECOMING ELIGIBLE FOR SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.


     Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market. Beginning 180 days after the effective date, approximately 21,441,176 shares will be eligible for sale pursuant to Rule 701 and pursuant to Rule 144. An additional 4,747,762 shares will be eligible for sale on various dates following the 181st day after the effective date of this prospectus, subject to compliance with the provisions of Rule 144 or Rule 701 or pursuant to a registration statement on Form S-8, which we expect to file following completion of the offering. Please see "Shares Eligible for Future Sale."

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THE STOCK YOU PURCHASE.

     The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. This is referred to as dilution. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $9.10, at an assumed initial public offering price of $11.00 per share, in the tangible book value per share of our common stock from the price you pay for our common stock. Please see "Dilution."

IF WE RAISE ADDITIONAL CAPITAL THROUGH THE ISSUANCE OF NEW SECURITIES AT A PRICE LOWER THAN THE INITIAL PUBLIC OFFERING PRICE, YOU WILL INCUR ADDITIONAL DILUTION.

     If we raise additional capital through the issuance of new securities at a lower price than the initial public offering price, you will be subject to additional dilution. If we are unable to access the public markets in the future, or if our performance or prospects decrease, we may need to consummate a private placement or public offering of our capital stock at a lower price than the initial public offering price. In addition, any new securities may have rights, preferences or privileges senior to those securities held by you.

EXERCISE OF REGISTRATION RIGHTS AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.


     If holders of registration rights exercise those rights after this offering, a large number of securities could be registered and sold in the public market, which could result in a decline in the price of our common stock. If we were to include in a company-initiated registration shares held by these holders pursuant to the exercise of their registration rights, our ability to raise needed capital could suffer. After this offering, the holders of 18,026,314 shares of our common stock, which will represent a total of approximately 61.4% of our outstanding stock after completion of this offering, are entitled to rights with respect to registration under the Securities Act of 1933.


WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology; for instance, may, will, should, intend, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the 5,000,000 shares of our common stock will be $49.7 million, or $57.4 million if the underwriters' over-allotment option is exercised in full, at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.


     We currently expect to use the net proceeds from this offering primarily for working capital and other general corporate purposes, including research and development expenditures, sales and marketing expenditures and general and administrative expenditures. In addition, we expect to use a portion of the net proceeds of this offering to repay $995,000 in notes payable incurred in connection with our acquisition of Applied Integrated Systems and Software GmbH. These notes payable plus interest at 7% per annum are payable on April 27, 2001. We have not yet determined our expected use of these proceeds, but we currently estimate that we will use at least $23.0 million to fund operating expenses during the next 12 months to expand our investments in research and development, sales and marketing and general and administrative operations. These operating expenses will be partially offset by the degree to which we continue to garner revenues from our ongoing activities.



     The amounts and timing of these expenditures will vary significantly depending upon a number of factors, including future revenue growth, if any, competitive and technological developments and the amount of cash we generate from operations. We may also use a portion of the net proceeds of this offering to acquire additional businesses, products and technologies, to acquire additional office space, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return. We believe our available cash, together with the net proceeds of this offering, will be sufficient to meet our capital needs for at least the next 12 months.


                                DIVIDEND POLICY


     Since becoming a C corporation, we have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000, on the following three bases:

     - on an actual basis;

     - on a pro forma basis to give effect to receipt of the proceeds from our sale of 526,315 shares of Series B preferred stock on August 4, 2000 and to reflect the conversion of all shares of our preferred stock into 9,276,315 shares of common stock automatically upon completion of this offering; and

     - on a pro forma as adjusted basis to reflect the sale of shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds.

     This table excludes:

     - an aggregate of 1,236,744 shares subject to outstanding options and purchase rights as of June 30, 2000 at a weighted average exercise price of $1.53 per share;

     - 2,740,572 shares reserved under our 1997 stock plan as of June 30, 2000 and available for grant prior to completion of this offering; and

     - 3,300,000 shares reserved under our 2000 stock plans and available for grant following completion of this offering.

     You should read this information together with our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. See "Management -- Benefit Plans," "Related-Party Transactions" and Notes 7 and 12 of Notes to Consolidated Financial Statements.


                                                                       JUNE 30, 2000
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Current portion of long-term obligations..................  $  1,009    $  1,009      $     14
                                                            ========    ========      ========
Long-term obligations, less current portion...............  $     54    $     54      $     54
Series A convertible preferred stock, $0.0001 par value;
  shares authorized: 8,750,000 actual and pro forma and
  none pro forma as adjusted; issued and outstanding:
  8,750,000 actual and none pro forma and pro forma as
  adjusted................................................     3,497          --            --
Shareholders' equity (deficit):
  Preferred stock, $0.0001 par value; shares authorized:
     none actual and pro forma and 5,000,000 pro forma as
     adjusted; issued and outstanding: none actual, pro
     forma and pro forma
     as adjusted..........................................
  Common stock, $0.0001 par value; shares authorized:
     50,000,000 actual and pro forma and 75,000,000 pro
     forma as adjusted; shares issued and outstanding:
     15,071,879 actual, 24,348,194 pro forma and
     29,348,194 pro forma as adjusted.....................         2           2             3
  Additional paid-in capital..............................    18,948      27,405        77,144
  Deferred stock-based compensation.......................   (14,449)    (14,449)      (14,449)
  Note receivable from shareholders.......................    (2,321)     (2,321)       (2,321)
  Accumulated deficit.....................................    (2,602)     (2,602)       (2,602)
  Cumulative other comprehensive income...................         3           3             3
                                                            --------    --------      --------
     Total shareholders' equity (deficiency)..............      (419)      8,038        57,778
                                                            --------    --------      --------
     Total capitalization.................................  $  3,132    $  8,092      $ 57,832
                                                            ========    ========      ========

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2000 was approximately $6,024,000 or $0.25 per share of common stock. Pro forma net tangible book value per share of common stock represents the amount of pro forma total assets, after giving effect to the net proceeds of our Series B preferred stock financing on August 4, 2000, reduced by the amount of total liabilities and intangible assets, divided by the total number of shares of common stock outstanding assuming conversion of our preferred stock, including shares of Series B preferred stock issued on August 4, 2000. After giving effect to the adjustments set forth above, and the sale of shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 2000 would have been $55,764,000 or $1.90 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.65 per share to existing stockholders and an immediate dilution of $9.10 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $11.00
  Pro forma net tangible book value per share before this
     offering...............................................  $0.25
  Increase per share attributable to new public investors...   1.65
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             1.90
Dilution per share to new public investors..................           $ 9.10
                                                                       ======

     The following table summarizes on a pro forma basis as of June 30, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid. The pro forma basis gives effect to the issuance of 526,315 shares of Series B preferred stock on August 4, 2000 and the automatic conversion of all preferred stock into common stock upon completion of this offering.

                                       SHARES PURCHASED       TOTAL CASH CONSIDERATION
                                     ---------------------    ------------------------    AVERAGE PRICE
                                       NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                     ----------    -------    -------------    -------    -------------
Existing stockholders..............  24,348,194      83.0%     $11,054,827       16.7%       $ 0.45
New investors......................   5,000,000      17.0       55,000,000       83.3        $11.00
                                     ----------     -----      -----------      -----
  Totals...........................  29,348,194     100.0%     $66,054,827      100.0%
                                     ==========     =====      ===========      =====

     As of June 30, 2000, options and rights to purchase 1,236,744 shares were outstanding with a weighted average price of $1.53 per share. As of June 30, 2000, 2,740,572 shares were reserved under our 1997 stock plan and available for grant prior to completion of this offering. Upon completion of this offering, we will have 3,300,000 shares reserved under our 2000 stock plans and available for grant upon completion of this offering. The issuance of common stock under these plans will result in further dilution to new investors. See
"Management -- Benefit Plans," "Related-Party Transactions" and Notes 7 and 12 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data is qualified by reference to and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes thereto and the other information contained in this prospectus.

     The selected consolidated balance sheets data as of December 31, 1998 and 1999 and the selected consolidated statements of operations data for each year in the three years ended December 31, 1999, have been derived from our audited Consolidated Financial Statements appearing elsewhere in this prospectus. The balance sheets data as of June 30, 2000 and for the six months ended June 30, 2000 have been derived from our unaudited Consolidated Financial Statements appearing elsewhere in this prospectus. The selected consolidated balance sheets data as of December 31, 1995, 1996 and 1997, and the selected consolidated statements of operations data for the years ended December 31, 1995 and 1996 have been derived from our unaudited Consolidated Financial Statements not included in this prospectus. The unaudited Consolidated Financial Statements have been prepared by us on a basis consistent with the audited Consolidated Financial Statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this data. Historical results are not necessarily indicative of future results.


                                                                                                   SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                     -------------------------------------------   ----------------
                                                      1995     1996     1997     1998     1999      1999     2000
                                                     ------   ------   ------   ------   -------   ------   -------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue:
  Design-to-silicon yield solutions................  $  510   $  916   $2,621   $6,227   $10,567   $5,334   $ 5,968
  Gain share.......................................      --       --       --       --     1,257       --     2,308
                                                     ------   ------   ------   ------   -------   ------   -------
     Total revenue.................................     510      916    2,621    6,227    11,824    5,334     8,276
                                                     ------   ------   ------   ------   -------   ------   -------
Costs and expenses:
  Cost of design-to-silicon yield solutions........     104      163      596    1,533     4,091    1,822     2,905
  Research and development.........................     101      624    1,005    1,864     3,087    1,244     2,242
  Selling, general and administrative..............     133      454    1,404    2,959     4,295    2,202     3,025
  Stock-based compensation amortization*...........      --       --       14       61        68       --     1,693
                                                     ------   ------   ------   ------   -------   ------   -------
     Total costs and expenses......................     338    1,241    3,019    6,417    11,541    5,268     9,865
                                                     ------   ------   ------   ------   -------   ------   -------
  Income (loss) from operations....................     172     (325)    (398)    (190)      283       66    (1,589)
  Interest income and other........................      10      175      139      128       105       52        41
                                                     ------   ------   ------   ------   -------   ------   -------
  Income (loss) before taxes.......................     182     (150)    (259)     (62)      388      118    (1,548)
  Tax provision(1).................................      --       --        9      342       533      301       273
                                                     ------   ------   ------   ------   -------   ------   -------
  Net income (loss)................................  $  182   $ (150)  $ (268)  $ (404)  $  (145)  $ (183)  $(1,821)
                                                     ======   ======   ======   ======   =======   ======   =======
  Net income (loss) per share -- basic and
     diluted(2)....................................  $ 0.04   $(0.03)  $(0.04)  $(0.05)  $ (0.02)  $(0.02)  $ (0.17)
                                                     ======   ======   ======   ======   =======   ======   =======
  Shares used in computing basic and diluted net
     income (loss) per share(2)....................   5,113    5,059    6,152    7,416     9,128    8,576    10,474
                                                     ======   ======   ======   ======   =======   ======   =======
  Pro forma net loss per share -- basic and
     diluted.......................................                                      $ (0.01)           $ (0.09)
                                                                                         =======            =======
  Shares used in computing pro forma basic and
     diluted net loss per share....................                                       17,878             19,224
                                                                                         =======            =======
  --------------------
  *STOCK-BASED COMPENSATION AMORTIZATION:
     Cost of design-to-silicon yield solutions.....      --       --        4       18        20       --       295
     Research and development......................      --       --       10       43        48       --     1,190
     Selling, general and administrative...........      --       --       --       --        --       --       208
                                                     ------   ------   ------   ------   -------   ------   -------
                                                         --       --       14       61        68       --     1,693
                                                     ======   ======   ======   ======   =======   ======   =======


(1) Through November 1995, we were a Subchapter S corporation and all tax liabilities were attributable to the common shareholders.

(2) Amounts presented for 1995 represent diluted net income per share and shares used for computing diluted net income per share. Shares used to compute basic net income per share, which equaled $0.04 per share, totaled 4,466,000.

                                                                DECEMBER 31,
                                                 ------------------------------------------   JUNE 30,
                                                  1995     1996     1997     1998     1999      2000
                                                 ------   ------   ------   ------   ------   --------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents......................  $3,555   $3,357   $2,208   $2,155   $1,933    $1,443
Working capital................................   3,687    3,277    2,854    2,501    2,153       434
Total assets...................................   3,727    3,797    5,351    4,837    5,644     9,093
Long term obligations, less current portion....      --       --       --       --       72        54
Convertible preferred stock....................   3,497    3,497    3,497    3,497    3,497     3,497
Total shareholders' equity (deficiency)........     252      100     (155)    (480)    (512)     (419)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Our comprehensive technologies and services enable semiconductor companies to improve yield and performance of integrated circuits by providing infrastructure to integrate the design and manufacturing processes. Our design-to-silicon yield solutions combine proprietary manufacturing process simulation, yield and performance modeling software, comprehensive test chips, proven yield and performance enhancement methodologies, and professional services.

     From our incorporation in 1992 through late 1995, we were primarily focused on research and development of our proprietary manufacturing process simulation and yield and performance modeling software. From late 1995 through late 1998, we continued to refine and sell our software, while expanding our offering to include yield and performance improvement consulting services. In late 1998, we began to sell our software and consulting services, together with our newly developed proprietary technologies, as complete design-to-silicon yield solutions, reflecting our current business model. In April 2000, we expanded our research and development team and gained additional technology by acquiring Applied Integrated Systems and Software GmbH, which develops software and provides development services to the semiconductor industry.

Sources of Revenue

     We derive revenue from two sources: design-to-silicon yield solutions and an innovative arrangement we call gain share.

     Design-to-Silicon Yield Solutions. Design-to-silicon yield solutions revenue is derived from solution implementations, software and technology licenses and software support and maintenance.

     Our integration engineers implement our solutions by delivering, installing and applying our software and other technologies to provide:

     - assessment, which involves extensive diagnosis, analysis and prioritization of yield loss components; and

     - implementation, which involves modifications to the design or manufacturing process to improve IC yield and optimize performance.

     Solution implementations typically take 9 to 15 months to perform and our customer contracts generally provide for fixed price milestone payments during the course of the engagement. Revenue from solution implementations is recognized on the percentage of completion method as we perform the services. The majority of the software and other technologies that we license are bundled with solution implementations. Accordingly, these license fees are recognized as a component of solution implementation contracts. In some cases, we license selected software and technologies without solution implementation services to our existing customers. In addition, we may license our software and technologies without services to potential strategic industry partners to accelerate the adoption of our design-to-silicon yield solutions. If collection of the resulting receivable is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate a portion of the total license fee to any undelivered elements of the arrangement, then these license fees are recognized upon delivery of our software or authorization codes. Otherwise, these license fees are recognized over the term of the license. Software support and maintenance fees are generally allocated based on vendor specific objective evidence and recognized ratably over the term of the maintenance agreement, typically 12 months.

     Gain Share. In addition to the revenue we derive from our design-to-silicon yield solutions, many of our solution implementation contracts provide that we will receive revenue that varies based on the value we create for our customers. To date, we have determined this value based on our customer's actual yield improvements relative to a negotiated yield target, or baseline, for specific products or processes. This target is typically based on the customer's projected yield without our solutions. We refer to these value-based fees as gain share. We have historically determined gain share fees:

     - as a percentage of the reduction in our customers' cost of goods sold or a percentage of incremental revenue achieved by our customers, in each case, relative to the baseline; or

     - as a specified fee based on production milestones achieved by our customers.

Our customer contracts typically contain limitations on the scope of our gain share fees. Gain share may vary significantly because a customer's financial benefits of yield improvements can be affected by forces that are beyond our control, such as market demand for an end product, as well as a company's internal manufacturing performance and pricing decisions. Typically, gain share is measured on a quarterly basis, after mass production begins, and runs for periods of time exceeding one year. We recognize gain share revenue following agreement with our customers as to the level of performance achieved.

Stock-Based Awards


     During the six months ended June 30, 2000, we issued 3,258,290 common stock options to employees at a weighted average exercise price of $1.21 per share. The weighted average exercise price was below the weighted average deemed fair value of $6.03 per share. The cumulative deferred stock-based compensation with respect to these grants was $15.7 million, and is being amortized to expense on an accelerated method over the four year vesting periods of the options. During the six months ended June 30, 2000, we amortized $1.3 million to stock-based compensation expense and the remaining balance of $14.4 million will be amortized over the remaining vesting periods through June 2004. Subsequent to June 30, 2000 and through September 8, 2000, we granted an additional 563,000 options to employees at exercise prices below the deemed fair value. The aggregate deferred stock-based compensation of $2.8 million with respect to these options will be amortized on an accelerated method over periods of four years. Due to the accelerated method of amortization, most of the deferred stock-based compensation charge will be incurred over the first one to two years of the vesting of the options. Through December 31, 1999 the cumulative deferred stock-based compensation amortization related to non-employee awards was not material. During the six months ended June 30, 2000, we recorded stock-based compensation amortization of approximately $407,000 related to non-employee awards. Subsequent to June 30, 2000 and through September 8, 2000, we granted an additional 20,000 common stock options to non-employees which were valued at approximately $169,000.


Customer Concentration

     To date, a small number of integrated device manufacturers, or IDMs, have accounted for virtually all of our total revenue. In the year ended December 31, 1997, two customers accounted for 90% of our total revenue, with Toshiba representing 70% and Texas Instruments representing 20%. In the year ended December 31, 1998, two customers accounted for 82% of our total revenue, with Toshiba representing 66% and Fujitsu representing 16%. In the year ended December 31, 1999, three customers accounted for 87% of our total revenue, with Toshiba representing 53%, Fujitsu representing 19% and Sony representing 15%. In the six months ended June 30, 2000, four customers accounted for 94% of our total revenue, with Toshiba representing 34%, Sony representing 34%, Conexant representing 15% and Philips representing 11%.

     To date, companies based in Japan have accounted for the majority of our total revenue. Revenue generated from customers in Japan accounted for 70% of our total revenue in the year ended December 31, 1997, 82% in the year ended December 31, 1998, 90% in the year ended December 31, 1999, and 68% in the six months ended June 30, 2000. We expect that a significant portion of our total future revenue will continue to be derived from companies based in Japan. Virtually all of our total revenue generated internationally has been denominated in U.S. dollars.

Recent Acquisition

     On April 27, 2000, we acquired all of the outstanding stock of Applied Integrated Systems and Software GmbH, or AISS, for $1.25 million, consisting of $995,000 in notes payable and $255,000 in cash. We expect to repay these notes with the net proceeds of this offering. AISS develops software and provides development services to the semiconductor industry. The acquisition was accounted for using the purchase method and our Consolidated Financial Statements reflect the results of operations of AISS from the date of acquisition. The excess of the purchase price over the fair value of the tangible assets and liabilities assumed, based on preliminary estimates as of June 30, 2000, was $2.1 million and represents acquired technology, employee workforce and goodwill which is being amortized on a straight line basis over a period of four years.

RESULTS OF OPERATIONS

     We have historically experienced fluctuations from period to period. We expect these fluctuations to continue, therefore historical results are not indicative of future results.

SIX MONTHS ENDED JUNE 30, 1999 AND 2000

Revenue

     Total revenue increased from $5.3 million for the six months ended June 30, 1999 to $8.3 million for the six months ended June 30, 2000.

     Design-to-Silicon Yield Solutions. Design-to-silicon yield solutions revenue increased 12% from $5.3 million for the six months ended June 30, 1999 to $6.0 million for the six months ended June 30, 2000. This increase was primarily attributable to a greater number of solution implementations during the six months ended June 30, 2000 compared to the corresponding period in the prior year.

     Gain Share. Gain share revenue increased from zero for the six months ended June 30, 1999 to $2.3 million for the six months ended June 30, 2000. This increase was due to the attainment of gain share yield targets for three customers.

Costs and Expenses

     Cost of Design-to-Silicon Yield Solutions. Cost of design-to-silicon yield solutions consists primarily of compensation, benefits and related personnel costs of the engineers who perform solution implementations and software support and maintenance as well as allocated facilities costs. Cost of design-to-silicon yield solutions increased from $1.8 million for the six months ended June 30, 1999 to $2.9 million for the six months ended June 30, 2000. This increase was due to a greater number and increased average size of solution implementations, as well as the execution of our business strategy to aggressively increase capacity ahead of revenue, resulting in the hiring of additional personnel. As a percentage of design-to-silicon yield solutions revenue, cost of design-to-silicon yield solutions increased from 34% for the six months ended June 30, 1999 to 49% for the six months ended June 30, 2000. This percentage increase was primarily the result of increasing capacity in anticipation of expanding our customer base and being awarded new design-to-silicon solutions contracts. We anticipate that our cost of design-to-silicon yield solutions will increase in absolute dollars as we support an expanding number of solution implementations. We expect, however, that cost of design-to-silicon yield solutions revenue will decrease as a percentage of design-to-silicon yield solution revenue in the long term as capacity to deliver solution implementations is more efficiently balanced with the number of ongoing solution implementation contracts.

     Research and Development. Research and development expenses consist primarily of compensation, benefits and related personnel costs of the engineers engaged in research and development as well as allocated facilities costs. Research and development expenses increased from $1.2 million for the six months ended June 30, 1999 to $2.2 million for the six months ended June 30, 2000. This increase was due to our expanding research and development efforts in software and technologies. As a percentage of total revenue, research and development expenses increased from 23% for the six months ended June 30,

1999 to 27% for the six months ended June 30, 2000. A significant portion of this increase was due to the addition of personnel and the increase in personnel-related costs for development of existing and new technologies, including as a result of our acquisition of AISS. We anticipate that we will continue to commit considerable resources to research and development in the future and that these expenses will continue to increase significantly in absolute dollars.

     Selling, General and Administrative. Selling, general and administrative expenses consist primarily of compensation, benefits and related personnel costs as well as allocated facilities costs, outside sales representative commissions, recruiting and relocation costs, accounting and administrative expenses, training, costs for legal and professional services and general corporate expenses. Selling, general and administrative expenses increased from $2.2 million for the six months ended June 30, 1999 to $3.0 million for the six months ended June 30, 2000. This increase was due to increased spending in personnel and related costs and legal and other professional services in connection with building the necessary administrative infrastructure to support the growth of our operations. As a percentage of total revenue, selling, general and administrative expenses decreased from 41% for the six months ended June 30, 1999 to 37% for the six months ended June 30, 2000. We expect that selling, general and administrative expenses will increase in absolute dollars to support increased selling and administrative efforts.

     Stock-Based Compensation Amortization. Stock-based compensation amortization expense increased from zero during the six months ended June 30, 1999 to $1.7 million during the six months ended June 30, 2000. The increase was attributable primarily to options granted to employees at exercise prices below the deemed fair value of our common stock.

Interest and Other Income

     Interest and other income decreased from approximately $51,000 for the six months ended June 30, 1999 to approximately $41,000 for the six months ended June 30, 2000. This decrease was due to lower average cash and short-term investment balances.

Provision for Taxes

     Provision for taxes decreased from approximately $301,000 for the six months ended June 30, 1999 to approximately $273,000 for the six months ended June 30, 2000. These provisions for taxes primarily represented foreign withholding taxes on some revenue from Japanese customers.

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Revenue

     Total revenue increased from $2.6 million for the year ended December 31, 1997, to $6.2 million for the year ended December 31, 1998, to $11.8 million for the year ended December 31, 1999.

     Design-to-Silicon Yield Solutions. Design-to-silicon yield solutions revenue increased 131% from $2.6 million for the year ended December 31, 1997 to $6.0 million for the year ended December 31, 1998, and further increased 75% to $10.6 million for the year ended December 31, 1999. These increases were primarily the result of a greater number and size of solution implementations.


     Gain Share. Gain share revenue increased from zero for the years ended December 31, 1997 and 1998, to $1.3 million for the year ended December 31, 1999. This increase was due to the introduction of our gain share business model in late 1998 and the achievement of yield improvements over negotiated contract baselines.


Costs and Expenses

     Cost of Design-to-Silicon Yield Solutions. Cost of design-to-silicon yield solutions increased from approximately $595,000 for the year ended December 31, 1997, to $1.5 million for the year ended December 31, 1998, to $4.1 million for the year ended December 31, 1999. As a percentage of design-to-silicon yield solutions revenue, cost of design-to-silicon yield solutions increased from 23% for the year ended December 31, 1997, to 25% for the year ended December 31, 1998, to 39% for the year ended December 31, 1999. These increases in absolute dollars and as a percentage of design-to-silicon yield solutions revenue were due to the hiring of additional engineers as we built our solution implementation teams in anticipation of increased demand for our solutions.

     Research and Development. Research and development expenses increased from $1.0 million for the year ended December 31, 1997, to $1.9 million for the year ended December 31, 1998, to $3.1 million for the year ended December 31, 1999. These increases were due to an increase in personnel and related costs in each period. As a percentage of total revenue, research and development expenses decreased from 38% for the year ended December 31, 1997, to 30% for the year ended December 31, 1998, to 26% for the year ended December 31, 1999.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $1.4 million for the year ended December 31, 1997, to $3.0 million for the year ended December 31, 1998, to $4.3 million for the year ended December 31, 1999. These increases were due to additional personnel and related costs, outside sales representative commissions, recruiting and relocation costs, accounting and administrative expenses, training and costs for legal and professional services. As a percentage of total revenue, selling, general and administrative expenses decreased from 54% for the year ended December 31, 1997, to 48% for the year ended December 31, 1998, to 36% for the year ended December 31, 1999.

     Stock-Based Compensation Amortization. Stock-based compensation amortization expense increased from approximately $14,000 for the year ended December 31, 1997, to approximately $61,000 for the year ended December 31, 1998, to approximately $68,000 for the year ended December 31, 1999. These increases were primarily attributable to timing of the vesting of options and warrants granted to non-employees and the resulting revaluation of compensation expense related to such vested options and warrants.

Interest and Other Income

     Interest and other income decreased from approximately $139,000 for the year ended December 31, 1997, to approximately $128,000 for the year ended December 31, 1998, to approximately $105,000 for the year ended December 31, 1999. These decreases were due to lower average balances of cash and cash equivalents.

Tax Provision

     The tax provision increased from approximately $9,000 for the year ended December 31, 1997, to approximately $341,000 for the year ended December 31, 1998, to approximately $533,000 for the year ended December 31, 1999. These provisions primarily represented foreign withholding taxes on some revenue from Japanese customers. These increases were attributable to the increased number of contracts and the revenue subject to these withholding requirements.

SIX QUARTERS ENDED JUNE 30, 2000

     The following tables set forth our consolidated statement of operations data for each quarter in the six quarters ended June 30, 2000. This unaudited quarterly information has been prepared on the same basis as our audited Consolidated Financial Statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such data. We believe that quarterly revenues, particularly the mix of the revenue components, and operating results are likely to vary significantly in the future and that period-to-period comparisons of our results of operations should not be relied upon as indications of future performance.


                                                                 QUARTER ENDED
                                          ------------------------------------------------------------
                                          MAR 31,   JUNE 30,   SEPT 30,   DEC 31,   MAR 31,   JUNE 30,
                                           1999       1999       1999      1999      2000       2000
                                          -------   --------   --------   -------   -------   --------
                                                                 (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenue:
  Design-to-silicon yield solutions....   $2,451     $2,883     $2,575    $2,658    $2,194    $ 3,774
  Gain share...........................       --         --        500       757     1,500        808
                                          ------     ------     ------    ------    ------    -------
     Total revenue.....................    2,451      2,883      3,075     3,415     3,694      4,582
                                          ------     ------     ------    ------    ------    -------
Costs and expenses:
  Cost of design-to-silicon yield
     solutions.........................      722      1,100      1,133     1,136     1,252      1,653
  Research and development.............      650        594        816     1,027       946      1,296
  Selling, general and
     administrative....................    1,142      1,060      1,084     1,009     1,446      1,579
  Stock-based compensation
     amortization......................      (13)        13         27        41       458      1,235
                                          ------     ------     ------    ------    ------    -------
     Total costs and expenses..........    2,501      2,767      3,060     3,213     4,102      5,763
                                          ------     ------     ------    ------    ------    -------
  Income (loss) from operations........      (50)       116         15       202      (408)    (1,181)
  Interest income and other............       27         25         26        27        17         24
                                          ------     ------     ------    ------    ------    -------
  Income (loss) before taxes...........      (23)       141         41       229      (391)    (1,157)
  Tax provision........................      201        100        102       130       107        166
                                          ------     ------     ------    ------    ------    -------
  Net income (loss)....................   $ (224)    $   41     $  (61)   $   99    $ (498)   $(1,323)
                                          ======     ======     ======    ======    ======    =======


     The trends discussed in the annual comparisons of operating results from 1997 through 1999 as well as for the six month periods ended June 30, 1998 and 1999, generally apply to the comparisons of results for our six most recent quarters ended June 30, 2000.

     A significant portion of our revenue has been, and will continue to be, derived from a small number of substantial contracts with large corporations, which involve extended contract negotiations. We attempt to maximize utilization of our implementation teams by minimizing the time between completion of one solution implementation and commencement of the next. Accordingly, the timing and performance of these contracts may cause material fluctuations in our operating results, particularly on a quarterly basis, although in the past this has been offset by gain share revenue resulting from previous engagements. For example, design-to-silicon yield solutions revenue decreased from the second quarter of 1999 to the third quarter of 1999 and from the fourth quarter of 1999 to the first quarter of 2000 as a result of a delay between completion of existing solution implementations and commencement of the next.

     Some of our gain share arrangements provide for non-recurring incentive payments upon the achievement of negotiated yield targets within a specified time. Gain share revenue may increase significantly in the quarter in which these targets are met. For example, in the first quarter of 2000, we recognized revenue in connection with the achievement of one of these targets. In addition, our quarterly operating results, particularly as they pertain to gain share, have in the past and will in the future vary significantly depending upon factors such as our customers production cycles, our customers ability to measure, on a timely basis, the performance of their production facilities, changes in market demand for our customers' products, and our ability to deliver results above negotiated gain share baselines. These factors, among others, have made and will continue to make gain share revenues difficult to forecast.

     Historically, research and development expenses have fluctuated depending on the rate of hiring engineers and on whether we use engineering resources for development projects or solution implementations. For example, in the fourth quarter of 1999, our research and development expenses increased due to these factors.

     Selling, general and administrative expense levels have remained in a narrow range over most of the past six quarters. Recently, expenses have increased in the finance and administration functions as we have built the infrastructure necessary to support the growth of the business.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations primarily with the net proceeds from the sale of common and preferred stock, which amounted to $8.7 million and, to a lesser extent, from cash flow from operations, bank borrowings and capital equipment leases.

     On December 4, 1995, we issued 8,750,000 shares of Series A preferred stock at $0.40 per share resulting in net proceeds of $3.5 million. On August 4, 2000, we issued 526,315 shares of Series B preferred stock at $9.50 per share resulting in net proceeds of $5.0 million.

     Net cash used in operating activities was approximately $828,000 for the year ended December 31, 1997. Net cash provided by operating activities was approximately $212,000 for the year ended December 31, 1998 and approximately $272,000 for the year ended December 31, 1999. Net cash used in 1997 was principally the result of a net loss and an increase in accounts receivable partially offset by increases in deferred revenues, accounts payable, and accrued compensation and related benefits. Net cash provided by operating activities in 1998 was the result of decreases in accounts receivable and increases in accounts payable and other accrued liabilities partially offset by a loss and a decrease in deferred revenues. Net cash provided by operating activities in 1999 resulted from increases in accrued compensation and related benefits and net income, after adjustment for depreciation and amortization, partially offset by increases in accounts receivable. Net cash provided by operating activities was approximately $100,000 for the six months ended June 30, 2000. This resulted primarily from net income for the period of approximately $163,000, as adjusted for depreciation and amortization, including amortization of deferred stock compensation costs of $1.7 million, and increases in accounts payable of approximately $824,000 and deferred revenues of approximately $455,000, partially offset by increases in accounts receivable of $1.0 million and accrued compensation and related benefits of approximately $155,000.

     Net cash used in investing activities was approximately $321,000 for the year ended December 31, 1997, approximately $281,000 for the year ended December 31, 1998 and was approximately $537,000 for the year ended December 31, 1999, all primarily the result of purchases of property and equipment. Our capital expenditures consisted primarily of computer hardware and software and office furniture. Net cash used in investing activities was approximately $791,000 for the six months ended June 30, 2000, primarily due to the purchase of property and equipment of approximately $566,000 and the acquisition of AISS for $995,000 in promissory notes and $255,000 in cash.

     Net cash provided by financing activities was zero for the year ended December 31, 1997, approximately $16,000 for the year ended December 31, 1998 and approximately $42,000 for the year ended December 31, 1999. Net cash provided by financing activities was approximately $198,000 for the six months ended June 30, 2000, primarily due to the exercise of stock options.

     In connection with our acquisition of AISS, we issued $995,000 in promissory notes on April 27, 2000. The principal amount, plus interest at 7% per annum, is payable April 27, 2001.

     We currently anticipate capital expenditures for additional fixed assets of $1.5 million for the year ended December 31, 2000. As of June 30, 2000 we did not have any material commitments for capital expenditures. From time to time, we may also consider acquisitions of complementary products, technologies or businesses. Any acquisition or investment of this type may require additional capital.

     We expect to experience significant growth in our operating expenses, particularly for research and development and additions to our workforce in order to execute our business plan. As a result, we anticipate that our operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund potential acquisitions of complementary products, technologies or businesses. We believe that the net proceeds from this offering together with our existing cash resources, available bank financing and anticipated funds from operations, will satisfy our cash requirements for at least the next twelve months. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

EURO-CURRENCY

     The Single European Currency, or Euro, was introduced on January 1, 1999, with complete transition to this new currency required by January 2002. In connection with our acquisition of AISS, we are currently assessing the issues raised by the introduction of the Euro, but we do not expect that required changes, if any, will have a material effect on our business.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement will require us to record derivatives on our balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for our fiscal year ending December 31, 2001. We have not yet determined the impact that the adoption of SFAS 133 will have on our earnings or financial position.

MARKET RISK

     The following discusses our exposure to market risk related to changes in interest rates and foreign currency exchange rates. We do not currently own any equity investments, nor do we expect to own any in the foreseeable future. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors.

     Interest Rate Risk. As of June 30, 2000 and including the net proceeds of $5.0 million from the issuance of Series B preferred stock on August 4, 2000, we had cash and equivalents of $6.4 million, consisting of cash and highly liquid money market instruments with maturities of less than 90 days. Because of the short maturities of these instruments, a sudden change in market interest rates would not have a material impact on the fair value of the portfolio. We would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest on our portfolio. As of June 30, 2000, we had outstanding notes payable of $995,000 which bear interest at a fixed rate of 7%. The fair value of these notes approximated the recorded value at June 30, 2000. Changes in market interest rates will affect the fair market value of these notes. A hypothetical increase in market interest rates of 10% from the market rates in effect at June 30, 2000 would cause the fair value of these investments and notes payable to decrease and increase, respectively, by an immaterial amount and would not have significantly impacted our financial position or results of operations. Declines in interest rates over time will result in lower interest income and increased interest expense.

     Foreign Currency and Exchange Risk. Virtually all of our revenue is denominated in U.S. dollars, although such revenue is derived substantially from foreign customers. Foreign sales to date, generated by AISS since the date of its acquisition, have been invoiced in local currencies, creating receivables denominated in currencies other than the U.S. dollar. The risk due to foreign currency fluctuations associated with these receivables is partially reduced by local payables denominated in the same currencies, and presently we do not consider it necessary to hedge these exposures. We intend to monitor our foreign currency exposure, and may use financial instruments to limit this exposure. There can be no assurance that exchange rate fluctuations will not have a materially negative impact on our business.

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

                                    BUSINESS

OVERVIEW

     Our comprehensive technologies and services enable semiconductor companies to improve yield and performance of integrated circuits by providing infrastructure to integrate the design and manufacturing processes. We believe that our solutions significantly improve a semiconductor company's time to market, the rate at which yield improves and product profitability. Our design-to-silicon yield solutions combine proprietary manufacturing process simulation, yield and performance modeling software, comprehensive test chips, proven yield and performance enhancement methodologies, and professional services. The result of implementing our solutions is the creation of value that can be measured based on improvements to our customers' actual yield. We receive recurring revenue based on this value by aligning our financial interests with the demonstrated yield and performance improvement realized by our customers. To date, we have sold our technologies and services to, and we have established ongoing relationships with, key integrated device manufacturers such as Toshiba Corporation, Sony Corporation, Conexant Systems, Inc., Philips Semiconductor and Texas Instruments Incorporated.

INDUSTRY BACKGROUND


     Integrated circuits, or ICs, are critical components used in an increasingly wide variety of applications, such as computer systems; Internet and communications infrastructure equipment, including wireless and network devices; and consumer products including cellular phones, pagers, personal digital assistants, game consoles and network appliances. As IC performance has increased and size and cost have decreased, the use of ICs in these applications has grown significantly. According to a June 2000 report by the Semiconductor Industry Association, the worldwide semiconductor market is expected to grow from $149 billion in 1999 to $312 billion in 2003. A large part of this growth is expected to occur in deep submicron ICs having circuit component feature sizes, or geometries, that measure less than 0.20 microns, or millionths of a meter. ICs are manufactured onto silicon disks, commonly referred to as wafers. According to an August 2000 report by VLSI Research, the demand for these deep submicron silicon wafers is estimated to grow at a compound annual rate in excess of 55% from 1999 to 2005. Rapid technological innovation has shortened product life cycles, which fuels the economic growth of the semiconductor industry.


     Customers for electronic products continue to demand new applications with more power, reduced cost and smaller size. As a result, IC companies are adopting new designs, process technologies and materials at an unparalleled rate. For example, silicon germanium processes will be integrated with standard logic processes to provide better performance for radio-frequency components in communication ICs.

     In addition, the IC industry faces compression in product lifecycles. Previously, companies could afford to take months, or years in some cases, to integrate their new design and manufacturing processes. With traditional product life cycles, IC companies ramped production slowly, produced at high volume once the product hit its prime, and slowly reduced production volume when the price and the demand started to decrease near the end of its life cycle. More recently, demand -- largely driven by consumers in search of the next, more powerful, smaller device -- has dramatically reduced the time that semiconductor companies have to successfully bring a product to market in high volumes. Companies now need to sell the most volume when a product is first introduced and has a performance and pricing advantage over its competition, or they will lose the market opportunity and the related high revenue.

     Increased IC complexity and compressed product lifecycles create significant challenges to achieving competitive yields and optimizing performance. Yield is the percentage of ICs produced that meet customers' specifications. For example, it is not uncommon for an initial manufacturing run to yield only 20%, meaning 80% of those wafers were wasted. Yield improvement and performance optimization are critical drivers of IC companies' financial results because they typically lead to cost reduction and revenue generation concurrently, causing a leveraged effect on profitability. Historically, yield loss resulted primarily

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

from contamination in the IC manufacturing process. The dominant factor of yield loss with deep submicron ICs has shifted from contamination to:

     - systematic yield loss, or non-functioning ICs resulting from the lack of compatibility between the design and manufacturing processes; and

     - performance yield loss, or functioning ICs that do not meet customer speed requirements.

     Manufacturers have historically addressed systematic and performance yield loss reactively and almost exclusively by inefficient and time consuming trial-and-error adjustments to the manufacturing process.

     Disaggregation of the semiconductor industry has further complicated IC companies' ability to maximize yield. Historically, leading semiconductor companies designed, manufactured and tested their ICs internally, thus retaining design-manufacturing integration know-how. Today, the industry is comprised of organizations as well as separate companies that specialize in a particular phase of designing and manufacturing ICs. This has resulted in a fragmentation of the knowledge related to the integration of IC design and manufacturing.

     The combination of increasingly complex ICs and design and manufacturing processes, reduced time to produce new products in high volumes and the loss of information due to disaggregation has left a gap between the design of an IC and its manufacture. We call this gap the design-to-silicon yield gap. This gap creates a number of significant problems for semiconductor companies, including:

     - Slow Yield Ramp. Increased process and design complexity extends the time needed to arrive at acceptable yields and increases the time it takes for a semiconductor company to begin producing at high volumes, directly and negatively impacting a company's potential market share and potential revenue.

     - Longer Time to Market and Increased Up-front Costs. Yield problems in the initial manufacturing phase result in numerous design and process iterations that delay product introductions and appreciably increase up-front costs, such as non-recurring engineering, mask-set redesigns and excessive sample wafers.

     - High Cost of Goods Sold. Processed wafer costs are typically the largest component of an IC company's cost of goods sold and, therefore, yield loss significantly increases costs.

     - Difficulties Producing High-Performance ICs. High-performance ICs are particularly sensitive to the lack of compatibility between design and manufacturing. In addition, semiconductor companies typically experience a trade-off between yield and IC performance because it is generally more difficult to produce ICs with more stringent specifications. Semiconductor companies may target high-performance ICs because they typically have higher margins.

     Delivering complex ICs quickly and in high volumes requires unique silicon infrastructure solutions to tightly integrate the IC design and manufacturing processes -- thus bridging this design-to-silicon yield gap.

THE PDF SOLUTION

     We provide comprehensive silicon infrastructure technologies and services to address and bridge the design-to-silicon yield gap. Our solution combines proprietary manufacturing process simulation software, yield and performance modeling software, comprehensive test chips, proven yield and performance enhancement methodologies and professional services to increase yield, accelerate yield ramp and improve IC performance. We create a prioritized analysis of yield loss mechanisms to identify, quantify and correct the issues that cause yield loss, often before an IC design is complete. This drives IC design and manufacturing improvements that enable our customers to achieve and exceed targeted IC yield and performance earlier in product life cycles. Our solution is designed to increase the initial yield when a design first enters a manufacturing line, increase the rate at which that yield improves, and allow subsequent product designs to be added to manufacturing lines more quickly and easily. Because our design-to-silicon yield solutions dramatically and quickly improve a semiconductor company's time to market and yield ramp -- and ultimately product profitability -- we tie our revenue to these improvements through a unique approach that we call gain share. Gain share is the percentage we receive of our customers' incremental cost savings or incremental revenue associated with improved yields and accelerated ramp or may be a specified fee based on production milestones achieved by our customers.

     The following graphically depicts the integration of IC design with manufacturing processes using our design-to-silicon yield solutions.

[Diagram]


     [The diagram depicts the connection between IC design and manufacturing.]


     The key benefits of our solution to our customers are:

     Faster Time to Market. Our design-to-silicon yield solutions are designed to significantly accelerate our customers' time to market and increase product profitability. Our solutions, which predict and improve product yield even before IC product design is complete, change the traditional design-to-silicon sequence to primarily a concurrent process, and decrease our customers' time to market. Systematically incorporating knowledge of the integration of the design and manufacturing processes into software modules, enables faster introduction of additional products with consistently high initial yields. Our design-to-silicon yield solutions decrease design and process iterations, reduce our customers' up-front costs and speed time to market, thus providing our customers with early-mover advantages such as increased market share and higher selling prices.

     Faster Time to Volume. After achieving higher initial yields and faster time to market, our design-to-silicon yield solutions are designed to enable our customers to isolate and eliminate remaining systematic yield issues to achieve cost efficient manufacturing volume. Once a manufacturing process has been modeled using our solutions, our customers are able to diagnose problems and simulate potential corrections more quickly than using traditional methods. In addition, if process changes are required, improvements can be verified more quickly using our technology than using traditional methods. Our design-to-silicon yield solutions enable our customers to quickly reach cost efficient volume, so that they are able to increase revenue, improve their competitive position, and capture higher market share.

     Increased Manufacturing Efficiencies. After using our design-to-silicon yield solutions for product introduction and yield ramp, our solutions are designed to allow our customers to achieve a higher final yield and therefore a lower cost of goods sold. In addition, our design-to-silicon yield solutions are designed to provide our customers with the ability to proactively monitor process health to avoid potential yield problems. By paying us gain share as our customers recognize cost savings from these manufacturing efficiencies, they also benefit from better matching their costs to their revenue.

     Increased Semiconductor Performance. Our design-to-silicon yield solutions are designed to enable our customers to achieve over-all higher level semiconductor performance by modeling the factors that affect speed and simulating possible improvements. Typically, the changes necessary to achieve higher performance result in an overall reduction in yield. Because our design-to-silicon yield solutions also model the factors that affect yield at the same time, our customers can often achieve both higher IC performance and higher yield, thereby generating higher margin revenues.

OUR STRATEGY

     Our objective is to provide the industry standard in design-to-silicon yield solutions. Key elements of our strategy include:

     Leverage Our Innovative Gain Share Business Model. We intend to expand the gain share component of our customer contracts. We believe this innovative approach helps us to form highly collaborative and longer-term relationships. Working closely with our customers on their core technologies with a common focus on their business results provides direct and real-time feedback, which we will continue to use to

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

rapidly generate market-driven improvements that add value to our solutions. We also believe that gain share allows us to increase penetration of our customer accounts because adding new semiconductor products to existing lines is increasingly easy and economical for our customers once our design-to-silicon yield solutions are implemented. As our gain share customers succeed in improving their yield and performance while reducing costs, we believe that we will generate new customer accounts based on these successes.

     Focus on Key IC Product Segments. We intend to focus our solution on key IC product segments such as system-on-a-chip, communications networking, graphics and high-performance central processing units. These are high-volume, high-growth segments and are fueled by the growth of Internet and wireless infrastructure and consumer applications. As a result, we will expand our solution for key technology drivers such as low-k dielectrics, copper, embedded DRAM and silicon germanium, which are all new and relatively complex manufacturing process technologies. We believe that these product segments are particularly attractive because they include complex IC design and manufacturing processes where processed silicon is costly and yield is critical.

     Expand Strategic Relationships with Industry Leaders. We intend to extend and enhance our relationships with leading companies at key stages of the design-to-silicon process, such as manufacturing equipment vendors, silicon intellectual property vendors, semiconductor foundries, and test and assembly equipment providers. We believe that strategic relationships with industry leaders will increase our insight into future industry needs, thus allowing us to further accelerate our learning and enhance the value of our solutions. We expect these relationships to also serve as sales channels for our design-to-silicon yield solutions and to increase industry awareness of our solutions.

     Extend Our Technology Leadership Position. We intend to continue expanding our research and development efforts by leveraging our experienced engineering staff and codifying the knowledge that we continually acquire in our solution implementations. In addition, we intend to selectively acquire complementary businesses and technologies to increase the scope of our solutions. We will continue to make significant investments in the development of proprietary manufacturing process simulation software, yield and performance modeling software, other technologies, and yield and performance enhancement methodologies to accommodate our customers' increasingly complex semiconductor needs.

     Expand Worldwide Presence. We intend to establish engineering design and product development centers in key international locations around the world. To date, we have focused on regions specific to our design efforts -- the United States, Japan and Europe. We intend to expand geographically to gain access to international engineering talent and to maintain proximity to our expanding customer base. In addition, we believe that these efforts will have collateral sales and marketing benefits as a result of local presence.

TECHNOLOGY

     Our design-to-silicon yield solutions combine proprietary manufacturing process simulation, yield and performance modeling software, comprehensive test chips and proven yield and performance enhancement methodologies. To calculate the likely yield of an IC design, we have designed a proprietary process that uses each of these technologies to:

     - identify yield-relevant layout pattern elements by using the knowledge base embedded in our technologies;

     - categorize IC layout components into these elements;

     - quantify the yield of each of the elements; and

     - model the frequency of yield-relevant elements and their yield-loss probabilities.

     We continually enhance our technologies through the codification of knowledge that we gain in our solution implementations.

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

     Our software incorporates the following elements:

     - efficient modeling algorithms of the interaction between design layout and manufacturing processes, which creates layout pattern-dependent systematic yield models that encompass process technologies such as lithography, etch, interlayer dielectric chemical-mechanical polishing (ILD CMP), copper CMP and shallow trench isolation CMP (STI CMP);

     - pattern recognition algorithms, which allow us to categorize the yield-relevant elements of a design as a function of their layout, including the effects of their proximity to other elements;

     - a hierarchical representation of the layout, which encompasses layout manufacturing process proximity effects and minimizes the time necessary for computation of systematic yield prediction;

     - algorithms that compute an overall yield impact matrix for design as a function of layout elements and manufacturing yield models;

     - statistical simulation of circuit performance as a function of manufacturing process variations, including their impact on transistor performance; and

     - statistical process and device simulation.

     Our software that is used to predict yields of designs is also used to generate test chips, or characterization vehicles. These characterization vehicles, or CVs, are used to calibrate the yield models and to provide manufacturers with early prediction of product yields, often before the IC design is completed. Early prediction generated by the CVs is the basis of the yield improvement methodologies for the manufacturing line. Information generated by the CVs is also used to improve the IC design.

     Our methodologies are a series of guidelines that our implementation teams use to drive our customers' adoption of our software and CVs to quantify the yield impact of each module of the process and design block, simulate the impact of changes to the design and manufacturing process, and analyze the outcome of executing such changes.

PRODUCTS AND SERVICES

     Our design-to-silicon yield solutions consist of integration engineering services, proprietary software and other technologies. Our proprietary software and other technologies include proprietary manufacturing process simulation software, yield and performance modeling software, and comprehensive test chips.

     We tailor our solution to our customers' specific business issues by offering one of the following design-to-silicon yield solutions:

     - Integration and Ramp. This solution enables our customers to ramp the yield of new products when the manufacturing process or fabrication facility is new. Our solution is used to improve the process capability and manufacturability of designs targeted for that process.

     - Yield and Performance Ramp. This solution enables our customers to ramp the yield and performance of new products when the manufacturing process is assumed to be mostly correct and complete. In this case, we focus on design oriented issues.

     Our design-to-silicon yield solutions can incorporate various software and other technologies, typically including the following:


     - Characterization Vehicles and Characterization Vehicle Software. Our integration engineers develop a design of experiments, or DOE, to determine how IC design building blocks interact with the manufacturing process. Our software utilizes the DOE, as well as a library of these building blocks that we know have potential yield and performance impact, to generate comprehensive test chips that we call Characterization Vehicles,(TM) or CVs. These CVs are run through the manufacturing process with intentional modifications to explore the effects of natural manufacturing process variations. Our CV analysis software is then used to analyze the electrical test results generated by the test chips to model the yield and performance effects of process variations on these design building blocks.


     - pdEx(TM) pdEx analyzes an IC design to compute its systematic and contamination yield loss. pdEx takes as input, a layout that is typically in industry standard format, yield models generated by running our CVs, other test chip data and other in-line inspection systems. pdEx is designed to estimate the yield loss due to optical proximity effects, etch micro loading, dishing in chemical-mechanical polishing and contamination, as well as a number of other basic process issues.



     - Circuit Surfer(R) Circuit Surfer estimates the performance yield and manufacturability of small blocks in a design, such as analog subsystems or critical paths of digital blocks. Using Circuit Surfer, a design engineer is able to estimate how manufacturing process variations will impact circuit performance.



     - pdFab(R) pdFab provides a framework for statistical manufacturing process and transistor simulation that enables our integration engineers to understand the effects of expected or measured manufacturing process variations on transistor performance. pdFab is used to optimize the transistor architecture and associated manufacturing process, and is primarily targeted to provide higher IC performance, although yield improvements may also be generated.



     - Optissimo(R) Optissimo is used to optimize the layout of a design to minimize the impact of wafer printing variations due to optical proximity effects. Optissimo can be used for model based optical proximity correction technologies.


     While the primary distribution method for our software and technologies is through our design-to-silicon yield solutions, we have in the past and may in the future separately license these and other technologies.

CUSTOMERS AND CASE STUDIES

Customers

     Our current customers are primarily large integrated device manufacturers, or IDMs. We have established ongoing relationships with key IDMs such as Toshiba Corporation, Sony Corporation, Conexant Systems, Inc., Philips Semiconductor and Texas Instruments Incorporated. Our customers' targeted product segments vary significantly, including microprocessors, graphics, memory, and communications. We believe that the adoption of our solutions by such diverse and technologically advanced companies validates the application of our design-to-silicon yield solutions to the broader market.

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

Case Studies

     TOSHIBA CORPORATION -- one of the world's leading semiconductor manufacturers with IC and end product revenue over $50 billion.

    Challenge:   To meet the anticipated large market demand for a new
                 consumer product, Toshiba sought to ramp production of a
                 very large, complex system-on-a-chip, or SoC. A chip of this size and complexity had not previously been manufactured at the projected high volumes.
    Solution:    Toshiba utilized our design-to-silicon yield solution to
                 identify and quantify potential yield loss components and
                 their root causes, and to monitor continuing manufacturing process health. Our CVs and analyses continuously identified yield issues and prioritized the causes by yield impact,
                 which Toshiba used to drive proactive improvements to ensure that SoC yields would be on target. Toshiba made numerous
                 design and manufacturing changes, so that the design and
                 manufacturing process were already co-optimized to yield
                 well by the time the SoC was inserted into mass production.
                 In addition, our solution was used to improve the transistor architecture for significantly better transistor
                 performance, which resulted in higher IC performance yield.
    Impact:      The SoC yield ramp rate greatly exceeded the industry
                 benchmark ramp rates, increased the capacity of the
                 fabrication facility and enabled Toshiba to meet the market demand. We continue to work very closely with Toshiba on the next generation of this process and SoC.

     CONEXANT SYSTEMS, INC. -- one of the world's leading pure-play communications IC producers with IC revenue in excess of $2 billion.

    Challenge:   Conexant sought to achieve consistently high yields of a
                 specific product across existing internal and external
                 manufacturing processes. This was exacerbated by the added complexities of disparate design rules in each of the
                 facilities.
    Solution:    We worked with Conexant to identify, quantify and prioritize yield loss components and their root causes to drive yield improvements for an archetypal product. These improvements were also expected to apply to other Conexant products. Our proprietary technology allowed our team to uncover the two major systematic causes of low yield for this product -- the first was an inconsistency in the design rules that
                 specified how layers of metals were connected to each other, or borderless contacts, and the second was a problem in the transistor to transistor interconnect. We worked with
                 Conexant to identify layout changes to compensate for
                 process differences across the manufacturing facilities. Our team used our software simulation capability to predict the yield improvement and ensure that proposed changes were
                 optimal.
    Impact:      In three months, we increased yields dramatically for the
                 archetypal product. In addition, the corrections implemented for the archetypal product were applied to many products in the 0.25 micron technology. We continue to work closely with
                 Conexant on the next generation of its processes and
                 products.

SALES AND MARKETING

     Our sales strategy is to pursue targeted accounts through a combination of our direct sales force and strategic alliances. To date, we have targeted leading IDMs to validate our solutions in leading technology and manufacturing environments and to establish credibility to support future sales and marketing efforts. We expect to extend these efforts to other IDMs and fabless semiconductor companies. For sales in the United States, we rely on our direct sales team, which primarily operates out of our San Jose, California headquarters. In Japan we rely on our direct sales team as well as Innotech Corporation, a large semiconductor sales and distribution company located in Japan. Innotech has been instrumental in providing introductions to key executives with some of our targeted customers, which has allowed us to

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

establish direct relationships with these key executives. We expect to continue establishing strategic alliances with vendors in the electronic design automation software, capital equipment for IC production, silicon intellectual property and mask-making software segments to create and take advantage of co-marketing opportunities. We believe that these relationships will also serve as sales channels for our design-to-silicon yield solutions and to increase industry awareness of our solutions.

     We strive to provide compelling value in our initial engagement to establish ourselves as a key vendor to our customers and solidify relationships at the executive level. Early in the solution implementation, our engineers establish relationships across the organization and gain a solid understanding of our customers' business issues. Our direct sales and solution implementation teams combine their efforts to deepen our customer relationships by expanding our penetration across the customer's products, processes and technologies. This close working relationship with the customer has the added benefit of helping us identify new product areas and technologies in which we should next focus our research and development efforts. We believe that our sales and marketing efforts will facilitate the adoption of our design-to-silicon yield solutions as the industry standard.

RESEARCH AND DEVELOPMENT

     Our research and development focuses on rapidly developing and introducing new proprietary technologies, software products and enhancements to our existing design-to-silicon yield solutions. We use a rapid-prototyping paradigm in the context of the customer engagement to achieve these goals. In addition, we have a highly-qualified technical advisory board comprised of professors from Harvard University's Business School, the Massachusetts Institute of Technology, Carnegie Mellon University and the University of California, Berkeley to help us develop and guide our strategic development roadmap.

     We have made and expect to continue to make substantial investments in research and development. The complexity of our design-to-silicon yield technologies requires expertise in physical IC design and layout, transistor design and semiconductor physics, semiconductor process integration, numerical algorithms, statistics, and software development. We believe that the multidisciplinary expertise of our team of scientists and engineers will continue to advance our market and technological leadership. We conduct extensive in-house training for our engineers in the technical areas, as well focusing on ways to enhance their client service skills. At any given time, about one quarter of our research and development engineers are operating in the field, partnered with solution implementation engineers in a deliberate strategy to provide direct feedback between technology development and client needs. Our research and development expenses were approximately $1.0 million in 1997, $1.9 million in 1998, $3.1 million in 1999 and $2.2 million in the first six months of 2000.

COMPETITION


     The semiconductor industry is highly competitive and characterized by rapidly changing design and process technologies, evolving standards, short product life cycles and decreasing prices. While the market for silicon infrastructure is in its infancy, it is rapidly evolving and we expect competition to develop and continue to increase. We believe a comprehensive solution to effectively close the design-to-silicon yield gap requires integration of design and manufacturing processes. Currently, we are the only provider of comprehensive commercial solutions for systematic IC yield and performance enhancement. We face indirect competition from the internal groups at IC companies that work on process integration, including groups at current customers such as Toshiba or Conexant, and at prospective customers. Some vendors to IC companies may also compete with us indirectly. For example, Cadence, a prominent electronic design automation vendor, has offerings that help enhance IC layout in ways that could result in improved yield. Providers of yield management software aimed at maintaining and improving yield in mass production, such as KLA-Tencor, help us maintain yield gains achieved in integration and ramp, and could be perceived as indirect competition. In addition to such indirect competition, other potential sources of competition include: yield-management software vendors who could expand their offerings to include or increase design and process capabilities; electronic design automation vendors, who could expand their offerings to include process and manufacturing; and semiconductor process equipment vendors, who could expand their offerings to include design and other elements of process and manufacturing beyond their own equipment.

     We believe that the principal factors affecting competition in our market are:

     - demonstrated results and reputation;

     - strength of core technology;

     - ability to implement solutions for new technology and product generations;

     - time to market; and

     - strategic relationships.

     Although we believe that our solutions compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater resources.

INTELLECTUAL PROPERTY

     Our future success and competitive position are dependent upon our continued ability to develop and protect proprietary software and other technologies. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws to protect our proprietary technologies and prevent competitors from using our technologies in their products. We have been issued one German patent and have five patent applications currently pending in the United States. We intend to prepare additional patent applications for submission to the United States Patent and Trademark Office. In the future, we may seek additional patent protection when we feel it is necessary.

     We license our products and technologies pursuant to non-exclusive license agreements which impose restrictions on customer use. In addition, we seek to avoid disclosure of our trade secrets, including, requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws. Despite this protection, unauthorized parties may copy aspects of our current or future software and other technologies or obtain and use information that we regard as proprietary.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions. There are also numerous patents in the semiconductor industry and new patents are being issued at a rapid rate. It is also possible that third parties will claim that we have infringed their patents and current or future products. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.


     PDF Solutions,(R) Circuit Surfer,(R) pdFab(R) and Optissimo(R) are our registered trademarks and Characterization Vehicle,(TM) CV,(TM) pdEx(TM) and Optissimo(TM) are trademarks of PDF. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.


EMPLOYEES

     As of June 30, 2000, we had 108 employees, including 43 in client service teams, 42 in products and methods, 6 in sales and marketing and 17 in general and administrative functions. Seventy-three of these employees are located in San Jose, California, 14 are located in Texas and Virginia, 18 are located in Germany and 3 employees are located in Japan. Of our 108 total employees, 80 are engineers, 70 of which have advanced degrees including 40 with Ph.Ds.

     None of our employees is represented by a labor union or is subject to a collective bargaining agreement. We believe our relationship with our employees is good.

LEGAL PROCEEDINGS

     We are not currently party to any material legal proceedings.

FACILITIES

     Our principal executive offices are located in San Jose, California where we lease approximately 18,000 square feet under a lease that expires in October 2004. We lease 3,750 square feet in Dallas, Texas under a lease that expires in July 2002. In addition, we lease 4,200 square feet in Munich, Germany and 1,600 square feet in Tokyo, Japan under leases that expire in June 2002 and April 2002. We believe that our current facilities in San Jose are adequate to meet our needs through the end of fiscal 2000, at which time we will need to obtain additional space in the San Jose area, which we expect to be able to obtain when necessary. We are also currently in the process of seeking additional space in Dallas.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names and ages of our executive officers and directors as of June 30, 2000 are as follows:

                   NAME                     AGE                   POSITION(S)
                   ----                     ---                   -----------
John K. Kibarian, Ph.D. ..................  36     Chief Executive Officer, President and
                                                   Director
Thomas F. Cobourn, Ph.D. .................  39     Vice President, Yield Analysis
David A. Joseph...........................  46     Vice President, Products and Methods
P. Steven Melman..........................  45     Chief Financial Officer and Vice
                                                   President, Finance and Administration
Kimon Michaels, Ph.D. ....................  34     Vice President, Integration Practice and
                                                   Director
P.K. Mozumder, Ph.D. .....................  38     Vice President, Integration Practice
W. Steven Rowe............................  50     Vice President, Human Resources
David Tarpley.............................  54     Vice President, Worldwide Sales
B.J. Cassin...............................  66     Director
Donald L. Lucas...........................  70     Director
Lucio L. Lanza............................  56     Director

     John K. Kibarian, Ph.D., one of our founders, has served as President since November 1991 and has served as our Chief Executive Officer since July 2000. Mr. Kibarian has served as a director since December 1992. Mr. Kibarian received a B.S. in Electrical Engineering, a M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

     Thomas F. Cobourn, Ph.D., one of our founders, has served in Vice Presidential capacities since June 1992 including currently as Vice President, Yield Analysis. Mr. Cobourn received a B.S., Computer Science and Engineering from the University of Pennsylvania and a M.S. E.C.E. and Ph.D. E.C.E. from Carnegie Mellon University.

     David A. Joseph has served as Vice President, Products and Methods since July 1999. He served as Vice President, Business Development from November 1998 through June 1999. From February 1978 to October 1998, Mr. Joseph served KLA/Tencor, a semiconductor manufacturing company, in various positions, including as Japan Business Manager, VP Customer Satisfaction and GM Yield Analysis Software. Mr. Joseph received a B.S. in Mathematical Science from Stanford University.

     P. Steven Melman has served as Chief Financial Officer and Vice President, Finance and Administration since July 1998. From April 1997 to June 1998, Mr. Melman served as Vice President Finance and Administration with Animation Science Corporation, an animation company. From April 1995 to April 1997, he served as Vice President, Finance and Chief Financial Officer with Business Resource Group, a facilities management and commercial furnishings company. Mr. Melman received a B.S. in Business Administration from Boston University. Mr. Melman is a Certified Public Accountant.

     Kimon Michaels, Ph.D., one of our founders, has served in Vice Presidential capacities since March 1993 including currently as Vice President, Integration Practice, and as a director since November 1995. He also served as Chief Financial Officer from November 1995 to July 1998. Mr. Michaels received a B.S. in Electrical Engineering, a M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

     P.K. Mozumder, Ph.D. has served as Vice President, Integration Practice since May 1998. From June 1994 to May 1998, Mr. Mozumder served as a Branch Manager with Texas Instruments, Inc., a consumer electronics and semiconductor company. Mr. Mozumder received a B. Tech in Electrical Engineering from the Indian Institute of Technology in Bombay, India, and a M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

     W. Steven Rowe has served as Vice President, Human Resources since February 2000. From June 1995 to February 2000, Mr. Rowe served as Vice President, Human Resources at Trident Microsystems, a multimedia semiconductor company. From May 1994 to June 1995, he served as Vice President, Human Resources at OPTi Inc., an semiconductor company. Mr. Rowe received a M.A. in Education Administration from San Jose State University, a M.A. in Speech Pathology from Chico State University and a J.D. from Lincoln University.

     David Tarpley has served as Vice President, Worldwide Sales since November
1996. From           1993 to November 1996, Mr. Tarpley served as Vice
President, Worldwide Sales with HLD, Inc., an electronic design automation company. Mr. Tarpley received a B.S. in Business Administration from University of California, Berkeley and a M.B.A. from California State University Fullerton.

     B.J. Cassin has served as a director since November 1995. Mr. Cassin has been a private venture capital investor since 1979. Previously, he co-founded Xidex Corporation, a manufacturer of data storage media in 1969. Mr. Cassin is chairman of the board of directors of Cerus Corporation, a medical device company and a director of Symphonix Devices, Inc., a medical device company. Mr. Cassin holds an A.B. in Economics from Holy Cross College.

     Donald L. Lucas has served as a director since May 1999. He has been a venture capitalist since 1960. He also serves as a director of Cadence Design Systems, Inc., an electronic design automation company, Coulter Pharmaceutical, Inc., a pharmaceutical company, Macromedia, Inc., a software company, Oracle Corporation, an information management software company, Preview Systems, Inc., a infrastructure software company, Transcend Services, Inc., a medical services company, and Tricord Systems, Inc., a storage system management software company. Mr. Lucas holds a B.A. in Economics and a M.B.A. from Stanford University.

     Lucio L. Lanza has served as a director since November 1995. Mr. Lanza joined U.S. Venture Partners, a venture capital firm, in 1990 and has served as a general partner since 1996. Mr. Lanza serves as chairman of the board of Artisan Components, Inc., a semiconductor intellectual property company.

BOARD COMPOSITION

     Our bylaws currently provide for a board of directors consisting of five members. Commencing upon completion of this offering, the board of directors will be divided into three classes, each serving staggered three-year terms:

     - Class I directors will include Mr. Lucas and Mr. Cassin, and their terms will expire at the first annual meeting of stockholders following the date of this prospectus;

     - Class II directors will include Mr. Lanza and Mr. Michaels, and their terms will expire at the second annual meeting of stockholders following the date of this prospectus; and

     - Class III directors will include Mr. Kibarian, whose term will expire at the third annual meeting of stockholders following the date of this prospectus.

As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms.

     Each officer is elected by the board of directors and serves at its discretion. Each of our officers and directors, other than nonemployee directors, devotes his or her full time to our affairs. Our nonemployee directors devote the amount of time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors or officers.

BOARD COMMITTEES

     We have established an audit committee and a compensation committee.

Audit Committee

     The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee currently consists of Mr. Lucas, Mr. Lanza and Mr. Cassin.

Compensation Committee

     The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefits plans. The compensation committee currently consists of Mr. Cassin and Mr. Lanza.

DIRECTOR COMPENSATION


     Our directors do not currently receive any compensation for serving on the board of directors, although they are reimbursed for reasonable travel expenses incurred in connection with attending board of directors and committee meetings. In March 2000, we issued options to purchase 75,000 shares of common stock to Mr. Lucas, at an exercise purchase price of $1.00 per share, one-quarter of the shares vest on the 12 month anniversary of the vesting commencement date and 1/48 of the total number of shares subject to the option vest each month thereafter, provided that Mr. Lucas remains one of our directors. After the completion of this offering, any new directors will receive an initial option to purchase 30,000 shares of common stock and all our directors will receive on an annual basis options to purchase 7,500 shares of common stock. Please see "Management -- Benefit Plans -- 2000 Stock Plan."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee makes all compensation decisions. Our compensation committee currently consists of Mr. Cassin and Mr. Lanza, neither of whom has ever been one of our officers or employees. Prior to the formation of the compensation committee in 1995, our board of directors made decisions relating to compensation of our executive officers. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation that we paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer and our four other most highly compensated officers who earned more than $100,000 during that fiscal year. All option grants were made under our 1997 Stock Plan. Amounts listed under "Other Annual Compensation" represent the dollar value of commissions earned. The amounts listed under "All Other Compensation" represent the dollar value of term life insurance paid by us on behalf of the named executive officer during the fiscal year ended December 31, 1999. There is no cash surrender value under the life insurance policy.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                ANNUAL COMPENSATION          ------------
                                         ---------------------------------    SECURITIES
                                                              OTHER ANNUAL    UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL POSITION         SALARY     BONUS    COMPENSATION     OPTIONS      COMPENSATION
      ---------------------------        --------   -------   ------------   ------------   ------------
John K. Kibarian.......................  $120,000   $15,000           --            --          $321
  Chief Executive Officer and President
David Tarpley..........................   100,240        --     $104,851        80,000           327
  Vice President, Worldwide Sales
David A. Joseph........................   160,240     1,450           --        50,000           327
  Vice President, Products and Methods
P.K. Mozumder..........................   150,240     6,200           --            --           327
  Vice President, Integration Practice
P. Steven Melman.......................   150,240     4,600           --            --           327
  Chief Financial Officer and Vice
     President, Finance and
     Administration

Option Grants in 1999

     The following table sets forth information with respect to stock options granted to our Chief Executive Officer and our four most highly compensated executive officers during the year ended December 31, 1999.

                                            INDIVIDUAL GRANTS
                       -----------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                           PERCENT OF                                   ASSUMED ANNUAL RATES OF
                          NUMBER OF      TOTAL OPTIONS                               STOCK PRICE APPRECIATION FOR
                         SECURITIES        GRANTED TO     EXERCISE OR                         OPTION TERM
                         UNDERLYING       EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------------
        NAME           OPTIONS GRANTED    FISCAL YEAR     (PER SHARE)      DATE           5%              10%
        ----           ---------------   --------------   -----------   ----------   -------------   -------------
John K. Kibarian.....          --               --              --            --              --              --
David Tarpley........      80,000             10.7%          $0.25       1/27/09      $1,413,427      $2,262,493
David A. Joseph......      50,000              6.7            0.25       5/20/09         883,392       1,414,058
P.K. Mozumder........          --               --              --            --              --              --
P. Steven Melman.....          --               --              --            --              --              --

     We have never granted any stock appreciation rights. All option grants were made under our 1997 stock plan. The exercise price per share was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. Percentage of total options is based on an aggregate of 746,500 shares of common stock granted under the 1997 Stock Plan in the year ended December 31, 1999.

     The potential realizable value represents the hypothetical gain or option spread that would exist for the options in this table if the assumed initial public offering price of $11.00 for our common stock appreciates at assumed annual rates of 5% and 10% for the ten year term of such options. These assumed rates comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

     The options shown in this table vest at a rate of 1/4 of the common stock subject to the option on the first anniversary of the date of grant and thereafter 1/48 of the total number of the option shares vest monthly as long as the optionee remains an employee, consultant or director. The options granted to Mr. Tarpley were fully vested on the date of grant.

1999 Fiscal Year-End Option Values

     The following table provides summary information with respect to our chief executive officer and our four other most highly compensated executive officers concerning:

     - the shares of common stock acquired in 1999;

     - the value realized upon exercise of stock options in 1999; and

     - the number and value of unexercised options as of December 31, 1999.

The value was calculated by determining the difference between the fair market value of underlying securities, which we have based on an assumed initial public offering price of $11.00, and the exercise price.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                   SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
John K. Kibarian...............        --        --             --           --               --           --
David Tarpley..................    80,000         $0            --           --               --           --
David Joseph...................    50,000         0             --           --               --           --
P.K. Mozumder..................        --        --             --           --               --           --
P. Steven Melman...............        --        --             --           --               --           --

BENEFIT PLANS

1996 Stock Option Plan

     Our 1996 Stock Option Plan, or the 1996 Plan, provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and for the granting to employees, directors and consultants of nonstatutory stock options. The 1996 Plan was approved by the board of directors in January of 1996 and by our stockholders in February of 1996. The board of directors approved an amendment to the 1996 Plan in August 1996 to allow grants to consultants, which amendment did not require stockholder approval. Unless terminated sooner, the 1996 Plan will terminate automatically in 2006. As of June 30, 2000, a total of 1,097,551 shares of common stock were reserved for issuance pursuant to the 1996 Plan of which options to purchase 28,126 were outstanding and none were available for grant.

     The 1996 Plan may be administered by the board of directors or a committee of the board of directors, which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares, the exercisability thereof, and the form of consideration payable upon exercise. In March 2000, the administrator amended the 1996 Plan exercise practices to allow for the early exercise of unvested shares by all optionees. The board of directors has the authority to amend, suspend or terminate the 1996 Plan, provided that the action may not adversely affect any share of common stock previously issued and sold or any option previously granted under the 1996 Plan.

     Options granted under the 1996 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1996 Plan generally must be exercised within three months of the optionee's separation of service from PDF, or within twelve months of the optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive or nonstatutory stock option granted must equal at least 110% of the fair market value on the date of grant and the term of any incentive stock option must not exceed five years. The exercise price of a nonstatutory option granted to any other individual must equal at least 85% of the fair market value on the date of grant. The term of all other options granted under the 1996 Plan may not exceed ten years.

     The 1996 Plan provides that in the event of a merger by us with or into another corporation or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted by the successor corporation unless the administrator decides that the optionees shall have the right to exercise some or all of the unvested shares. If each outstanding option is made exercisable in lieu of substitution or assumption as described in the preceding sentence, the administrator shall notify the optionees that each option shall be exercisable for a period of thirty days from the date of such notice and that the option shall otherwise terminate upon the expiration of such period.

     Following adoption of the 1997 Stock Plan in September 1997 by the board of directors, the 1996 Plan was effectively terminated and no additional grants could be issued under the 1996 Plan.

1997 Stock Plan

     Our 1997 Stock Plan, or the 1997 Plan, provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights. The 1997 Plan was approved by the board of directors and stockholders in September 1997. The board of directors approved an amendment to the 1997 Plan in December 1999, and the stockholders approved this amendment in January of 2000. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007. As of June 30, 2000, a total of 8,402,449 shares of common stock were reserved for issuance pursuant to the 1997 Plan of which options to purchase 477,128 shares were outstanding and 2,740,572 were available for grant.

     The 1997 Plan may be administered by the board of directors or a committee of the board of directors, which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares, the exercisability thereof, and the form of consideration payable upon exercise. In March 2000, the Administrator amended the 1997 Plan exercise practices to allow for the early exercise of unvested shares by all optionees. The board of directors has the authority to amend, suspend or terminate the 1997 Plan, provided that the action may not adversely affect any share of common stock previously issued and sold or any option previously granted under the 1997 Plan. On June 30, 2000, the board of directors formed a Special Option Committee to serve as Administrator under the 1997 Plan for the purposes of granting options to purchase up to 35,000 shares of common stock to any new, non-executive employees. The Special Option Committee consists of Mr. Kibarian and Mr. Melman.

     Options and stock purchase rights granted under the 1997 Plan are not generally transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1997 Plan must generally be exercised within three months of the optionee's separation of service from us, or within twelve months of the optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. Options granted under the 1997 Plan generally may be exercised immediately after the grant date, but to the extent the shares subject to the options are not vested as of the date of exercise, we retain a right to repurchase any shares that remain unvested at the time of the optionee's termination of employment by paying an amount equal to the exercise price times the number of unvested shares. Options granted under the 1997 Plan generally vest at the rate of 1/4 of the total number of shares subject to the options on the twelve month anniversary of the date of grant and 1/48 of the total number of shares subject to the options vest each month thereafter. In the case of stock purchase rights, unless the administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service for any reason, including death or disability. The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator, which is generally equal to 25% per year. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant, and any nonstatutory option must have an exercise price at least equal to 85% of the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive or nonstatutory stock option or stock purchase rights granted must equal at least 110% of the fair market value on the date of grant for options and 100% of the fair market value on the date of grant in the case of stock purchase rights and the term of any incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years.

     The 1997 Plan provides that in the event of a merger by us with or into another corporation or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted by the successor corporation. If each outstanding option is not assumed or substituted as described in the preceding sentence, the administrator shall notify the optionees that each option shall terminate upon the consummation of the merger or sale of assets.

     Effective as of the date of this prospectus, no new grants will be made from the 1997 Plan.

2000 Stock Plan


     Our 2000 Stock Plan, or the 2000 Plan, provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights. The 2000 Plan was approved by the board of directors in August of 2000 and by the stockholders in October of 2000. A total of 3,000,000 shares of common stock has been reserved for issuance under the 2000 Plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the Purchase Plan will be increased on the first day of each of our fiscal years by the lesser of:


     - 3,000,000 shares;

     - 5% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

     - the number of shares determined by the board of directors.

     The 2000 Plan may be administered by the board of directors or a committee of the board of directors, which committee shall, in the case of options intended to qualify as the "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares, the exercisability thereof, and the form of consideration payable upon exercise. The board of directors has the authority to amend, suspend or terminate the 2000 Plan, provided that the action may not adversely affect any share of common stock previously issued and sold or any option previously granted under the 2000 Plan.

     Options and stock purchase rights granted under the 2000 Plan are not generally transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 2000 Plan must generally be exercised within three months of the optionee's separation of service, or within twelve months of the optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. Options granted under the 2000 Plan generally may be exercised immediately after the grant date, but to the extent the shares subject to the options are not vested as of the date of exercise, we retain a right to repurchase any shares that remain unvested at the time of the optionee's termination of employment by paying an amount equal to the exercise price times the number of unvested shares. Options granted under the 2000 Plan generally vest at the rate of 1/4 of the total number of shares subject to the options on the twelve month anniversary of the date of grant and 1/48 of the total number of shares subject to the options vest each month thereafter. In the case of stock purchase rights, unless the administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service for any reason, including death or disability. The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator which is generally equal to 25% per year. The exercise price of all incentive stock options granted under the 2000 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 Plan is determined by the administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option or must equal at least 110% of the fair market value on the date of grant for options and the term of any incentive stock option must not exceed five years. The term of all other options granted under the 2000 Plan may not exceed ten years. For options granted on or after the effective date of registration of any class of equity security of PDF and prior to six months after the termination of such registration, the exercise price will be no less than the fair market value of the common stock on the date of grant.


     The 2000 Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors. The director option component will not become effective until completion of this offering. Each nonemployee director who first becomes a board member after the date of this prospectus will be granted options for 30,000 shares. In addition, each nonemployee director will be granted options for 7,500 shares annually. These automatic grants shall vest in accordance with the vesting schedule set forth above, however, in the event of a change in control, the options shall become 100% vested.

     The 2000 Plan provides that in the event of a merger by us with or into another corporation or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted by the successor corporation, unless the administrator decides in its sole discretion that optionees have the right to exercise some or all of the stock in lieu of substitution or assumption. If each outstanding option is not assumed or substituted as described in the preceding sentence, the administrator shall notify the optionees that each option shall be exercisable for a period of fifteen days from the date of such notice and the option will terminate upon expiration of such period.

2000 Employee Stock Purchase Plan


     The 2000 Employee Stock Purchase Plan, or Purchase Plan, was adopted by the board of directors in August 2000 and approved by the stockholders in October 2000. A total of 300,000 shares of common stock has been reserved for issuance under the Purchase Plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the Purchase Plan will be increased on the first day of each of our fiscal years by the lesser of:


     - 675,000 shares;

     - 2% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

     - the number of shares determined by the board of directors.

     The Purchase Plan becomes effective on the date of this prospectus. Unless terminated earlier by the board of directors, the Purchase Plan shall terminate in December 31, 2010.

     The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on January 1 and July 1 of each year. Each offering period will consist of four consecutive purchase periods of six months' duration, and at the end of each six month period an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on December 31, 2000; the initial purchase period is expected to begin on the date of this offering. The Purchase Plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or of any of our majority-owned subsidiaries designated by the board, are eligible to participate in the Purchase Plan if we or our subsidiary employs them for at least 20 hours per week and more than five months per year. Under the Purchase Plan, eligible employees may purchase common stock through payroll deductions, which in any event may not exceed 10% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the Purchase Plan at any time during an offering period and participation ends automatically on termination of employment.

     Under the Purchase Plan no employee shall be granted an option if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or its subsidiaries. In addition, no employee shall be granted an option under the Purchase Plan if the option would permit the employee to purchase stock under all our employee stock purchase plans and our subsidiaries in an amount that exceeds $25,000 of fair market value for each calendar year in which the option is outstanding at any time. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in the Purchase Plan shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new twenty-four month offering period beginning on the first business day following the purchase date.

     The Purchase Plan provides that in the event of our merger or consolidation with or into another corporation or a sale of all or substantially all of our assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right will be substituted by the successor corporation unless the board of directors shortens any ongoing offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to consummation of the transaction. The board of directors has the power to amend or terminate the Purchase Plan and to change or terminate offering periods as long as any action does not adversely affect any outstanding rights to purchase stock under the Purchase Plan, however the board may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges. We have not issued any shares under the Purchase Plan to date.

401(k) PLAN

     We sponsor a 401(k) plan in which eligible employees may participate. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Code. Contributions to the 401(k) plan and income earned on such contributions are not taxable to employees until withdrawn from the 401(k) plan. Subject to restrictions imposed by the Code on highly compensated employees, employees generally may defer up to 15% of their pre-tax earnings up to the statutorily prescribed annual limit, which is $10,500 for the 2000 calendar year, and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions from us to the 401(k) plan. Participants' salary reduction contributions are fully vested at all times. Each participant's interest in their employer discretionary contributions and matching contributions generally vest in accordance with a four-year graduated vesting schedule. Participants may receive loans and hardship distributions while in service and are eligible for a distribution from the 401(k) plan upon separation from service with us. All contributions are tax deductible by us. The trustee under the 401(k) plan, at the direction of participants, invests the assets of the 401(k) plan in any of seven designated investment options. To date, we have not made any matching contributions to the 401(k) plan. The 401(k) plan may be amended or terminated by us at any time, and in our sole discretion.

CHANGE OF CONTROL ARRANGEMENTS


     On July 9, 1998, we entered into a letter agreement with Mr. Melman to act as our Vice President, Finance and Administration and Chief Financial Officer. This letter agreement provides that in the event Mr. Melman is terminated without cause any time after his one-year anniversary with us and there is no change of control, Mr. Melman will receive six months accelerated vesting of shares purchased pursuant to an option or restricted stock purchase agreement. In the event of a change of control, Mr. Melman will receive 24 months accelerated vesting, regardless of whether his employment is terminated. Change of control is defined as an event whereby a party or group of parties, different from those in control of PDF at the time of Mr. Melman's offer, attains a majority voting right in PDF. Other than as described above, in general, our employees are not subject to written employment agreements.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

     In addition, our bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors' and officers' insurance if available on reasonable terms. We expect to obtain directors' and officers' liability insurance effective upon completion of this offering.

     At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED-PARTY TRANSACTIONS

SALES OF PREFERRED STOCK SECURITIES

     On December 4, 1995, we sold 8,750,000 shares of Series A preferred stock at a price of $0.40 per share to a group of private investors that included the directors, officers and 5% stockholders listed below. On August 4, 2000, we sold 526,315 shares of Series B preferred stock at a price of $9.50 per share to a group of private investors that included the directors, officers and 5% stockholders listed below. Upon completion of this offering, each outstanding share of Series A and Series B preferred stock will automatically convert into one share of common stock. Listed below are the directors, executive officers, and stockholders who beneficially own 5% or more of our securities who participated in these financings.


                                                                                         VALUE OF STOCK
                                                                                           AT INITIAL
                                              SERIES A     SERIES B     AGGREGATE CASH       PUBLIC
                                              PREFERRED    PREFERRED    CONSIDERATION    OFFERING PRICE
                                              ---------    ---------    --------------   --------------
Entities associated with U.S. Venture
  Partners..................................  3,750,000     131,579       $2,750,000      $42,697,369
Telos Venture Partners, L.P.................  3,750,000          --        1,500,000       41,250,000
B.J. Cassin.................................    812,500          --          325,000        8,937,500
Donald L. Lucas.............................    187,500      47,368          524,996        2,583,548



     U.S. Venture Partners IV, L.P., U.S.V.P. Entrepreneur Partners II, L.P., Second Ventures II, L.P. and 2180 Associates Fund are affiliated entities and together are considered a greater than 5% stockholder. Lucio L. Lanza, one of our directors, is a partner of U.S. Venture Partners. Mr. Lanza disclaims any beneficial ownership of the securities held by those entities, except to the extent of his proportional interest in the entities. This table also includes 62,500 shares that are held in the name of Cassin Family Partners, A California Limited Partnership of which Mr. Cassin is a General Partner and 750,000 shares held in the name of The Cassin Family Trust U/D/T dtd 1/31/96. Mr. Lucas is the trustee of the Richard M. Lucas Foundation which holds 187,500 shares of Series A preferred stock. Mr. Lucas disclaims beneficial ownership of these shares except for 38,648 shares which the foundation has agreed to assign to him. This table also includes 31,579 shares of Series B preferred stock held in the name of Donald L. Lucas Profit Sharing Trust and 15,789 shares held in the name of Teton Capital Company, which are beneficially owned by Mr. Lucas. Mr. Lucas disclaims beneficial ownership of all shares held in the name of Teton Capital Company. The "Value of Stock at Initial Public Offering Price" column data is calculated based on an assumed initial public offering price of $11.00 per share.


LOANS TO, AND OTHER ARRANGEMENTS WITH, OFFICERS AND DIRECTORS

     We have an early exercise provision under our 1996 Stock Option Plan and 1997 Stock Plan which allows our optionholders and holders of stock purchase rights to purchase shares of stock underlying unvested options, subject to our own repurchase right. In addition, we have an employee loan program which allows employees to borrow the full exercise price of their options or stock purchase rights from us by signing a full recourse promissory note bearing interest at the applicable federal rate in the month of purchase. The following officers have participated in the loan program:

     - In connection with his purchase of 1,896,145 shares of common stock on December 1, 1995, we loaned approximately $15,000 to Thomas Cobourn under a four year, 5.83% promissory note. The term of this note was extended for two years in 1999 at a rate of 5.62%. In connection with his purchase of 40,000 shares of common stock on July 14, 2000, we loaned $80,000 to Mr. Cobourn under a four year, 6.62% promissory note. These notes are full recourse notes secured by pledges of the shares of common stock purchased. At July 31, 2000 his indebtedness plus accrued interest totaled approximately $100,000.

     - In connection with his purchase of 2,472,775 shares of common stock on December 1, 1995, we loaned approximately $20,000 to Kimon Michaels under a four year, 5.83% promissory note. The term of this note was extended for two years in 1999 at a rate of 5.93%. In connection with his purchase of 60,000 shares of common stock on July 14, 2000, we loaned $120,000 to Mr. Michaels under a four year, 6.62% promissory note. These notes are full recourse notes secured by pledges of the shares of common stock purchased. At July 31, 2000 his indebtedness plus accrued interest totaled approximately $146,000.

     - In connection with his purchase of 300,000 shares of common stock on August 25, 1998, we loaned approximately $30,000 to P. Steven Melman under a four year, 5.47% promissory note. In connection with his purchase of 50,000 shares of common stock on July 14, 2000, we loaned $100,000 to Mr. Melman under a four year, 6.62% promissory note. These notes are full recourse notes secured by pledges of the shares of common stock purchased. At July 31, 2000 his indebtedness plus accrued interest totaled approximately $134,000.

     - In connection with his purchase of 250,000 shares of common stock on October 5, 1998, we loaned $25,000 to P.K. Mozumder under a four year, 5.47% promissory note. In connection with his purchase of 60,000 shares of common stock on July 13, 2000, we loaned $120,000 to Mr. Mozumder under a four year, 6.62% promissory note. These notes are full recourse notes secured by pledges of the shares of common stock purchased. At July 31, 2000 his indebtedness plus accrued interest totaled approximately $148,000.

     - In connection with his purchase of 300,000 shares of common stock on December 4, 1998 we loaned $75,000 to David A. Joseph under a four year, 4.46% promissory note. In connection with his purchase of 50,000 shares on September 20, 1999 we loaned $12,500 to David Joseph under a four year, 4.46% promissory note and in connection with his purchase of 80,000 shares of common stock on July 14, 2000, we loaned $160,000 to Mr. Joseph under a four year, 6.62% promissory note. These notes are full recourse notes secured by pledges of the shares of common stock purchased. At July 31, 2000 his indebtedness plus accrued interest totaled approximately $254,000.

     - In connection with his purchase of 175,000 shares of common stock on February 24, 2000, we loaned approximately $61,000 to W. Steven Rowe under a four year, 6.69% promissory note. This note is a full recourse note secured by a pledge of the shares of common stock purchased. At July 31, 2000 his indebtedness plus accrued interest totaled approximately $63,000.

     - In connection with his purchase of 300,000 shares of common stock on July 14, 2000, we loaned $600,000 to John K. Kibarian under a four year, 6.62% promissory note. This note is a full recourse note secured by pledges of the shares of common stock purchased. At July 31, 2000 his indebtedness plus accrued interest totaled approximately $602,000.

     - In connection with his purchase of 40,000 shares of common stock on July 13, 2000, we loaned $80,000 to David Tarpley under a four year, 6.62% promissory note. This note is a full recourse note secured by a pledge of the shares of common stock purchased. As of July 31, 2000 his indebtedness plus accrued interest totaled approximately $80,000.

OTHER TRANSACTIONS

     We have granted options to some of our officers and directors. Please see "Management -- Executive Compensation," "Management -- Director Compensation" and "Principal Stockholders."

     We have entered into indemnification agreements with each of our executive officers and directors. Please see "Management -- Limitation of Liability and Indemnification Matters."

     Holders of preferred stock are entitled to registration rights with respect to common stock issued or issuable upon conversion of the preferred stock. Please see "Description of Capital Stock -- Registration Rights."

     We believe that all related-party transactions described above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information known to us regarding beneficial ownership of our common stock as of September 15, 2000 by:


     - each person known by us to beneficially own more than 5% of the outstanding common stock;

     - each of our executive officers listed on the Summary Compensation Table under "Management;"

     - each of our directors; and

     - all of our executive officers and directors as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following September 15, 2000 are deemed to be outstanding and beneficially owned by the persons holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated the address for each person listed as a director or officer is c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, CA 95110. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.



     Percentage of beneficial ownership prior to this offering is based on 25,526,265 common stock outstanding as of September 15, 2000, after giving effect to the conversion of the outstanding preferred stock. Percentage of beneficial ownership after this offering is based on 29,526,265 shares of common stock to be outstanding after completion of this offering, assuming no exercise of the underwriters' over-allotment option.

                                                                              PERCENTAGE OF SHARES
                                                                                   OUTSTANDING
                                                               NUMBER OF      ---------------------
                                                                 SHARES       PRIOR TO      AFTER
                                                              BENEFICIALLY      THIS        THIS
                      BENEFICIAL OWNER                           OWNED        OFFERING    OFFERING
                      ----------------                        ------------    --------    ---------
5% STOCKHOLDERS:
Funds affiliated with U.S. Venture Partners(1)..............    3,881,579       15.2%       12.7%
  2180 Sand Hill Road
  Suite 300
  Menlo Park, CA 94025
Telos Venture Partners, L.P.(2).............................    3,750,000       14.7        12.3
  2350 Mission College Boulevard
  Suite 1070
  Santa Clara, CA 95054
EXECUTIVE OFFICERS AND DIRECTORS:
John K. Kibarian(3).........................................    4,173,635       16.2        13.5
Lucio L. Lanza(4)...........................................    3,881,579       15.2        12.7
  2180 Sand Hill Road, Suite 300
  Menlo Park, CA 94025
Kimon Michaels(5)...........................................    2,532,775        9.9         8.3
Thomas Cobourn(6)...........................................    1,936,145        7.6         6.3
B.J. Cassin(7)..............................................      812,500        3.2         2.7
  3000 Sand Hill Road
  Building 3, Suite 210
  Menlo Park, CA 94025
David A. Joseph(8)..........................................      430,000        1.7         1.4
David Tarpley(9)............................................      370,000        1.4         1.2
P. Steven Melman(10)........................................      350,000        1.4         1.1
P.K. Mozumder(11)...........................................      310,000        1.2         1.0
Donald L. Lucas(12).........................................      309,868        1.2         1.0
  3000 Sand Hill Road
  Building 3, Suite 210
  Menlo Park, CA 94025
W. Steven Rowe(13)..........................................      175,000          *           *
All executive officers and directors as a group (11            15,281,502       58.4        49.0
  persons)(14)..............................................


---------------
  *  Less than 1%


 (1) U.S. Venture Partners IV, L.P., U.S.V.P. Entrepreneur Partners II, L.P., Second Ventures II, L.P. and 2180 Associates Fund are affiliated entities and together are considered a greater than 5% stockholder. The general partner of each of these entities is Presidio Management Group IV, L.P., or PMG. The general partners of PMG are William K. Bowes, Jr., Irwin Federman, Steven M. Krausz and Philip M. Young. Each of these persons may be deemed to share voting and dispositive control over the shares, but each disclaims beneficial ownership therein except to the extent of their pecuniary interest therein as a result of their respective interests in PMG. Lucio L. Lanza, one of our directors, is a partner of U.S. Venture Partners. Mr. Lanza disclaims any beneficial ownership of the securities held by those entities, except to the extent of his proportional interest in the entities.


 (2) Voting and dispositive power over these shares is held by Telos Management LLC which is the general partner of Telos Venture Partners, L.P. The managing members of Telos Management LLC are Bruce Bourbon, Athanasios Kalekos and Paul Asel. Mr. Bourbon votes the shares after consultation with the other two managing members.

 (3) Includes 5,000 shares each issued in the names of Johanna Aznif Chilingarian, as custodian for Ani Maritsa Chilingarian under the Massachusetts Uniform Transfers to Minors Act and Johanna Aznif

     Chilingarian, as custodian for Berj Krikor Chilingarian under the Massachusetts Uniform Transfers to Minors Act, each of whom are family members of Mr. Kibarian. Mr. Kibarian disclaims beneficial ownership of these shares. Includes 293,751 unvested shares subject to our right to repurchase upon termination of employment.

 (4) Includes 3,738,750 shares of Series A preferred stock held by U.S. Venture Partners IV, L.P., U.S.V.P. Entrepreneur Partners II, L.P. , Second Ventures II, L.P. and 2180 Associates Fund are all affiliates of U.S. Venture Partners, of which Mr. Lanza is a partner. Mr. Lanza disclaims any beneficial ownership of the securities held by those entities, except to the extent of his proportional interest in the entities.

 (5) Includes 57,501 unvested shares subject to our right to repurchase upon termination of employment.

 (6) Includes 38,334 unvested shares subject to our right to repurchase upon termination of employment.

 (7) Includes 62,500 shares held in the name of Cassin Family Partners, A California Limited Partnership and 750,000 shares held in the name of The Cassin Family Trust U/D/T dtd 1/31/96.

 (8) Includes 290,418 unvested shares subject to our right to repurchase upon termination of employment.

 (9) Includes 8,000 shares each issued in the names of Scott David Tarpley, Andrew Neil Tarpley and Jeffrey John Tarpley, each of whom is an adult child of Mr. Tarpley. Mr. Tarpley disclaims beneficial ownership of these shares. Includes 55,268 unvested shares subject to our right to repurchase upon termination of employment.

(10) Includes 200,002 unvested shares subject to our right to repurchase upon termination of employment.

(11) Includes 174,585 unvested shares subject to our right to repurchase upon termination of employment.

(12) Includes 187,500 shares held by the Richard M. Lucas Foundation of which Mr. Lucas is a trustee. Mr. Lucas disclaims beneficial ownership of these shares except as to 38,648 shares which the foundation has agreed to assign to him. Also includes 31,579 shares held in the name of the Donald L. Lucas Profit Sharing Trust and 15,789 shares held in the name of Teton Capital Company. Also includes 75,000 unvested shares subject to our right to repurchase upon termination of service. Mr. Lucas disclaims beneficial ownership of all shares held in the name of Teton Capital Company.

(13) Includes 175,000 unvested shares subject to our right to repurchase upon termination of employment.


(14) Includes an aggregate of 1,359,859 unvested shares which are subject to our right to repurchase upon termination of employment or service.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, we will be authorized to issue 75,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. All currently outstanding shares of preferred stock will be converted into common stock upon the closing of this offering.

COMMON STOCK

     As of June 30, 2000, there were 24,348,194 shares of common stock outstanding, as adjusted to give effect to issuance of 526,315 shares of Series B preferred stock on August 4, 2000 and the automatic conversion of all outstanding shares of preferred stock upon completion of this offering, held of record by approximately 132 stockholders. Options and rights to purchase 1,236,744 shares of common stock were also outstanding. There will be 29,348,194 shares of common stock outstanding, assuming no exercise of the underwriter's overallotment option or exercise of outstanding options under our stock option plans after June 30, 2000, after giving effect to the sale of the shares in this offering.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

     Upon the closing of the offering, all outstanding shares of preferred stock will be converted into 9,276,315 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.0001 par value, in one or more series. The board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding. We currently have no plans to issue any shares of preferred stock.

WARRANTS

     At June 30, 2000, there were no warrants outstanding to purchase our common or preferred stock.

REGISTRATION RIGHTS


     The holders of 18,026,314 shares of common stock (assuming the conversion of all outstanding preferred stock upon completion of this offering) or their transferees are entitled to rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these securities. Subject to limitations in the agreement, the holders of at least 50% of these securities then outstanding may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale if Form S-3 is not available. If we register any of our common stock either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in that registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this and other offerings, and in the case of our initial public offering, the underwriters may preclude any participation by holders of registrable securities. The holders of at least 50% of these securities then outstanding may also require us, not more than once in any twelve-month period, to register all or a portion of these securities on Form S-3 when the use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1.0 million. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

     Provisions of Delaware law and our charter documents could make our acquisition and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     We are subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders.

     Our Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Bylaws provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, the president and holders of 50% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board, if any, the president or any such 50% holder. The bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Boston EquiServe. The transfer agent's address is c/o Shareholder Services, 150 Royale Street, Canton, MA 02021.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of the offering, we will have outstanding 29,348,194 shares of common stock. Of these shares, the 5,000,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' overallotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders.

     The remaining 24,348,194 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

     Our stockholders have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived. Taking into account the lock-up agreements, and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

     - Beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.


     - Beginning 180 days after the effective date, approximately 21,441,176 shares will be eligible for sale pursuant to Rule 701 and pursuant to Rule 144.



     - An additional 4,747,762 shares will be eligible for sale on various dates following the 181st day after the effective date of this offering, subject to compliance with the provisions of Rule 144 or Rule 701 or pursuant to a registration statement on Form S-8.



     Outstanding options and rights to purchase an additional           shares
will be exercisable and eligible for sale on various dates following the 181st day after the effective date of this offering.


     In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, or 180 days after the date of this prospectus, of a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) one percent of the number of shares of common stock then outstanding, which will equal approximately 293,482 shares immediately after the offering; or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


     The holders of approximately 18,026,314 shares of our common stock or their transferees are also entitled to rights with respect to registration of their shares of common stock for offer or sale to the public. If the holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have a material adverse effect on the market price for our common stock.


     As a result of the lock-up agreements, all of our employees holding common stock or stock options may not sell shares acquired upon exercise until 180 days after the effective date. Beginning 180 days after the effective date, any of our employees, officers or directors or consultants who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

     In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under any of our benefit plans after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of June 30, 2000, there were outstanding stock purchase rights and options for the purchase of 1,236,744 shares, of which 1,221,035 shares were exercisable. No shares have been issued to date under our 2000 Employee Stock Purchase Plan and 2000 Stock Plan. See "Shares Eligible for Future Sale," "Management -- Benefit Plans" and "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Dain Rauscher Incorporated are acting as representatives, the following respective numbers of shares of common stock:

                                                              NUMBER OF
                                                               SHARES
                        UNDERWRITER                           ---------
Credit Suisse First Boston Corporation......................
Lehman Brothers Inc. .......................................
Dain Rauscher Incorporated..................................

                                                              ---------
  Total.....................................................  5,000,000
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid
by us...................................     $                $                $                $
Expenses payable by us..................     $                $                $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with a SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Our officers, directors and some of our other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of common stock for employees, directors and some other persons associated with us, who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "PDFS."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

     - the information in this prospectus and otherwise available to the underwriters;

     - market conditions for initial public offerings;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We can offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.


     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.


     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock (the "Shares") in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Shares are made. Any resale of the Shares in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Shares.

REPRESENTATIONS OF PURCHASERS

     By purchasing Shares in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the Shares without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION--ONTARIO PURCHASERS

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Shares to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Shares acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for Shares acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Shares in their particular circumstances and about the eligibility of the Shares for investment by the purchaser under relevant Canadian legislation.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California. Peter Cohn, a partner of Orrick, Herrington & Sutcliffe LLP, is our Secretary. The underwriters are represented by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. As of the completion of this offering, Orrick, Herrington & Sutcliffe LLP and partners in that firm beneficially own an aggregate of 18,026 shares of our common stock.

                                    EXPERTS

     The Consolidated Financial Statements of PDF Solutions, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Applied Integrated Systems and Software Entwicklungs-, Produktions-und Vertriebs GmbH ("AISS") as of December 31, 1999 and for the year ended December 31, 1999, included in this prospectus have been audited by Deloitte & Touche GmbH Wirtschaftsprufungsgesellschaft, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE TO FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus is materially complete, although additional information is set forth in the Registration Statement and the exhibits and schedules. For further information with respect to us and the common stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                              PDF SOLUTIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
PDF SOLUTIONS, INC.:
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1999 and June 30, 2000 (Unaudited).....................   F-3
  Consolidated Statements of Operations for each of the
     Three Years in the Period Ended December 31, 1999 and
     for the Six Months Ended June 30, 1999 and 2000
     (Unaudited)............................................   F-4
  Consolidated Statements of Shareholders' Deficiency for
     each of the Three Years in the Period Ended December
     31, 1999 and for the Six Months Ended June 30, 2000
     (Unaudited)............................................   F-5
  Consolidated Statements of Cash Flows for the each of the
     Three Years in the Period Ended December 31, 1999 and
     for the Six Months Ended June 30, 1999 and 2000
     (Unaudited)............................................   F-6
  Notes to Consolidated Financial Statements................   F-7

APPLIED INTEGRATED SYSTEMS AND SOFTWARE GmbH:
  Independent Auditors' Report..............................  F-22
  Balance Sheets as of December 31, 1999 and March 31, 2000
     (Unaudited)............................................  F-23
  Income Statements for the Year Ended December 31, 1999 and
     for the Three Months Ended March 31, 1999 and 2000
     (Unaudited)............................................  F-24
  Statements of Shareholders' Equity (Deficiency) for the
     Year Ended December 31, 1999 and for the Three Months
     Ended March 31, 2000 (Unaudited).......................  F-25
  Statements of Cash Flows for the Year Ended December 31,
     1999 and for the Three Months Ended March 31, 1999 and
     2000 (Unaudited).......................................  F-26
  Notes to Financial Statements.............................  F-27

PRO FORMA:
  Unaudited Pro Forma Consolidated Statements of
     Operations.............................................  F-33
  Unaudited Pro Forma Consolidated Statements of Operations
     for the Year Ended December 31, 1999...................  F-34
  Unaudited Pro Forma Consolidated Statements of Operations
     for the Six Months Ended June 30, 2000.................  F-35
  Notes to Unaudited Pro Forma Consolidated Statements of
     Operations.............................................  F-36

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of PDF Solutions, Inc.

     We have audited the accompanying consolidated balance sheets of PDF Solutions, Inc. and subsidiaries (collectively, the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 3, 2000
(April 27, 2000 as to the first paragraph of Note 2)

                              PDF SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                             DECEMBER 31,                         PRO FORMA
                                                        -----------------------     JUNE 30,       JUNE 30,
                                                           1998         1999          2000           2000
                                                        ----------   ----------   ------------   ------------
                                                                                          (UNAUDITED)
                                                                                                   (NOTE 1)
ASSETS
Current assets:
  Cash and cash equivalents...........................  $2,155,384   $1,932,923   $  1,443,241
  Accounts receivable, net of allowances of $93,000 in
     1998,
     $144,000 in 1999, $153,000 in 2000...............   2,050,160    2,749,174      3,996,932
  Prepaid expenses and other current assets...........     116,059       58,714        266,368
                                                        ----------   ----------   ------------
     Total current assets.............................   4,321,603    4,740,811      5,706,541
Property and equipment, net...........................     497,713      822,026      1,231,648
Intangible assets, net................................          --           --      2,014,053
Other assets..........................................      17,448       81,498        141,155
                                                        ----------   ----------   ------------
     Total assets.....................................  $4,836,764   $5,644,335   $  9,093,397
                                                        ==========   ==========   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
  (DEFICIENCY)
Current liabilities:
  Accounts payable....................................  $  739,495   $  730,232   $  1,594,438
  Accrued compensation and related benefits...........     375,882    1,152,956        997,570
  Other accrued liabilities...........................     107,300      213,690        742,869
  Taxes payable.......................................     117,325      130,000        118,580
  Deferred revenues...................................     480,647      345,992        810,441
  Notes payable.......................................          --           --        995,000
  Current portion of capital lease obligations........          --       15,379         13,726
                                                        ----------   ----------   ------------
     Total current liabilities........................   1,820,649    2,588,249      5,272,624
                                                        ----------   ----------   ------------
Long-term portion of capital lease obligations........          --       71,616         54,293
Deferred tax liability................................          --           --        689,273
Series A convertible preferred stock, $0.0001 par
  value, shares authorized, issued and outstanding:
  8,750,000 in 1998, 1999 and 2000; none pro forma
  (liquidation preference of $3,500,000)..............   3,496,558    3,496,558      3,496,558             --
Commitments (Note 4)
Shareholders' equity (deficiency):
  Common stock, $0.0001 par value, 50,000,000 shares
     authorized; shares issued and outstanding
     10,650,957 in 1998, 10,989,811 in 1999,
     15,071,879 in 2000; 23,821,879 pro forma.........       1,065        1,099          1,507   $      2,382
  Additional paid-in capital..........................     468,200      537,199     18,947,999     22,443,682
  Deferred stock-based compensation...................     (74,974)     (43,406)   (14,448,804)   (14,448,804)
  Notes receivable from shareholders..................    (237,761)    (225,261)    (2,321,007)    (2,321,007)
  Accumulated deficit.................................    (636,973)    (781,719)    (2,602,393)    (2,602,393)
  Cumulative other comprehensive income...............          --           --          3,347          3,347
                                                        ----------   ----------   ------------   ------------
     Total shareholders' equity (deficiency)..........    (480,443)    (512,088)      (419,351)  $  3,077,207
                                                        ==========   ==========   ============   ============
     Total liabilities and shareholders' equity
       (deficiency)...................................  $4,836,764   $5,644,335   $  9,093,397
                                                        ==========   ==========   ============


See notes to consolidated financial statements.

                              PDF SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  SIX MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                  JUNE 30,
                                      -------------------------------------   ------------------------
                                         1997         1998         1999          1999         2000
                                      ----------   ----------   -----------   ----------   -----------
                                                                                    (UNAUDITED)
Revenue:
  Design-to-silicon yield
     solutions......................  $2,620,694   $6,227,249   $10,566,597   $5,334,218   $ 5,967,816
  Gain share........................          --           --     1,257,000           --     2,308,000
                                      ----------   ----------   -----------   ----------   -----------
     Total revenue..................   2,620,694    6,227,249    11,823,597    5,334,218     8,275,816
                                      ----------   ----------   -----------   ----------   -----------
Costs and expenses:
  Cost of design-to-silicon yield
     solutions......................     595,329    1,532,620     4,090,649    1,822,353     2,904,980
  Research and development..........   1,005,405    1,863,808     3,086,825    1,243,686     2,242,114
  Selling, general and
     administrative.................   1,404,133    2,959,504     4,294,521    2,201,669     3,024,722
  Stock-based compensation
     amortization*..................      13,677       61,317        68,282           --     1,692,971
                                      ----------   ----------   -----------   ----------   -----------
     Total costs and expenses.......   3,018,544    6,417,249    11,540,277    5,267,708     9,864,787
                                      ----------   ----------   -----------   ----------   -----------
Income (loss) from operations.......    (397,850)    (190,000)      283,320       66,510    (1,588,971)
Interest income and other...........     138,692      127,598       105,021       51,397        41,321
                                      ----------   ----------   -----------   ----------   -----------
Income (loss) before taxes..........    (259,158)     (62,402)      388,341      117,907    (1,547,650)
Tax provision.......................       8,999      341,492       533,087      300,800       273,024
                                      ----------   ----------   -----------   ----------   -----------
Net loss............................  $ (268,157)  $ (403,894)  $  (144,746)  $ (182,893)  $(1,820,674)
                                      ==========   ==========   ===========   ==========   ===========
Net loss per share -- basic and
  diluted...........................  $    (0.04)  $    (0.05)  $     (0.02)  $    (0.02)  $     (0.17)
                                      ==========   ==========   ===========   ==========   ===========
Shares used in computing basic and
  diluted net loss per share (Note
  1)................................   6,152,344    7,415,859     9,128,344    8,576,236    10,474,269
                                      ==========   ==========   ===========   ==========   ===========
Pro forma net loss per share --basic
  and diluted (Note 1)..............                            $     (0.01)               $     (0.09)
                                                                ===========                ===========
Shares used in computing pro forma
  basic and diluted net loss per
  share (Note 1)....................                             17,878,344                 19,224,269
                                                                ===========                ===========
*Stock-based compensation
  amortization:
  Cost of design-to-silicon yield
     solutions......................  $    4,103   $   18,395   $    20,485   $       --   $   295,404
  Research and development..........       9,574       42,922        47,797           --     1,189,562
  Selling, general and
     administrative.................          --           --            --           --       208,005
                                      ----------   ----------   -----------   ----------   -----------
                                      $   13,677   $   61,317   $    68,282   $       --   $ 1,692,971
                                      ==========   ==========   ===========   ==========   ===========


See notes to consolidated financial statements.

                              PDF SOLUTIONS, INC.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIENCY

                                                                                         NOTES                      CUMULATIVE
                                      COMMON STOCK       ADDITIONAL      DEFERRED      RECEIVABLE    ACCUMULATED       OTHER
                                   -------------------     PAID-IN        STOCK           FROM        EARNINGS     COMPREHENSIVE
                                     SHARES     AMOUNT     CAPITAL     COMPENSATION   SHAREHOLDERS    (DEFICIT)       INCOME
                                   ----------   ------   -----------   ------------   ------------   -----------   -------------
Balances, January 1, 1997........   8,750,000   $ 875    $   116,430   $    (13,281)  $   (39,011)   $    35,078      $   --
Compensatory stock arrangements
  for non-employees, primarily
  remeasurement..................                             37,003        (37,003)
Amortization of non-employee
  stock-based compensation.......                                            13,667
Net loss.........................                                                                       (268,157)
                                   ----------   ------   -----------   ------------   -----------    -----------      ------
Balances, December 31, 1997......   8,750,000     875        153,433        (36,617)      (39,011)      (233,079)         --
Exercise of options..............   1,900,957     190        215,093                     (198,750)
Compensatory stock arrangements
  for non-employees, primarily
  remeasurement..................                             99,674        (99,674)
Amortization of non-employee
  stock-based compensation.......                                            61,317
Net loss.........................                                                                       (403,894)
                                   ----------   ------   -----------   ------------   -----------    -----------      ------
Balances, December 31, 1998......  10,650,957   1,065        468,200        (74,974)     (237,761)      (636,973)         --
Repayment of notes receivable
  from shareholders..............                                                           6,772
Repurchase of common stock
  through cancellation of note
  receivable.....................    (182,292)    (18)       (18,210)                      18,228
Exercise of options..............     521,146      52         50,495                      (12,500)
Compensatory stock arrangements
  for non-employees, primarily
  remeasurement..................                             36,714        (36,714)
Amortization of non-employee
  stock-based compensation.......                                            68,282
Net loss.........................                                                                       (144,746)
                                   ----------   ------   -----------   ------------   -----------    -----------      ------
Balances, December 31, 1999......  10,989,811   1,099        537,199        (43,406)     (225,261)      (781,719)         --
Repayment of notes receivable
  from shareholders*.............                                                           1,624
Exercise of options*.............   3,832,069     383      2,302,456                   (2,097,370)
Compensatory stock arrangements
  for non-employees*.............                            203,390       (203,390)
Remeasurement of compensatory
  stock arrangements for non-
  employees*.....................                            504,571       (504,571)
Cancellation of unvested non-
  employee options*..............                           (301,690)       301,690
Compensatory stock arrangements
  for employees*.................                         15,692,098    (15,692,098)
Issuance of common stock upon
  exercise of warrants*..........     249,999      25          9,975
Amortization of employee
  stock-based compensation*......                                         1,285,835
Amortization of non-employee
  stock-based compensation*......                                           407,136
Net loss*........................                                                                     (1,820,674)
Cumulative translation
  adjustment*....................                                                                                      3,347
Comprehensive loss*..............
                                   ----------   ------   -----------   ------------   -----------    -----------      ------
Balances, June 30, 2000*.........  15,071,879   $1,507   $18,947,999   $(14,448,804)  $(2,321,007)   $(2,602,393)     $3,347
                                   ==========   ======   ===========   ============   ===========    ===========      ======


                                      TOTAL
                                   -----------
Balances, January 1, 1997........  $   100,091
Compensatory stock arrangements
  for non-employees, primarily
  remeasurement..................           --
Amortization of non-employee
  stock-based compensation.......       13,667
Net loss.........................     (268,157)
                                   -----------
Balances, December 31, 1997......     (154,399)
Exercise of options..............       16,533
Compensatory stock arrangements
  for non-employees, primarily
  remeasurement..................           --
Amortization of non-employee
  stock-based compensation.......       61,317
Net loss.........................     (403,894)
                                   -----------
Balances, December 31, 1998......     (480,443)
Repayment of notes receivable
  from shareholders..............        6,772
Repurchase of common stock
  through cancellation of note
  receivable.....................           --
Exercise of options..............       38,047
Compensatory stock arrangements
  for non-employees, primarily
  remeasurement..................           --
Amortization of non-employee
  stock-based compensation.......       68,282
Net loss.........................     (144,746)
                                   -----------
Balances, December 31, 1999......     (512,088)
Repayment of notes receivable
  from shareholders*.............        1,624
Exercise of options*.............      205,469
Compensatory stock arrangements
  for non-employees*.............           --
Remeasurement of compensatory
  stock arrangements for non-
  employees*.....................           --
Cancellation of unvested non-
  employee options*..............           --
Compensatory stock arrangements
  for employees*.................           --
Issuance of common stock upon
  exercise of warrants*..........       10,000
Amortization of employee
  stock-based compensation*......    1,285,835
Amortization of non-employee
  stock-based compensation*......      407,136
Net loss*........................
Cumulative translation
  adjustment*....................
Comprehensive loss*..............   (1,817,327)
                                   -----------
Balances, June 30, 2000*.........  $  (419,351)
                                   ===========


---------------
* Unaudited

See notes to consolidated financial statements.

                              PDF SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            YEARS ENDED                    SIX MONTHS ENDED
                                                           DECEMBER 31,                        JUNE 30,
                                               -------------------------------------   ------------------------
                                                  1997          1998         1999         1999         2000
                                               -----------   ----------   ----------   ----------   -----------
                                                                                             (UNAUDITED)
Operating activities:
  Net loss...................................  $  (268,157)  $ (403,894)  $ (144,746)  $ (182,893)  $(1,820,674)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization...........      151,834      240,953      303,546      122,333       290,290
     Stock-based compensation amortization...       13,667       61,317       68,282           --     1,692,971
     Common stock issued for services........           --          625           --           --            --
     Gain (loss) on the sale of property and
       equipment.............................           --       16,902       (1,157)          --            --
     Changes in assets and liabilities, net
       of effect of acquisition:
       Accounts receivable...................   (2,510,952)     578,254     (699,014)    (505,913)   (1,034,515)
       Prepaid expenses and other assets.....      (22,997)     (93,295)      (6,705)      14,698       (68,687)
       Accounts payable......................      220,611      502,020       (9,263)      67,181       824,236
       Accrued compensation and related
          benefits...........................      263,760       70,121      777,074      253,040      (155,386)
       Other accrued liabilities and taxes
          payable............................           --      224,625      119,065     (150,202)      (82,662)
       Deferred revenues.....................    1,324,168     (985,372)    (134,655)     673,175       454,605
                                               -----------   ----------   ----------   ----------   -----------
          Net cash provided by (used in)
            operating activities.............     (828,066)     212,256      272,427      291,419       100,178
                                               -----------   ----------   ----------   ----------   -----------
Investing activities:
  Purchases of property and equipment........     (324,215)    (280,758)    (549,615)    (149,287)     (565,994)
  Proceeds from sale of equipment............        3,689           --       12,926           --            --
  Acquisition of AISS, net of cash
     acquired................................           --           --           --           --      (225,330)
                                               -----------   ----------   ----------   ----------   -----------
          Net cash used in investing
            activities.......................     (320,526)    (280,758)    (536,689)    (149,287)     (791,324)
                                               -----------   ----------   ----------   ----------   -----------
Financing activities:
  Exercise of stock options..................           --       15,908       38,047       78,928       215,469
  Collection of notes receivable from
     shareholders............................           --           --        6,772           --         1,624
  Principal payments on capital lease
     obligations.............................           --           --       (3,018)          --       (18,976)
                                               -----------   ----------   ----------   ----------   -----------
          Net cash provided by financing
            activities.......................           --       15,908       41,801       78,928       198,117
                                               -----------   ----------   ----------   ----------   -----------
Effect of exchange rate changes on cash......           --           --           --           --         3,347
                                               -----------   ----------   ----------   ----------   -----------
Net increase (decrease) in cash and cash
  equivalents................................   (1,148,592)     (52,594)    (222,461)     221,060      (489,682)
Cash and cash equivalents, beginning of
  period.....................................    3,356,570    2,207,978    2,155,384    2,155,384     1,932,923
                                               -----------   ----------   ----------   ----------   -----------
Cash and cash equivalents, end of period.....  $ 2,207,978   $2,155,384   $1,932,923   $2,376,444   $ 1,443,241
                                               ===========   ==========   ==========   ==========   ===========
Noncash investing and financing activities:
  Common stock issued for notes receivable...  $        --   $  198,750   $   12,500   $       --   $ 2,097,370
                                               ===========   ==========   ==========   ==========   ===========
  Property acquired under capital lease......  $        --   $       --   $   90,013   $       --   $        --
                                               ===========   ==========   ==========   ==========   ===========
  Acquisition of AISS........................  $        --   $       --   $       --   $       --   $   995,000
                                               ===========   ==========   ==========   ==========   ===========
Supplemental disclosure of cash flow
  information --
  Cash paid during the year for:
     Taxes...................................  $     8,999   $  341,492   $  403,087   $  300,800   $   215,708
                                               ===========   ==========   ==========   ==========   ===========
     Interest................................  $        --   $       --   $      677   $       --   $     2,735
                                               ===========   ==========   ==========   ==========   ===========

See notes to consolidated financial statements.

                              PDF SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     PDF Solutions, Inc. (the "Company"), a California corporation, was incorporated in November 1992 and provides comprehensive infrastructure technologies and services to improve yield and optimize performance of integrated circuits. The Company's approach includes manufacturing simulation and analysis, combined with yield improvement methodologies to increase product yield and performance.

     Basis of Presentation -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after the elimination of all significant intercompany balances and transactions.

     Significant Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. A significant portion of the Company's revenues require estimates in regards to total costs which may be incurred and revenues earned. Actual results could differ from these estimates.

     Certain Significant Risks and Uncertainties -- The Company operates in the dynamic semiconductor and software industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations and cash flows: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying software technologies; market acceptance of the Company's solutions; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of development efforts; and new product introductions by competitors.

     Concentration of Credit Risk -- Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company primarily sells its products to companies in Japan and North America. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains allowances for potential credit losses.

     Cash Equivalents -- The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents.

     Accounts Receivable -- Accounts receivable include amounts that are unbilled at the end of the period. Unbilled accounts receivable are determined on an individual contract basis and were approximately $190,000, $0 and $541,000 at December 31, 1998, 1999 and June 30, 2000.

     Property and equipment -- Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related asset. The estimated useful lives are as follows:

Computer and equipment...........................      3 years
Software.........................................      3 years
Furniture and fixtures...........................  5 - 7 years

     Intangible Assets -- Intangible assets are related to the business acquisition discussed in Note 2. Amortization is recorded on a straight-line basis over a period of four years.

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Impairment of Long-Lived Assets -- In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount an impairment loss would be measured based on the discounted cash flows compared to the carrying amount. No impairment charge has been recorded in any of the periods presented.

     Notes Receivable from Shareholders -- The notes receivable from shareholders are full recourse notes issued in exchange for common stock. Notes outstanding at December 31, 1999 bear interest at 4.46% to 5.83% per annum. Notes outstanding at June 30, 2000 bear interest at 4.46% to 6.62% per annum. The notes are generally payable over periods of two to four years.

     Revenue Recognition -- The Company derives revenue from two sources: design-to-silicon yield solutions and gain share. The Company recognizes revenues in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended, and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.


          Design-to-Silicon Yield Solutions -- Design-to-silicon yield solutions revenue is derived from solution implementations, software licenses and software support and maintenance. Revenue under contracts for solution implementation services is recognized as the services are performed using the cost-to-cost percentage of completion method of contract accounting. License fees bundled with solution implementation services are recognized as a component of the overall solution implementation contract as the services are essential to the functionality of the software. Such licenses generally terminate at the completion of the implementation contract or may represent multi-year time based licenses. Losses on solution implementation contracts are recognized when determined. Revisions in profit estimates are reflected in the period in which the conditions that require the revision become known and are estimable. License fees bundled with support and maintenance under subscription arrangements are recognized over the subscription term as vendor-specific objective evidence of fair value does not exist to allocate the fee between the license and the service elements. License fees under contracts which are not subscriptions or bundled with solution implementation services are recognized when an agreement has been signed, the software has been delivered, the license fee is fixed or determinable and collection of the fee is probable and vendor-specific objective evidence of fair value exists to allocate a portion of the total fee to any undelivered elements of the arrangement, or over the license term. Support and maintenance revenue is recognized ratably over the term of the support and maintenance contract generally one year. If support and maintenance is included in an arrangement that includes a perpetual or multi-year time based license agreement, amounts related to support and maintenance are allocated based on vendor specific objective evidence, generally negotiated renewal rates.


          Gain Share -- Gain share revenue represents profit sharing and performance incentives earned based upon its customer reaching certain defined operational levels. Upon achieving such operational levels, the Company receives either a fixed fee and/or royalties based on the units sold by the customer. Due to the uncertainties surrounding attainment of such operational levels, the Company recognizes gain share revenue (to the extent of completion of the related solution implementation

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     contract) upon receipt of performance reports or other related information from the customer supporting the determination of amounts and probability of collection.

     In October 1997, the American Institute of Certified Public Accountants issued SOP 97-2, Software Revenue Recognition. This statement provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and superceded SOP 91-1, Software Revenue Recognition. SOP 97-2 was effective for transactions entered into in 1998. The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

     Software Development Costs -- Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Computer Software to be Sold, Leased or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

     Research and Development -- Research and development expenses are charged to operations as incurred.

     Stock-Based Compensation -- The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"). Deferred compensation recognized under APB No. 25 is amortized to expense using the graded vesting method. The Company accounts for stock options and warrants issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18 under the fair value based method.

     Net Loss per Share -- Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per share was the same as basic net loss per share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of the Company's net losses.

     Unaudited Pro Forma Net Loss per Share -- Pro forma basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the assumed conversion of outstanding shares of Series A convertible preferred stock which will occur upon the closing of the planned initial public offering.

     Unaudited Pro Forma Information -- Upon the closing of the planned initial public offering, each of the outstanding shares of Series A convertible preferred stock will convert into one share of common stock. The pro forma balance sheet presents the Company's balance sheet as if this had occurred at June 30, 2000.

     Unaudited Interim Financial Information -- The interim financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

of the interim information. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

     Foreign Currency Translation -- The functional currency of the Company's foreign subsidiaries is the local currency for the respective subsidiary. The assets and liabilities are translated at the period-end exchange rate, and statements of operations are translated at the average exchange rate during the year. Gains and losses resulting from foreign currency translations are included as a component of other comprehensive income.

     Comprehensive Income -- Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. For 1997, 1998 and 1999 comprehensive loss was equal to net loss. Comprehensive loss for the six months ended June 30, 2000 is presented within the statement of shareholders' deficiency.

     Recently Issued Accounting Standards -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for the Company's fiscal year ending December 31, 2001. Management has not yet determined the impact that the adoption of SFAS 133 will have on its earnings or financial position.

2. BUSINESS COMBINATION

     On April 27, 2000, the Company acquired all of the outstanding common stock of AISS, a German company, for $1.25 million, consisting of $995,000 in notes payable and $255,000 in cash. AISS develops software and provides yield management services to the semiconductor industry. The note bears interest at 7% per annum payable quarterly with principal due on April 27, 2001.

     The acquisition was accounted for using the purchase method and the operating results of AISS have been included in the consolidated statements of operations since the date of acquisition. The excess purchase price (including costs of acquisition) over the fair value of the tangible assets and liabilities assumed, based on preliminary estimates as of June 30, 2000, totaled $2,101,622 and represents acquired technology, employee workforce and goodwill which is being amortized on a straight line basis over a period of four years. Amortization expense totaled $87,569 for the six months ended June 30, 2000.

     The fair value of the assets acquired and liabilities assumed were as follows (in thousands):

Cash................................................  $   30
Accounts receivable.................................     386
Other assets........................................      27
Property and equipment..............................      46
Intangible assets...................................   2,102
Accrued acquisition cost............................    (113)
Less liabilities assumed............................    (509)
Deferred tax liability..............................    (719)
                                                      ------
                                                      $1,250
                                                      ======

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Had the acquisition taken place at the beginning of fiscal 1999 and 2000 respectively, the unaudited pro forma results of operations would have been as follows for the six months ended June 30, 1999 and 2000 (in thousands, except per share data):

                                           1999        2000
                                          ------    -----------
                                               (UNAUDITED)
Net revenues............................  $5,928      $ 8,598
Net loss................................    (285)      (1,887)
Net loss per share -- basic and
  diluted...............................    (.03)       (0.18)

     The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill, interest charges on the note issued in connection with the acquisition and the elimination of sales between the Company and AISS.

     The pro forma amounts are based on certain assumptions and estimates and do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of results of future combined operations.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                                                      DECEMBER 31,
                                                 -----------------------     JUNE 30,
                                                   1998          1999          2000
                                                 ---------    ----------    -----------
                                                                            (UNAUDITED)
Computer equipment.............................  $ 621,459    $  884,276    $1,326,329
Software.......................................    236,934       355,687       452,652
Furniture, fixtures, and equipment.............    106,520       351,803       425,129
                                                 ---------    ----------    ----------
                                                   964,913     1,591,766     2,204,110
Accumulated depreciation.......................   (467,200)     (769,740)     (972,462)
                                                 ---------    ----------    ----------
                                                 $ 497,713    $  822,026    $1,231,648
                                                 =========    ==========    ==========

4. LEASE COMMITMENTS

     Equipment with a net book value of $87,747 at December 31, 1999 (net of accumulated amortization of $2,266) has been leased under capital leases which expire in 2004. The Company leases administrative and sales offices and other equipment under noncancelable operating leases which contain various renewal options and require payment of common area costs, taxes and utilities, when applicable. These operating leases expire from 2001 to 2004.

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Future minimum lease payments under capital and noncancelable operating leases at December 31, 1999 are as follows:

                        YEARS ENDING                          CAPITAL     OPERATING
                        DECEMBER 31,                           LEASES       LEASES
                        ------------                          --------    ----------
   2000.....................................................  $ 21,744    $  710,054
   2001.....................................................    21,744       721,960
   2002.....................................................    21,744       742,822
   2003.....................................................    21,744       766,282
   2004.....................................................    18,048       654,860
                                                              --------    ----------
Total future minimum lease payments.........................   105,024    $3,595,978
                                                                          ==========
Less amount representing interest (ranging from 7.32% to
  9.25%)....................................................   (18,029)
                                                              --------
Present value of future minimum lease payments..............    86,995
Less current portion........................................   (15,379)
                                                              --------
                                                              $ 71,616
                                                              ========

     Rent expense was approximately $98,222, $220,226 and $379,364 in 1997, 1998 and 1999, respectively.

5. BANK OBLIGATIONS

     At December 31, 1999, the Company had available term loan and revolving credit commitments providing for borrowings of up to $3,500,000. The term loan commitment provides financing of up to $500,000 for the purchase of equipment, furniture and software, as defined, through June 30, 2000. Borrowings against the term loan commitment bear interest at prime (8.25% at December 31, 1999) plus 1% and are payable in monthly installments of 36 months, commencing January 1, 2000 for loans made through December 31, 1999, or 30 months, commencing July 1, 2000 for loans made during the six months ended June 30, 2000. The remaining $3,000,000 is available as follows: $500,000 Domestic Asset Based Line of Credit Commitment and $2,500,000 Foreign Asset Based Line of Credit Commitment for which advances are limited, respectively, to 75% of domestic and 90% of foreign accounts receivable, as defined. Outstanding borrowings bear interest at prime (8.25% at December 31, 1999) plus 0.75%. Borrowings under these arrangements are secured by all personal property of the Company. In addition, the agreements require the Company to comply with certain financial covenants. At December 31, 1999 and June 30, 2000, there were no borrowings outstanding under the agreements.

6. CONVERTIBLE PREFERRED STOCK

     Convertible Preferred Stock -- The Company had 8,750,000 shares of Series A convertible preferred stock outstanding at December 31, 1998, 1999 and June 30, 2000. The significant terms of the Series A convertible preferred stock are as follows:

     - Each share is convertible into one share of common stock (subject to adjustment for events of dilution).

     - Each share will automatically convert in the event of a public offering in which the Company receives proceeds equal to or greater than $7,500,000 and a price per share equal to or greater than $2.00.

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     - Each share of Series A convertible preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

     - In the event of liquidation or winding up of the Company, the holders of Series A convertible preferred stock shall receive $0.40 per share plus all accrued but unpaid dividends. A sale of substantially all of the Company's assets or a change in control is treated as a deemed liquidation.

     - In the event the Board of Directors declares dividends payable on the then outstanding common stock, the holders of Series A preferred stock shall receive $0.02 per share. The right to such dividends are not cumulative.

     - The Series A convertible preferred stock shareholders, voting separately as a class, shall elect two members of the Board of Directors. Additionally, the holders of common stock and Series A preferred stock voting collectively as a class shall elect one member of the Board of Directors.

7. SHAREHOLDERS' EQUITY

     Common Stock -- Common stock issued to the founders and certain other employees are subject to repurchase agreements whereby the Company has the option to repurchase the unvested shares upon termination of employment at the original issue price. The Company's repurchase right generally lapses over four years. At December 31, 1999, 941,062 shares of common stock were subject to repurchase by the Company.


     During 1998, the Company issued 6,250 shares of common stock to consultants for services rendered. The fair value of the common stock of $625, based on the then fair market value of common stock of $0.10 per share, was recognized as general and administrative expense at the date of issuance.


     The Company has reserved shares of common stock for issuance as follows at December 31, 1999:

Conversion of preferred stock............................   8,750,000
Issuance and exercise of options.........................   2,179,385
Exercise of warrants.....................................     300,000
                                                           ----------
                                                           11,229,385
                                                           ==========

     Stock Plans -- At December 31, 1999, under the Company's 1996 and 1997 Stock Plans ("the Plans"), the Company may grant options to purchase up to 4,500,000 shares of common stock to employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of fair market value for nonstatutory stock options. These options generally expire ten years from the date of grant and become exercisable ratably over a four-year period. Certain option grants provide for the immediate exercise by the optionee with the resulting shares issued subject to a right of repurchase by the Company which lapses based on the original vesting provisions. At December 31, 1999, 78,330 shares were available for future grant under the Plans.

     In January 2000, the shareholders approved that the number of shares of the Company's common stock reserved for issuance under the Plans be increased by 2,500,000 shares to an aggregate number of shares of the Company's common stock reserved for issuance under the Plans of 7,000,000 shares.

     At December 31, 1998 and 1999 and June 30, 2000, the Company's outstanding options include 101,490, 101,490 and 731,490 shares, respectively, which had been granted outside of the Plans.

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Additional information with respect to options under the Plans, including options granted outside the Plans, is as follows:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                              NUMBER OF     OPTION PRICE
                                                               OPTIONS       PER SHARE
                                                              ----------    ------------
Outstanding, January 1, 1997 (63,435 shares vested and
  exercisable at a weighted exercise price of $0.02 per
  share)....................................................   1,054,235       $0.04
Granted (weighted average fair value of $0.01 per share)....     783,750        0.04
Exercised...................................................          --          --
Canceled....................................................    (300,000)       0.04
                                                              ----------
Outstanding, December 31, 1997 (399,736 shares vested and
  exercisable at a weighted exercise price of $0.04 per
  share)....................................................   1,537,985        0.04
Granted (weighted average fair value of $0.03 per share)....   2,498,450        0.13
Exercised...................................................  (1,900,957)       0.11
Canceled....................................................     (97,793)       0.04
                                                              ----------
Outstanding, December 31, 1998 (613,022 shares vested and
  exercisable at a weighted average exercise price of $0.04
  per share)................................................   2,037,685        0.08
Granted (weighted average fair value of $0.07 per share)....     746,500        0.25
Exercised...................................................    (521,146)       0.10
Canceled....................................................    (161,984)       0.11
                                                              ----------
Outstanding, December 31, 1999 (782,187 shares vested and
  exercisable at a weighted average exercise price of $0.09
  per share)................................................   2,101,055        0.14
Granted (weighted average fair value of $5.34 per share)....   3,300,590        1.21
Exercised...................................................  (3,832,069)       0.60
Canceled....................................................    (332,832)       0.21
                                                              ----------
Outstanding, June 30, 2000 (128,552 shares vested and
  exercisable at a weighted average exercise price of $0.07
  per share)................................................   1,236,744       $1.53
                                                              ==========

     Additional information regarding options outstanding as of December 31, 1999 is as follows:

                    OPTIONS OUTSTANDING         OPTIONS
                 --------------------------   EXERCISABLE
                                 WEIGHTED     -----------
                                 AVERAGE        NUMBER
                                REMAINING       VESTED
    EXERCISE       NUMBER      CONTRACTUAL        AND
     PRICES      OUTSTANDING   LIFE (YEARS)   EXERCISABLE
    --------     -----------   ------------   -----------
     $0.04          712,355         6.6         469,014
      0.10          596,500         8.3         255,832
      0.25          789,700         8.3          56,841
      0.35            2,500        10.0             500
                  ---------                     -------
  $0.04 - 0.35    2,101,055         7.8         782,187
                  =========                     =======

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), requires the disclosure of pro forma net loss as if the Company had adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which affect the calculated values.

     The weighted average fair value of the Company's stock-based awards to employees was estimated using the minimum value method and assuming no dividends will be declared and the following additional assumptions:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1997    1998    1999
                                                              ----    ----    ----
Estimated life (in years)...................................  5.5     5.5     5.5
Risk-free interest rate.....................................  6.0%    5.6%    6.0%

     For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized using the straight-line method over the options' vesting period. The Company's pro forma results are as follows (in thousands):

                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1997      1998      1999
                                                           ------    ------    ------
Net loss:
  As reported............................................  $ (268)   $ (404)   $ (145)
  Pro forma..............................................    (281)     (448)     (198)
Basic and diluted net loss per share:
  As reported............................................  $(0.04)   $(0.05)   $(0.02)
  Pro forma..............................................   (0.05)    (0.06)    (0.02)

Stock-Based Compensation


     Through December 31, 1999, non-employee options and warrants were valued or revalued, respectively, using the Black-Scholes pricing model with the following weighted average assumptions; contractual life of 10 years; risk free interest rates ranging from 4.6% to 6%; volatility of 40% or 50% and no dividends during the expected term. Non-employee options and warrants during the six months ended June 30, 2000 were valued or revalued, respectively, using the Black-Scholes pricing model with the following weighted average assumptions: contractual life of 10 years; risk free interest rates of 6.7%; volatility of 70% and no dividends during the expected term. The value of deferred stock-based compensation related to unvested awards at June 30, 2000 is subject to adjustment based upon the future value of the Company's common stock.



     COMMON STOCK OPTIONS



     During the year ended December 31, 1997, 1998 and 1999, and the six months ended June 30, 2000 the Company granted nonstatutory options to consultants and advisory board members ("non-employees") to purchase 112,500, 41,200, 7,500 and 42,300 shares, respectively. These options had weighted average exercise prices of $0.04 per share, $0.10 per share, $0.26 per share and $1.00 per share, respectively, and

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


vesting periods, which approximated the period of service, of immediate to five years. These options were originally valued at $3,107, $2,554, $1,537 and $203,390, respectively. The values attributable to these options have been amortized over the service period on a graded vesting method and the vested portion of these options were remeasured at each vesting date. No options related to non-employees were cancelled for the periods ended December 31, 1997, 1998 and 1999. For the six months ended June 30, 2000, 175,940 non-employee options were cancelled.



     During 1998, the Company sold 400,000 shares of common stock to a consultant at $0.10 per share. The Company retained the right to repurchase the shares at the original issue price in the event of termination of service. Such repurchase right lapsed over a period of four years. The Company recorded additional stock-based compensation expense over the service period for the difference between the purchase price and the fair value of the Company's common stock on the date the repurchase right lapsed. During 1999, the Company terminated its remaining repurchase rights and recorded non-employee stock-based compensation of $57,500 with respect to such shares.


     During the six months ended June 30, 2000, the Company issued 3,258,290 common stock options to employees at a weighted average exercise price of $1.21 per share. The weighted average exercise price was below the weighted average deemed fair value of $6.03 per share. The cumulative deferred stock-based compensation with respect to these grants totaled $15,692,098 and is being amortized to expense on a graded vesting method over the four year vesting period of the options through June 2004.


     COMMON STOCK WARRANTS



     During 1996, the Company issued warrants to purchase 300,000 shares of the Company's common stock at $0.04 per share to acquire software from AISS. The warrants were originally valued at $8,286. The value attributable to these warrants has been amortized over the vesting period of four years, which approximated the useful life of the software, and the vested portion of this warrant was remeasured at each vesting date. In connection with the acquisition of AISS on April 27, 2000, warrants to purchase 50,001 shares were cancelled. No warrants were outstanding at June 30, 2000.



     Amortization of employee and non-employee stock-based compensation totaled $13,677, $61,317, $68,282 and $1,692,971 in 1997, 1998, 1999 and for the six
months ended June 30, 2000, respectively.



     Unvested non-employee options and warrants, including non-employee shares subject to repurchase, are as follows as of:



                                                             UNVESTED OPTIONS AND WARRANTS
                                                             -----------------------------
                                                                         WEIGHTED AVERAGE
                                                                          EXERCISE PRICE
                                                              NUMBER         PER SHARE
                                                             --------    -----------------
December 31, 1997..........................................  485,704           $0.04
December 31, 1998..........................................  386,543           $0.04
December 31, 1999..........................................  254,074           $0.04
June 30, 2000..............................................   13,958           $0.04

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

8. NET LOSS PER SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                                                                           SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                                                  -----------------------------    --------------------------
                                                   1997       1998       1999         1999           2000
                                                  -------    -------    -------    -----------    -----------
                                                                                          (UNAUDITED)
Net loss (numerator), basic and diluted.........  $  (268)   $  (404)   $  (145)     $  (183)       $(1,821)
                                                  =======    =======    =======      =======        =======
Shares (denominator):
  Weighted average common shares outstanding....    8,750      9,333     10,843       10,775         12,187
  Weighted average common shares outstanding
    subject to repurchase.......................   (2,598)    (1,917)    (1,715)      (2,199)        (1,713)
                                                  -------    -------    -------      -------        -------
Shares used in computation, basic and diluted...    6,152      7,416      9,128        8,576         10,474
                                                  =======    =======    =======      =======        =======
Net loss per share -- basic and diluted.........  $ (0.04)   $ (0.05)   $ (0.02)     $ (0.02)       $ (0.17)
                                                  =======    =======    =======      =======        =======
Shares used in computation -- basic and
  diluted.......................................                          9,128                      10,474
Weighted average Series A convertible preferred
  stock outstanding.............................                          8,750                       8,750
                                                                        -------                     -------
Shares used in computing pro forma per share
  amounts on an as converted basis -- basic and
  diluted.......................................                         17,878                      19,224
                                                                        =======                     =======
Pro forma net loss per share on an as converted
  basis -- basic and diluted....................                        $ (0.01)                    $ (0.09)
                                                                        =======                     =======

     Pro forma net loss per share assumes that the conversion of all shares of Series A convertible preferred stock into common stock, which occurs upon the consummation of an initial public offering.

     For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following (in thousands):

                                                                                     SIX MONTHS
                                                      YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                                                     --------------------------    --------------
                                                      1997      1998      1999     1999     2000
                                                     ------    ------    ------    -----    -----
                                                                                    (UNAUDITED)
Convertible preferred stock........................  8,750     8,750     8,750     8,750    8,750
Shares of common stock subject to repurchase.......  2,598     1,917     1,715     2,199    1,635
Outstanding options................................    400       613       782       643      129
Warrants...........................................     94       169       244       206       --

9. TAX PROVISION

     The tax provision in 1997, 1998 and 1999 was $8,999, $341,492, $533,087,
respectively, and primarily represents withholding tax on revenues from foreign customers. The tax provision for the six months ended June 30, 2000 of $273,024 includes withholding tax on revenues from foreign customers of $180,000, foreign and U.S. income tax of $42,024 and $51,000, respectively.

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     During fiscal 1997, 1998, and 1999 all income (loss) before taxes was derived from U.S. operations. In the period ended June 30, 2000, income (loss) before taxes was $(1,685,000) and $137,000 from U.S. and foreign operations, respectively.

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards.

     The components of the net deferred tax liability is comprised of (in thousands):

                                                             DECEMBER 31,
                                                        -----------------------     JUNE 30,
                                                        1997     1998     1999        2000
                                                        -----    -----    -----    -----------
                                                                                   (UNAUDITED)
Net operating loss carryforward.......................  $ 307    $ 172    $  38      $    --
Research and development credit carryforward..........     --       35       --           89
Foreign tax credit carryforward.......................     25      365      765        1,068
Accruals deductible in different periods..............   (275)    (152)    (129)         156
Valuation allowances..................................    (57)    (420)    (674)      (1,313)
Intangible assets.....................................     --       --       --         (689)
                                                        -----    -----    -----      -------
                                                        $  --    $  --    $  --      $  (689)
                                                        =====    =====    =====      =======

     The Company has established a valuation allowance against certain deferred tax assets due to the uncertainty surrounding the realization of such assets. Annually, management evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable the valuation allowance will be reduced.

     The amount of income tax recorded differs from the amount using the statutory federal income tax rate for the following reasons:

                                                               DECEMBER 31,
                                                           --------------------     JUNE 30,
                                                           1997    1998    1999       2000
                                                           ----    ----    ----    -----------
                                                                                   (UNAUDITED)
Federal statutory tax benefit............................  $(90)   $(22)   $136       $(542)
State tax expense........................................     1       1       3           1
Stock compensation expense...............................    --      --      --         592
Meals and entertainment..................................     6       8       2           2
Tax credits..............................................    --     (35)     --        (274)
Foreign tax, net.........................................    --      --     130        (104)
Valuation allowances.....................................    85     363     254         639
Other....................................................     7      26       8         (41)
                                                           ----    ----    ----       -----
Total....................................................  $  9    $341    $533       $ 273
                                                           ====    ====    ====       =====

     At December 31, 1999, the Company has net operating loss (NOL) carryforwards of approximately $87,000 and $118,000 for federal and state income tax purposes, respectively. The federal NOL carryforwards expire through 2012, while the state NOL carryforwards expire through 2002.

     At December 31, 1999, the Company also has foreign tax credit carryforwards of approximately $765,000 available to offset future federal income taxes, respectively. The federal credit carryforward begins to expire in 2001.

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The extent to which the loss and credit carryforwards can be used to offset future taxable income and tax liabilities, respectively, may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987.

10. CUSTOMER AND GEOGRAPHIC INFORMATION

     The Company operates in one segment. The Company had net revenues from individual customers in excess of 10% of net revenues, as follows:

                                                                             SIX MONTHS
                                                        YEARS ENDED            ENDED
                                                        DECEMBER 31,          JUNE 30,
                                                    --------------------    ------------
                    CUSTOMER                        1997    1998    1999    1999    2000
                    --------                        ----    ----    ----    ----    ----
                                                                            (UNAUDITED)
A...............................................    70%      66%     53%     49%     34%
B...............................................    --       16%     19%     36%     --
C...............................................    --       --      15%     --      34%
D...............................................    --       --      --      --      15%
E...............................................    --       --      --      --      11%
F...............................................    20%      --      --      --      --

     The Company had accounts receivable from individual customers in excess of 10% of gross accounts receivable as follows:

                                                            DECEMBER 31,
                                                            ------------      JUNE 30,
                         CUSTOMER                           1998    1999        2000
                         --------                           ----    ----    ------------
                                                                            (UNAUDITED)
A.........................................................   63%     47%         43%
C.........................................................   --      15%         20%
D.........................................................   --      23%         18%
E.........................................................   --      --          18%
F.........................................................   20%     --          --
G.........................................................   --      11%         --

     Revenues from customers by geographic area are as follows (in thousands):

                                                  YEARS ENDED             SIX MONTHS
                                                  DECEMBER 31,          ENDED JUNE 30,
                                            ------------------------    --------------
                                            1997     1998      1999     1999     2000
                                            -----    -----    ------    -----    -----
                                                                         (UNAUDITED)
Japan.....................................  1,827    5,125    10,684    4,914    5,630
United States.............................    794    1,102     1,140      421    2,495
Europe....................................     --       --        --       --      151

     The Company's long-lived assets were located primarily in North America as of December 31, 1998 and 1999. As of June 30, 2000, long-lived assets related to AISS totaling $2,014,053 (see Note 2), reside in Germany. The majority of the Company's remaining long-lived assets reside in the United States.

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

11. EMPLOYEE BENEFIT PLAN

     During 1999, the Company established a 401(k) tax-deferred savings plan, whereby eligible employees may contribute up to 15% of their eligible compensation with a maximum amount subject to IRS guidelines in any calendar year. Company contributions are discretionary; no such Company contributions have been made since inception of this plan.

12. SUBSEQUENT EVENTS (UNAUDITED)

     In July 2000, the shareholders approved an amendment to its Stock Plans to provide that the number of shares of the Company's common stock reserved for issuance under the 1996 and 1997 Plans be increased to an aggregate of 1,097,551 shares and 8,402,449 shares, respectively.

     On August 4, 2000, the Company issued 526,315 shares of Series B convertible preferred stock at $9.50 per share, resulting in net proceeds of approximately $4,960,000. The terms of the Series B convertible preferred stock provide for voting and conversion rights similar to the Series A convertible preferred stock and will automatically convert to common stock in the event of a public offering in which the Company receives proceeds equal to or greater than $7.5 million and a price per share equal to or greater than $9.50.

     Had the sale issuance and conversion (which will occur upon the closing of the planned initial public offering) of the Series B preferred stock taken place at the beginning of fiscal 1999 and 2000, respectively, basic and diluted pro forma net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 would have been ($0.01) and ($0.09), respectively.

     On August 7, 2000, the Board of Directors approved, subject to shareholder approval, the following actions to occur concurrently with the effectiveness of the Company's planned initial public offering:

     - Reincorporation of the Company in the State of Delaware and the increase in the number of authorized shares of common stock and preferred stock ($0.0001 par value) to 75,000,000 and 5,000,000 respectively.

     - Termination of the 1996 and 1997 Stock Option Plans as to future option grants.

     - Adoption of the 2000 Stock Plan -- 3,000,000 shares of common stock were reserved for issuance under the 2000 Stock Plan. On January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically increase by 5% of the total number of shares of common stock that are outstanding at that time.

     - Adoption of the 2000 Employee Stock Purchase Plan -- Under the purchase plan, eligible employees are allowed to have salary withholdings of up to 10% of their compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock on the first date immediately before the first day of the applicable offering period or the fair market value on the purchase date. The initial offering period commences upon the effective date for the initial public offering of the Company's common stock. For the first offering period, shares of common stock may be purchased at a price equal to 85% of the lower of the price per share in the initial public offering or the market value on the purchase date. The Company has initially reserved 300,000 shares of common stock under this plan, plus an annual increase to be added each January beginning with the year 2001 equal to the lesser of (i) 675,000 shares, or (ii) 2% of the shares of common stock outstanding at that time.

                              PDF SOLUTIONS, INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


     During the period from July 1, 2000 through September 8, 2000, the Company issued 563,000 and 20,000 common stock options to employees and non-employees respectively. The Company recorded cumulative deferred stock-based compensation with respect to the employee grants of $2.8 million. The non-employee grants were valued at approximately $169,000 using the Black-Scholes pricing model with the following weighted average assumptions: contractual life of 10 years; risk free interest rates of 6.7%, volatility of 70% and no dividends during the expected term.


                                 *  *  *  *  *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Applied Integrated Systems & Software Entwicklungs-, Produktions- und Vertriebs
GmbH:

     We have audited the accompanying balance sheet of Applied Integrated Systems & Software Entwicklungs-, Produktions- und Vertriebs GmbH as of December 31, 1999, and the related statements of income, shareholders' equity, and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Applied Integrated Systems & Software Entwicklungs-, Produktions- und Vertriebs GmbH as of December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE GMBH
/s/ Wirtschaftsprufungsgesellschaft

Munich, Germany
July 26, 2000

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                                 BALANCE SHEETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1999           2000
                                                              ------------    -----------
                                                                              (UNAUDITED)
                           ASSETS
Current assets:
  Cash......................................................  DM  377,539     DM   11,858
  Accounts receivable.......................................      331,700         763,830
  Prepaid expenses..........................................        1,421              --
  Other assets..............................................       21,065          18,801
  Current deferred taxes....................................       72,129          74,729
                                                              -----------     -----------
     Total current assets...................................      803,854         869,218
Equipment, furniture, and fixtures, net.....................      102,389         106,280
Intangible assets, net......................................       14,053          12,391
Other assets................................................       18,144              --
                                                              -----------     -----------
     Total assets...........................................  DM  938,440     DM  987,889
                                                              ===========     ===========

      LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Short term portion of long term borrowings................  DM   14,069     DM   14,294
  Bank overdraft............................................           --         415,741
  Accounts payable..........................................      118,654         111,726
  Accrued taxes.............................................        8,154          92,350
  Deferred revenue..........................................       10,000          12,000
  Accrued expenses and other liabilities....................      433,455         423,740
                                                              -----------     -----------
     Total current liabilities..............................      584,332       1,069,851
Long term borrowings........................................       33,620          29,961
Deferred tax liability......................................       31,154          21,432
Shareholders' equity (deficiency):
  Registered capital........................................       51,000          51,000
  Less: subscribed capital..................................      (25,500)        (25,500)
                                                              -----------     -----------
  Registered capital -- paid in.............................       25,500          25,500
  Retained earnings (distributions to shareholders in excess
     of earnings to date)...................................      263,834        (158,855)
                                                              -----------     -----------
     Total shareholders' equity (deficiency)................      289,334        (133,355)
                                                              -----------     -----------
     Total liabilities and shareholders' equity
       (deficiency).........................................  DM  938,440     DM  987,889
                                                              ===========     ===========

See notes to financial statements.

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                               INCOME STATEMENTS


                                                                     THREE MONTHS ENDED
                                                    YEAR ENDED            MARCH 31,
                                                   DECEMBER 31,    -----------------------
                                                       1999           1999         2000
                                                   ------------    ----------    ---------
                                                                         (UNAUDITED)
Revenues:
  Services.......................................  DM1,914,145     DM 378,322    DM461,922
  License........................................      837,962        440,424      125,815
                                                   -----------     ----------    ---------
                                                     2,752,107        818,746      587,737
                                                   -----------     ----------    ---------
Costs and expenses:
  Cost of services...............................    1,056,259        249,408      283,616
  Research and development expenses..............      510,768         66,659       35,155
  Sales and marketing expenses...................      325,487         78,458       45,087
  General and administrative expenses............      576,654        126,692      131,575
                                                   -----------     ----------    ---------
     Total costs and expenses....................    2,469,168        521,217      495,433
                                                   -----------     ----------    ---------
Operating income.................................      282,939        297,529       92,304
Other income.....................................          775             --        1,096
Interest income..................................        4,430            474        1,725
Interest expenses................................       (8,087)          (562)      (6,839)
                                                   -----------     ----------    ---------
Income before income taxes.......................      280,057        297,441       88,286
Provision for income taxes.......................      (97,877)      (161,902)     (42,395)
                                                   -----------     ----------    ---------
Net income.......................................  DM  182,180     DM 135,539    DM 45,891
                                                   ===========     ==========    =========


See notes to financial statements.

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                                RETAINED            TOTAL
                                     REGISTERED CAPITAL -     ADDITIONAL        EARNINGS        SHAREHOLDERS
                                           PAID IN          PAID IN CAPITAL   (DEFICIENCY)   EQUITY (DEFICIENCY)
                                     --------------------   ---------------   ------------   -------------------
Balance, January 1, 1999...........        DM25,500            DM     --       DM 201,654        DM 227,154
Net income and total comprehensive
  income...........................                                               182,180           182,180
Distributions......................                                              (120,000)         (120,000)
                                           --------            ---------       ----------        ----------
Balance, December 31, 1999.........          25,500                   --          263,834           289,334
Net income and total comprehensive
  income*..........................                                                45,891            45,891
Additional paid in capital
  resulting from sale of PDF shares
  to shareholders*.................                               70,753                             70,753
Distributions*.....................                              (70,753)        (468,580)         (539,333)
                                           --------            ---------       ----------        ----------
Balance, March 31, 2000*...........        DM25,500            DM     --       DM(158,855)       DM(133,355)
                                           ========            =========       ==========        ==========

---------------

* Unaudited

See notes to financial statements.

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                            STATEMENTS OF CASH FLOWS


                                                                      THREE MONTHS ENDED
                                                    YEAR ENDED            MARCH 31,
                                                   DECEMBER 31,    ------------------------
                                                       1999           1999          2000
                                                   ------------    ----------    ----------
                                                                         (UNAUDITED)
Operating activities:
  Net income.....................................   DM 182,180     DM 135,539    DM  45,891
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization...............      140,206         20,237        23,645
     Deferred income taxes.......................      (47,839)       (13,137)       (2,600)
     Changes in operating assets and liabilities:
       Accounts receivable.......................     (211,151)      (399,522)     (432,130)
       Prepaid expenses and other assets.........       25,798       (111,210)        3,685
       Accounts payable..........................       31,793         11,024        (6,929)
       Other accrued liabilities and income taxes
          payable................................      (48,606)        24,309        (2,504)
       Deferred revenues.........................        3,800          1,000         2,000
                                                    ----------     ----------    ----------
Net cash provided by (used in) operating
  activities.....................................       76,181       (331,760)     (368,942)
                                                    ----------     ----------    ----------
Investing activities:
  Equipment additions............................     (178,473)      (115,598)      (25,874)
  Payment to exercise warrants...................                                   (20,320)
                                                    ----------     ----------    ----------
Net cash used in investing activities............     (178,473)      (115,598)      (46,194)
                                                    ----------     ----------    ----------
Financing activities:
  Shareholder distributions......................     (120,000)                    (539,333)
  Proceeds from borrowings.......................       59,900         59,900
  Repayments of borrowings.......................      (12,211)        (2,233)       (3,434)
  Proceeds from sale of PDF stock to
     shareholders................................                                   176,481
  Bank overdraft.................................                        (270)      415,741
                                                    ----------     ----------    ----------
Net cash provided by (used in) financing
  activities.....................................      (72,311)        57,397        49,455
                                                    ----------     ----------    ----------
Net decrease in cash.............................     (174,603)      (389,961)     (365,681)
Cash at beginning of period......................      552,142        552,142       377,539
                                                    ----------     ----------    ----------
Cash at end of period............................   DM 377,539     DM 162,181    DM  11,858
                                                    ==========     ==========    ==========
Supplemental cash flow information:
  Cash payments for interest.....................   DM   8,086     DM     562    DM   6,839
  Cash payments for income taxes.................      148,954         27,590        37,238


See notes to financial statements.

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                         NOTES TO FINANCIAL STATEMENTS
       YEAR ENDED DECEMBER 31, 1999 AND THREE MONTHS ENDED MARCH 31, 2000
                     (INFORMATION AS OF MARCH 31, 2000 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Applied Integrated Systems and Software Entwicklungs-, Produktions- und Vertriebs GmbH (the "Company" or "AISS") was founded on February 24, 1989 and develops software tools for the semiconductor industry.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the interim information. The operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full fiscal year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Despite management's best effort to establish good faith estimates and assumptions, actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue from services, primarily consulting and research and development arrangements, is recognized as the related services are performed. Software license and maintenance revenue is recognized in accordance with the provisions of Statement of Position No. 97-2 "Software Revenue Recognition." License fees are recognized when an agreement has been signed, the software has been delivered, the license fee is fixed or determinable and collection of the fee is probable and vendor-specific objective evidence of fair value exists to allocate a portion of the total fee to any undelivered elements of the arrangement, or over the license term. Maintenance obligations generally call for the Company to provide technical support and software updates to customers. Maintenance to be provided within one year included in an initial license fee is recognized together with the license fee and the estimated cost of providing such service is accrued. Revenue under other maintenance contracts is deferred and recognized ratably over the term of the maintenance contract, which is generally one year.


COST OF SERVICES



     Cost of professional services and maintenance consists primarily of salaries and benefits, including cost of services provided by third party consultants engaged by the Company.


CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

     The Company operates in the software industry and can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED DECEMBER 31, 1999 AND THREE MONTHS ENDED MARCH 31, 2000
                     (INFORMATION AS OF MARCH 31, 2000 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

and cash flows: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying software products; market acceptance of the Company's products under development; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and new product introductions by competitors.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of account receivables. The Company performs ongoing credit evaluations of its customers.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, accounts receivable, accounts payable and borrowings approximates fair value due to the short-term nature of these instruments. The fair value of the warrants as of December 31, 1999 was approximately DM170,000.

EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are recorded at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives (three to ten years) of the related assets.

OTHER ASSETS


     Long-term assets include warrants for the purchase of 300,000 shares of PDF Solutions, Inc. ("PDF") common stock at DM 0.06 per share. These warrants were obtained from PDF in an agreement dated September 17, 1996 related to the use of one of the Company's software products. The warrants vested 25% after one year and at a rate of one forty-eighth per month thereafter. The value of the warrants was recorded as license revenue of DM 18,144 which approximated the estimated fair value of the warrants at the date of issuance under the Black-Scholes pricing model with the following assumptions: contractual life of 10 years; risk-free interest rate of 6.0%; volatility of 50% and no dividends during the expected term. The vested warrants at December 31, 1999 totaled 243,750 shares which increased to 249,999 in January 2000. In January 2000, the Company exercised the vested warrants (see Note 5). In connection with the acquisition of the Company by PDF on April 27, 2000 (see Note 9), the Company agreed to the cancellation of the remaining 50,001 warrants, of which 18,750 had vested through the date of acquisition.


RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. The cost of developing new software products and enhancements are expensed as research and development costs as incurred because the Company believes that establishment of technological feasibility occurs concurrently with the date of general release of related products.

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED DECEMBER 31, 1999 AND THREE MONTHS ENDED MARCH 31, 2000
                     (INFORMATION AS OF MARCH 31, 2000 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

INTANGIBLE ASSETS

     Intangible assets represent internal use software and are recorded at cost and are amortized over periods ranging from three to five years. Accumulated amortization was approximately DM19,186 at December 31, 1999.

INCOME TAXES

     The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

EARNINGS PER SHARE

     The Company is organized as a GmbH and has no tradable shares. Earnings per share has not been calculated.

COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income," requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. Comprehensive income was equal to net income for all periods presented.

IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment charge has been recorded in any of the periods presented.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and must be applied to instruments issued, acquired or substantively modified after December 31, 1997. The Company does not expect the adoption of the accounting pronouncement to have a material effect on its financial position, results of operations or cash flows.

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED DECEMBER 31, 1999 AND THREE MONTHS ENDED MARCH 31, 2000
                     (INFORMATION AS OF MARCH 31, 2000 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 2: EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures at December 31 consist of:

Equipment, furniture and fixtures......................  DM 309,065
Accumulated depreciation...............................    (206,676)
                                                         ----------
                                                         DM 102,389
                                                         ==========

NOTE 3: BORROWINGS

     The Company has a DM 150,000, secured line of credit with a bank. Borrowings under the line of credit are for working capital requirements and other general corporate purposes and bear an interest rate of 9.5 percent. The credit agreement is secured by the shareholders of the Company. At December 31, 1999, the Company did not have any amounts outstanding under the agreement.

     The Company borrowed DM 59,900 at approximately 6.4 percent in January 1999 to finance the acquisition of an automobile. The term of the financing was for a term of approximately four years. The required reductions in principle in the next three years are as follows:

2000.............................................  DM14,069
2001.............................................    14,994
2002.............................................    18,626
                                                   --------
                                                   DM47,689
                                                   ========

NOTE 4: ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities at December 31, 1999 consisted of the following:

Accrued compensation and related benefits...............  DM362,428
Warranty................................................     50,400
Other...................................................     20,627
                                                          ---------
                                                          DM433,455
                                                          =========

NOTE 5: SHAREHOLDERS' EQUITY (DEFICIENCY)

     The registered capital of the Company amounted to DM 51,000 as of December 31, 1999, of which DM 25,500 has been paid in by the company's shareholders.

     On January 4, 2000, the Company exercised the warrants for shares in PDF Solutions Inc. that were issued on September 17, 1996. At the date the warrants were exercised, the Company paid DM 20,320 for the 249,999 shares. The shareholders of the Company then purchased these warrants from the Company for DM 176,408. The after tax gain related to this related party transaction was recorded as a contribution to additional paid in capital. The additional paid in capital was repaid to the shareholders in March 2000.

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED DECEMBER 31, 1999 AND THREE MONTHS ENDED MARCH 31, 2000
                     (INFORMATION AS OF MARCH 31, 2000 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 6: INCOME TAXES

     Federal corporation income tax is levied at 40 percent and a solidarity surcharge is levied on the federal corporate tax rate. The solidarity tax rate was 5.50 percent in 1999. Upon distribution of retained earnings to shareholders, the corporation tax rate on the distributed earnings is reduced to 30 percent.

     German trade income tax is levied at a rate of approximately 19.7 percent. This tax can be deducted from the corporation tax.

     The significant components of the net deferred tax asset at December 31, 1999 which reflect the tax effects of the Company's temporary differences are as follows:

NET DEFERRED TAX ASSETS -- CURRENT:
Vacation accrual............................................  DM38,102
Warranty accrual............................................    27,004
Deferred revenue............................................     5,358
Other.......................................................     1,665
                                                              --------
                                                                72,129
                                                              --------
NET DEFERRED TAX LIABILITY -- NON-CURRENT:
Capital expenditures reserve................................    21,432
Warrants....................................................     9,722
                                                              --------
                                                                31,154
                                                              --------
Net deferred tax asset......................................  DM40,975
                                                              ========

     The provision for income taxes consists of the following:

Current.........................................  DM145,716
Deferred........................................    (47,839)
                                                  ---------
                                                  DM 97,877
                                                  =========

     The provision for income taxes differs from the amounts computed by applying the Federal corporation income tax rate to income before income taxes, as follows:

Amounts computed by applying Federal statutory rate......  DM112,023    40.0%
Trade tax, net of Federal income taxes...................     31,870    11.4%
Solidarity tax...........................................      3,733     1.3%
Credit for dividend distribution.........................    (49,792)  (17.8)%
Other....................................................         43      --
                                                           ---------   -----
                                                           DM 97,877    34.9%
                                                           =========   =====

                  APPLIED INTEGRATED SYSTEMS AND SOFTWARE GMBH
                 ENTWICKLUNGS-, PRODUKTIONS- UND VERTRIEBS GMBH

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED DECEMBER 31, 1999 AND THREE MONTHS ENDED MARCH 31, 2000
                     (INFORMATION AS OF MARCH 31, 2000 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

NOTE 7: OPERATING LEASES

     The Company leases certain facilities and equipment under noncancelable operating lease arrangements. Rent expense is reflected on a straight-line basis over the term of the lease. Future minimum rental payments at December 31, 1999 under these leases, which expire in the first quarter of 2002, are as follows:

2000............................................  DM112,000
2001............................................    112,000
2002............................................     10,000
                                                  ---------
          Total.................................  DM234,000
                                                  =========

     Total rent expense under all operating leases was approximately DM 91,560 for the year ended December 31, 1999.

NOTE 8: BUSINESS SEGMENT

     The Company operates in one industry segment consisting of developing, distribution, and maintenance for software, computer hardware and technical supply. The company's operations are primarily in Germany.

     The following customers, a German electronics company and PDF Solutions, Inc., accounted for 53% and 33% of the net revenues of the Company in 1999, respectively.

NOTE 9: SUBSEQUENT EVENT

     On April 27, 2000, the Company was acquired by PDF Solutions Inc., a U.S. company, for approximately DM 2,647,375 (US$1,250,000). PDF Solutions provides comprehensive infrastructure technologies and services to improve yield and optimize performance of integrated circuits.

                              PDF SOLUTIONS, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     On April 27, 2000, the Company acquired all of the outstanding common stock of Applied Integrated Systems and Software GmbH ("AISS"), a German company, for $1.25 million, consisting of $995,000 in notes payable and $255,000 in cash. AISS develops software and provides yield management services to the semiconductor industry. The acquisition is accounted for using the purchase method and the Company's consolidated financial statements reflect the results of operations of AISS from the date of acquisition. The aggregate purchase price was allocated to the assets and liabilities acquired based on their fair value at date of acquisition. The total consideration (including costs of acquisition) exceeds the fair value of the net tangible assets and liabilities assumed, based on preliminary estimates as of June 30, 2000, by $2.1 million, which was allocated to acquired technology, employee workforce and goodwill being amortized over a period of four years.

     The accompanying unaudited pro forma consolidated financial statements are presented in accordance with Article 11 of Regulation S-X.

     The accompanying unaudited pro forma consolidated statements of operations give effect to the acquisition of AISS as if it had occurred on January 1, 1999, by consolidating the results of operations of AISS with PDF for the year ended December 31, 1999 and the six months ended June 30, 2000.

     The unaudited pro forma consolidated information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or the financial position of the combined companies.

     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company and AISS.

                              PDF SOLUTIONS, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                                PRO FORMA
                                      PDF         AISS(1)      ADJUSTMENTS    NOTES     PRO FORMA
                                  -----------    ----------    -----------    -----    -----------
Revenue:
  Design-to-silicon yield
     solutions..................  $10,566,597    $1,498,993    $ (486,097)    (2)      $11,579,493
  Gain share....................    1,257,000            --            --                1,257,000
                                  -----------    ----------    ----------              -----------
     Total revenue..............   11,823,597     1,498,993      (486,097)              12,836,493
                                  -----------    ----------    ----------              -----------
Costs and expenses:
  Cost of design-to-silicon
     yield solutions............    4,090,649       575,314      (262,492)    (2)        4,403,471
  Research and development......    3,086,825       278,201      (223,605)    (2)        3,141,421
  Selling, general and
     administrative.............    4,294,521       491,370       525,406     (3)        5,311,297
  Stock-based compensation
     amortization...............       68,282            --            --                   68,282
                                  -----------    ----------    ----------              -----------
     Total costs and expenses...   11,540,277     1,344,885        39,309               12,924,471
                                  -----------    ----------    ----------              -----------
Income (loss) from operations...      283,320       154,108      (525,406)                 (87,978)
Interest income and other.......      105,021        (1,570)      (69,650)    (4)           33,801
                                  -----------    ----------    ----------              -----------
Income (loss) before taxes......      388,341       152,538      (595,056)                 (54,177)
Tax provision (benefit).........      533,087        53,311      (179,812)    (5)          406,586
                                  -----------    ----------    ----------              -----------
Net income (loss)...............  $  (144,746)   $   99,227    $ (415,244)             $  (460,763)
                                  ===========    ==========    ==========              ===========
Pro forma net loss per
  share -- basic and diluted....  $     (0.02)                                         $     (0.05)
                                  ===========                                          ===========
Shares used in computing pro
  forma basic diluted net loss
  per share.....................    9,128,344                                            9,128,344
                                  ===========                                          ===========

See notes to unaudited pro forma consolidated statements of operations.

                              PDF SOLUTIONS, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000

                                           PDF               AISS(1)
                                     SIX MONTHS ENDED    JANUARY 1, 2000     PRO FORMA             PRO FORMA
                                      JUNE 30, 2000     TO APRIL 27, 2000   ADJUSTMENTS   NOTES   ADJUSTMENT
                                     ----------------   -----------------   -----------   -----   -----------
Revenue:
  Design-to-silicon yield
     solutions.....................    $ 5,967,816          $481,508        $ (159,465)    (2)    $ 6,289,859
  Gain share.......................      2,308,000                --                --              2,308,000
                                       -----------          --------        ----------            -----------
     Total revenue.................      8,275,816           481,508          (159,465)             8,597,859
                                       -----------          --------        ----------            -----------
Costs and expenses:
  Cost of design-to-silicon yield
     solutions.....................      2,904,980           205,930           (76,543)    (2)      3,034,367
  Research and development.........      2,242,114            44,457           (82,922)    (2)      2,203,649
  Selling, general and
     administrative................      3,024,722           128,288           175,135     (3)      3,328,145
  Stock-based compensation
     amortization..................      1,692,971                --                --              1,692,971
                                       -----------          --------        ----------            -----------
     Total costs and expenses......      9,864,787           378,675            15,670             10,259,132
                                       -----------          --------        ----------            -----------
Income (loss) from operations......     (1,588,971)          102,833          (175,135)            (1,661,273)
Interest income and other..........         41,321              (331)          (23,216)    (4)         17,774
                                       -----------          --------        ----------            -----------
Income (loss) before taxes.........     (1,547,650)          102,502          (198,351)            (1,643,499)
Tax provision (benefit)............        273,024            29,969           (59,936)    (5)        243,057
                                       -----------          --------        ----------            -----------
Net income (loss)..................    $(1,820,674)         $ 72,533        $ (138,415)           $(1,886,556)
                                       ===========          ========        ==========            ===========
Pro forma net loss per
  share -- basic and diluted.......    $     (0.17)                                               $     (0.18)
                                       ===========                                                ===========
Shares used in computing pro forma
  basic and diluted loss per
  share............................     10,474,269                                                 10,474,269
                                       ===========                                                ===========

See notes to unaudited pro forma consolidated statements of operations.

                              PDF SOLUTIONS, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The following pro forma adjustments have been made to the unaudited pro forma consolidated statements of operations:

     1. Amount translated from DM to US dollars using average annual exchange rates of DM1.836/$ and DM1.998/$ for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.


     2. Reflects the elimination of sales representing research and development services performed by AISS for the Company.


     3. Reflects the amortization of intangible assets totaling $2.1 million based on preliminary estimates as of June 30, 2000 resulting from the acquisition on a straight line basis over four years.

     4. Reflects interest charges on the notes payable issued in connection with the acquisition at the stated interest rate of 7%.

     5. Reflects the reduction of the deferred tax liability recorded in connection with the acquisition of AISS.

                                   *  *  *  *

                           [PDF Solutions, Inc. Logo]

                                [COLOR ARTWORK]

             [The artwork depicts a graphic list of our offerings.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $19,800
NASD filing fee.............................................     8,000
Nasdaq National Market listing fee..........................     *
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Blue Sky qualification fees and expenses....................     *
Transfer Agent and Registrar fees...........................     *
Miscellaneous fees and expenses.............................     *
                                                               -------
  Total.....................................................     *
                                                               =======

---------------
* to be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of our Certificate of Incorporation (Exhibit 3.2 hereto) and Article VI of our Bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among us and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since November, 1995 we have sold and issued the following securities:

     1. On December 4, 1995, we issued 8,750,000 shares of Series A preferred stock to investors for an aggregate cash consideration of $0.40 per share or $3,500,000.

     2. On August 4, 2000, we issued 526,315 shares of Series B preferred stock to investors for an aggregate cash consideration of $9.50 per share or $5,000,000.

     3. From inception through June 30, 2000, we have issued warrants to purchase 249,999 shares of common stock at a price of $0.04 per share. These warrants have been exercised and no warrants remain outstanding.

     4. From our inception through June 30, 2000, we have issued 8,383,525 options and rights to purchase common stock of PDF with a weighted average exercise price of $0.55 per share to a number of our employees, and directors and consultants.

     The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D, or other applicable exemption of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 2 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See exhibits listed on the Exhibit Index following the signature page of this Form S-1, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California on October 11, 2000


                                          PDF SOLUTIONS, INC.

                                          By: /s/ P. STEVEN MELMAN
                                            ------------------------------------
                                              P. Steven Melman
                                              Chief Financial Officer and Vice
                                              President, Finance and
                                              Administration

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                                   TITLE                         DATE
                  ---------                                   -----                         ----

            /s/ JOHN K. KIBARIAN*                 Director, President and Chief       October 11, 2000
---------------------------------------------     Executive Officer (Principal
              John K. Kibarian                         Executive Officer)

            /s/ P. STEVEN MELMAN                Chief Financial Officer and Vice      October 11, 2000
---------------------------------------------        President, Finance and
              P. Steven Melman                 Administration (Principal Financial
                                                     and Accounting Officer)

              /s/ B.J. CASSIN*                              Director                  October 11, 2000
---------------------------------------------
                 B.J. Cassin

             /s/ LUCIO L. LANZA*                            Director                  October 11, 2000
---------------------------------------------
               Lucio L. Lanza

            /s/ DONALD L. LUCAS*                            Director                  October 11, 2000
---------------------------------------------
               Donald L. Lucas

             /s/ KIMON MICHAELS*                            Director                  October 11, 2000
---------------------------------------------
               Kimon Michaels

          *By: /s/ P. STEVEN MELMAN
   ---------------------------------------
              P. Steven Melman
              Attorney-In-Fact

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of PDF Solutions, Inc.

     We have audited the consolidated financial statements of PDF Solutions, Inc. and its subsidiaries (collectively, the "Company") as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated April 3, 2000 (April 27, 2000 as to the first paragraph of Note 2); such consolidated financial statements and report are included elsewhere in the Company's Registration Statement on Form S-1. Our audits also included the consolidated financial statement schedule of PDF Solutions, Inc, listed in Item 16(b). This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 3, 2000

                                  SCHEDULE II
                              PDF SOLUTIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                BALANCE AT     CHARGED TO     DEDUCTIONS/     BALANCE AT
                                               BEGINNING OF    COSTS AND     WRITE-OFFS OF      END OF
                    DATE:                         PERIOD        EXPENSES       ACCOUNTS         PERIOD
                    -----                      ------------    ----------    -------------    ----------
Allowance for doubtful accounts
  June 30, 2000..............................    $144,000       $ 9,000           $--          $153,000
  December 31, 1999..........................    $ 93,000       $51,000           $--          $144,000
  December 31, 1998..........................    $ 53,000       $40,000           $--          $ 93,000
  December 31, 1997..........................    $  2,000       $51,000           $--          $ 53,000

                                 EXHIBIT INDEX


    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     1.1      Form of Underwriting Agreement (subject to negotiation).*
     3.1      Amended and Restated Certificate of Incorporation of PDF
              Solutions, Inc.**
     3.2      Second Amended and Restated Certificate of Incorporation of
              PDF Solutions, Inc. (proposed).**
     3.3      Amended and Restated Bylaws of PDF Solutions, Inc.**
     3.4      Amended and Restated Bylaws of PDF Solutions, Inc.
              (proposed).**
     4.1      Specimen Stock Certificate.*
     4.2      First Amended and Restated Rights Agreement dated August 4,
              2000.**
     5.1      Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered.*
    10.1      Integration Technology Agreement between PDF Solutions, Inc.
              and Philips Semiconductor.+**
    10.2      Integration Technology Agreement between PDF Solutions, Inc.
              and Conexant Systems, Inc.+**
    10.3      Yield Improvement Consulting Agreement between PDF
              Solutions, Inc. and Toshiba Corporation.+**
    10.4      Yield Improvement Consulting Agreement between PDF
              Solutions, Inc. and Philips Semiconductor.+**
    10.5      Yield Improvement Agreement between PDF Solutions, Inc. and
              SONY Corporation.+**
    10.6      Technology Cooperation Agreement between PDF Solutions, Inc.
              and Toshiba Corporation.+**
    10.7      Form of Indemnification Agreement between PDF Solutions,
              Inc. and each of its Officers and Directors.**
    10.8      1996 Stock Option Plan and related agreements.**
    10.9      1997 Stock Plan and related agreements.**
    10.10     2000 Stock Plan and related agreements.**
    10.11     2000 Employee Stock Purchase Plan.**
    10.12     Lease Agreement between PDF Solutions, Inc. and Metropolitan
              Life Insurance Company dated April 1, 1996.**
    10.13     Credit Agreements between PDF Solutions, Inc. and Imperial
              Bank dated July 6, 1999 and August 12, 1999.**
    10.14     Offer letter to P. Steven Melman dated July 9, 1998.**
    10.15     Integration Technology Agreement between PDF Solutions, Inc.
              and Matsushita Electronics Corporation.+
    10.16     Software OEM License Agreement between PDF Solutions, Inc.
              and Cadence Design Systems, Inc.+
    21.1      List of Subsidiaries.**
    23.1      Consent of Deloitte & Touche LLP.
    23.2      Consent of Deloitte & Touche GmbH.
    23.3      Consent of Orrick, Herrington & Sutcliffe LLP (part of
              Exhibit 5.1).*
    24.1      Power of Attorney (see page II-3).**


---------------
*  To be supplied by amendment.

** Previously filed with Registrant's Registration Statement on Form S-1 (File
   No. 333-43192) on August 7, 2000.

+  Confidential treatment requested as to certain portions of this Exhibit.